Execution Version
Exhibit 2.1

ASSET PURCHASE AGREEMENT
by and among
DEL MONTE FRESH PRODUCE COMPANY,
as Buyer,
FRESH DEL MONTE PRODUCE INC.
for the limited purposes set forth herein,
and
THE OTHER PARTIES LISTED AS SIGNATORIES HERETO,
as Sellers
February 6, 2026

i

v

Exhibit B	Escrow Agreement
Exhibit C	Form of Fruit Buyer License Agreement
Exhibit D	Form of Fruit Buyer Transition Services Agreement
Exhibit E	Form of B&S Buyer Transition Services Agreement
Exhibit F	Form of Wind-Down Transition Services Agreement

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT, dated as of February 6, 2026 (this “Agreement”), is made and entered into by and among Del Monte Fresh Produce Company, a Delaware corporation (“Buyer”), Fresh Del Monte Produce Inc., a company incorporated in the Cayman Islands (“Guarantor”), for the limited purposes set forth in Section 7.16 and Section 11.18, and those certain other parties signatory hereto, including Seller Parent (collectively “Sellers” and each entity individually, a “Seller”). Sellers and Buyer are sometimes referred to collectively herein as the “Parties” and individually as a “Party.” Capitalized terms used herein and not otherwise defined herein have the meanings set forth in Article 1.
W I T N E S S E T H:
WHEREAS, on July 1, 2025 (the “Petition Date”), Sellers as debtors and debtors in possession (collectively, the “Debtors”) sought relief under Chapter 11 of Title 11, §§ 101-1330 of the United States Code (as amended, the “Bankruptcy Code”) by filing cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”);
WHEREAS, subject to the terms and conditions set forth in this Agreement and the entry of the Sale Order, the Parties desire to enter into this Agreement, pursuant to which Sellers shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase and acquire from Sellers, all of Sellers’ right, title and interest in and to the Purchased Assets, and Buyer shall assume all of the Assumed Liabilities, and the Parties intend to effectuate the transactions contemplated by this Agreement, upon the terms and conditions hereinafter set forth in a sale authorized by the Bankruptcy Court pursuant to, inter alia, Sections 105 and 363, and/or as applicable Section 1129 of the Bankruptcy Code, in accordance with the other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court, all on the terms and subject to the conditions set forth in this Agreement and subject to entry of the Sale Order;
WHEREAS, Sellers are engaged in the Business (as defined herein) to which this Agreement relates, the B&S Business and the Fruit Business (each as defined herein), and the transaction contemplated by this Agreement is one transaction in a series of transactions contemplated by Sellers in connection with the Chapter 11 Cases and one or more Sellers has entered into or may enter into one or more separate transactions with one or more third party buyers other than Buyer in connection with the sale of the B&S Business (such other buyer, the “B&S Buyer”, and such other transaction, the “B&S Sale Transaction”) and the sale of the Fruit Business (such other buyer, the “Fruit Buyer”, and such other transaction, the “Fruit Sale Transaction”); and
WHEREAS, the Parties’ ability to consummate the transactions set forth in this Agreement is subject to, among other things, the entry of the Sale Order by the Bankruptcy Court.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
ARTICLE 1

DEFINITIONS
SECTION 1.01    Definitions.

(a)    The following terms, as used herein, have the following meanings:
“ABL Agent” means the agent for the ABL Lenders.
“ABL Lenders” means the banks and other financial institutions or entities from time to time parties to the DIP ABL Credit Agreement.
“Accounting Principles” means (i) the principles, practices and methodologies as were used in the preparation of the Management Inventory Report, (ii) the principles, practices and methodologies as were used in the preparation of the Financial Statements and (iii) IFRS; provided that (x) in the event of a conflict between the principles, practices and methodologies as were used in the preparation of the Management Inventory Report and either the principles, practices and methodologies as were used in the preparation of the Financial Statements or IFRS, the principles, practices and methodologies as were used in the preparation of the Management Inventory Report shall control and (y) in the event of a conflict between the principles, practices and methodologies as were used in the preparation of the Financial Statements and IFRS, the principles, practices and methodologies as were used in the preparation of the Financial Statements shall control.
“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.
“Affiliate” means, with respect to any Person, another Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, ownership of more than fifty percent (50%) of the voting securities shall be deemed to be “control” for purposes of this definition. In no event shall Affiliates of any Seller be deemed to include portfolio companies of investment funds managed or advised by Affiliates of such Seller.
“Alternative Transaction” means the sale, transfer or other disposition, directly or indirectly, including through an asset sale, share sale, merger, amalgamation, or other similar transaction, including a plan of reorganization approved by the Bankruptcy Court, or resulting from the Auction, of all or substantially all of the Purchased Assets (other than any Inventory sold or disposed of in the Ordinary Course and, for the avoidance of doubt, any asset designated as an Excluded Asset pursuant to Section 2.02) and the assumption of the Assumed Liabilities, in a transaction or series of transactions with one or more Persons other than Buyer or any of its Affiliates.
“Antitrust Laws” means any applicable antitrust, competition, trade regulation or merger control Laws promulgated by any Governmental Authority.
“Auction” means an auction or auctions, if any, for the sale of Sellers’ assets conducted pursuant to the terms and conditions of the Bidding Procedures Order.
“Back-Up Bidder” shall have the meaning set forth in the Bidding Procedures.
“Bankruptcy and Equity Exception” means any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in any Proceeding in equity or at Law).
“Bidding Procedures” has the meaning set forth in the Bidding Procedures Motion.
“Bidding Procedures Motion” means the Debtors’ Motion for Entry of an Order (I) Approving the Auction and Bidding Procedures in Connection with the Sale of Substantially All of Debtors’ Assets, (II) Authorizing the Debtors to Enter Into the Stalking Horse Purchase Agreement, (III) Scheduling an Auction and Sale Hearing, (IV) Approving the Form and Manner of Notice Thereof, (V) Approving the Sale of Substantially All of the Debtors’ Assets, and (VI) Granting Related Relief [Docket No. 190], dated as of July 20, 2025, filed by Sellers in the Bankruptcy Court.
“Bidding Procedures Order” means the order of the Bankruptcy Court approving the Bidding Procedures Motion [Docket No. 365], entered on August 13, 2025.
“B&S Business” means the business of developing, manufacturing, procuring, marketing, distributing and selling conventional and organic broths and stocks in aseptic packaging and cans under the College Inn and Kitchen Basics brands, as operated by the Sellers as of the date hereof in the United States.

“B&S Buyer Transition Services Agreement” means a Transition Services Agreement, in the form attached hereto as Exhibit E, in favor of the B&S Buyer, with such updates as are mutually acceptable to Buyer and B&S Buyer (consent of each not to be unreasonably withheld, delayed or conditioned).
“Business” means the business of developing, manufacturing, procuring, marketing, distributing and selling packaged food products under the brands DEL MONTE, S&W, JOYBA,

CONTADINA and TAKE ROOT ORGANICS, as conducted by Sellers. For the avoidance of doubt, “Business” excludes: (i) the B&S Business and (ii) the Fruit Business.
“Business Day” any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.
“Business Employee” means an individual who is an employee of a Seller or any of its Affiliates, including those on disability or a leave of absence, whether paid or unpaid, and (a) provides services Primarily for the Business or (b) is included on the Business Employee List (as such list may be updated in accordance with Section 7.05(a)).
“Cash and Cash Equivalents” means all of Sellers’ cash (including petty cash and checks received prior to the close of business on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held.
“Claim” means a “claim” as defined in Section 101 of the Bankruptcy Code.
“Clean Team Agreement” means any clean team or similar agreement entered into from time to time between one or more Sellers and one or more third parties in connection with the potential sale of the Business and the Other Businesses, which establishes a “clean team” and limits access to certain confidential information of Sellers to such clean team in connection with such sale process.
“Closing Date” means the date of the Closing.
“Closing Date Payment” means an amount in cash equal to the sum of (a) $285,000,000 plus (b) Closing Restricted Cash less (c) the Deposit, less (d) Escrow Earnings (as defined in the Escrow Agreement), plus (e) the Wind-Down Amount, less (f) the Venezuelan Tax Escrow remitted to the Escrow Agent in accordance with the Venezuelan Tax Escrow Agreement.
“Closing Restricted Cash” means an amount equal to the Restricted Cash calculated as of the Measurement Time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any Contract that any Seller or any of its Subsidiaries has entered into with any union, works council or collective bargaining agent (“Labor Union”) with respect to terms and conditions of employment of any Business Employees, including any shut-down agreement but not including any agreements covering non-U.S. Business Employees and which either are applicable on an industry-wide basis to Business Employees or which are not individually negotiated by any Seller or any Subsidiary of a Seller.
“Competing Bid” means any bid contemplating an Alternative Transaction.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated August 12, 2025, by and between Del Monte Foods Corporation II, Inc. and Fresh Del Monte Produce Inc.
“Consenting Lenders” has the meaning ascribed to such term in the RSA.
“Contract” means any written contract, agreement, license, sublicense, Lease, sales order, purchase order, instrument, undertaking or legally binding commitment.
“Cure Costs” means, with respect to any Purchased Contract, the Liabilities that must be paid or otherwise satisfied to cure all monetary defaults under such Purchased Contract to the extent required by Section 365(b) of the Bankruptcy Code in connection with the assignment and assumption of such Purchased Contract, as determined pursuant to the process set forth in the Bidding Procedures Order.
“Cut-Off Date” means the earlier of (a) twelve (12) months following the Closing and (b) the closing of the Chapter 11 Cases.
“Deposit” means $28,500,000.
“DIP ABL Credit Agreement” means, as it may be amended, restated, supplemented, or otherwise modified from time to time, that certain Debtor-in-Possession ABL Credit Agreement, dated as of July 2, 2025, by and among Del Monte Foods Corporation II, Inc., as borrower, DM Intermediate II Corporation, as holdings, the lenders from time to time party thereto, as lenders, and JPMorgan Chase Bank, N.A., as administrative agent (together with its permitted successors).
“DIP Credit Agreement” means that certain Super-Priority Senior Secured Debtor-In-Possession Credit and Guaranty Agreement, dated as of July 2, 2025, among the Debtors, the Administrative Agent (as defined therein) and the lenders party thereto.
“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers to Buyer (as supplemented, modified and/or updated pursuant to Section 11.12).
“Employee Liabilities” means all Liabilities of a Seller relating to, arising out of, or resulting from the employment or services, or termination of employment or services, of any employee, including accrued and unused vacation, sick days and paid time off and any workers’ compensation claims against any Seller, irrespective of when such claims arise or are made (whether prior to or after the Closing Date), and in each case including the employer portion of all applicable withholding, payroll and similar Taxes and Seller Plan payments.
“Encumbrance” means any mortgage, lien, pledge, security interest, charge, easement, purchase option, right of first refusal or offer, covenant running with the land, right of way, option, license, title defect or other survey defect and any other similar encumbrance of any kind.
“Environmental Laws” means all applicable Laws concerning or relating to worker/occupational health and safety (solely to the extent related to exposure to Hazardous Materials),

pollution (or the cleanup thereof), protection of the environment, or the use, manufacture, production, removal, cleanup, generation, handling, transportation, treatment, recycling, storage, disposal, distribution, labeling, discharge or release, of any Hazardous Materials.
“Environmental Liabilities” means all Liabilities arising out of or in connection with Environmental Laws, any Permits issued thereunder, and any Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated thereunder, in each case, as amended.
“ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (c) an affiliated service group (as defined under Section 414(m) of the Code) or (d) any group specified in Treasury Regulations promulgated under Section 414(o) of the Code, any of which includes or included any Seller.
“Escrow Agent” means Citibank, N.A., a national banking association.
“Escrow Agreement” means the Escrow Agreement entered into on or prior to the date hereof by and among Buyer, Seller Parent and the Escrow Agent, a copy of which is attached hereto as Exhibit B.
“Excluded Taxes” means, other than Taxes described in Section 2.02(e): any (a) Taxes imposed on or payable by Sellers or their Affiliates (including predecessors of each of the foregoing) for any taxable period without regard to whether such Taxes relate to periods ending on or before the Closing Date or thereafter; (b) liabilities for Taxes relating to the Purchased Assets, the Purchased Entities, the Assumed Liabilities, the Business, or Transferred Employees for any Pre-Closing Tax Period (including, for the avoidance of doubt, any payroll or other employment Taxes deferred by the Seller pursuant to Section 2302 of the CARES Act); (c) Taxes imposed on or with respect to the Excluded Assets or the Excluded Liabilities for any taxable period; (d) Taxes of Sellers for which Buyer or a Buyer Designee is liable as a transferee or successor as a result of the transfer of the Purchased Assets pursuant to this Agreement or otherwise attaching to the Purchased Assets, including any Taxes arising under any bulk transfer laws; and (e) Taxes imposed on Sellers or their Affiliates (including predecessors of each of the foregoing) for the Taxes of any Person (excluding, for the avoidance of doubt, the Purchased Entities) including pursuant to a contract entered into by Sellers or their Affiliates (including predecessors of each of the foregoing) prior to the Closing, or by operation of law by reason of joint or several liability under Treasury Regulations Section 1.1502‑6 (or any similar provision of state, local or non-U.S. Law). For purposes of this Agreement, in the case of any Straddle Period, Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in the manner set forth in Section 7.06(d).
“Final Order” means an Order of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed (other than such modifications or amendments that are consented in writing to by Buyer) and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such Order of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such Order was appealed, or certiorari shall have been denied, or a right to a new trial, stay, reargument or rehearing shall have expired, as a result of which such Order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedures, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such Order, shall not cause an Order not to be a Final Order.
“Finished Inventory” means all finished goods inventory, whether labeled or unlabeled, Primarily used or held for use in the Business, whether or not obsolete or carried on Sellers’ books of account, in each case, with any transferable warranty and service rights related thereto.
“Foreign Direct Investment Laws” means any Law promulgated by any Governmental Authority and designed to regulate direct or indirect foreign investment.
“Fraud” means actual and intentional common law fraud under Delaware law with the intent to deceive by a Party in the making of the representations and warranties set forth in Article 3 or Article 4 of this Agreement by such Party, as applicable (and not with respect to any other representations or warranties). For the avoidance of doubt, any inaccuracy of any representation or warranty shall be determined with regard to, and including, all qualifications and exceptions contained therein (and in the Schedules relating thereto) relating to knowledge, Knowledge of Sellers, materiality, Material Adverse Effect, and all similar qualifications and standards contained within the representations and warranties, as applicable.
“Fruit Business” means the business of developing, manufacturing, procuring, marketing, distributing and selling shelf-stable packaged ambient fruit, namely, apples, pineapples, pears, grapefruits, citrus salads, apricots, peaches, mangos, papayas, mandarin oranges, cherries, and mixed fruits, in the following packaging: cans, jars, plastic cups, plastic pouches, tetrapaks, and sustainable packaging and successor versions of such packaging; also including, namely ambient fruit sauces, under the DEL MONTE® and S&W® brands, the other brands set forth in the Fruit Buyer License Agreement and related trademarks operated by the Sellers as of the date hereof in the United States (including Puerto Rico) and Mexico.
“Fruit Buyer Transition Services Agreement” means a Transition Services Agreement, in the form attached hereto as Exhibit D, in favor of the Fruit Buyer, with such updates as are mutually acceptable to Buyer and the Fruit Buyer (consent of each not to be unreasonably withheld, delayed or conditioned).
“Governmental Authority” means any (a) multinational, tribal, federal, state, municipal, local or other governmental or public department, central bank, court, commission, commissioner, tribunal, board, bureau, agency or instrumentality, domestic or foreign, (b) subdivision or authority of any of the foregoing or (c) regulatory or administrative authority.

“Hazardous Material” means any material, substance or waste (i) that is listed, regulated or otherwise defined as “toxic,” or “hazardous,” a pollutant or contaminant (or words of similar meaning) by any Environmental Law, (ii) the presence of which requires investigation or remediation under any Environmental Law because of its dangerous or deleterious properties or characteristics or (iii) that is petroleum, petroleum constituents or byproducts, lead, urea, formaldehyde, radon gas, mold, asbestos-containing materials, per- and polyfluoroalkyl substances, flammable substances, radioactive materials, pesticides, and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the regulations promulgated thereunder, as amended.
“IFRS” means the International Financial Reporting Standards.
“Indebtedness” of any Person means, without duplication, (a) the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed, and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (but excluding trade accounts payable for goods and services, other accounts payable in each case that are Ordinary Course accrued current liabilities), (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable for goods and services, other accounts payable in each case that are Ordinary Course accrued current liabilities), (c) all obligations of such Person under leases required to be capitalized in accordance with IFRS, (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (e) the liquidation value of all redeemable preferred stock of such Person, (f) all obligations of the type referenced in clauses (a) through (e) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guaranties of such obligations, and (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Encumbrance (other than a Permitted Encumbrance) on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Indirect Capital Gains Tax” means any Taxes on indirect capital gains that are attributable to the indirect transfer of the Purchased Entities pursuant to this Agreement.

“Intellectual Property” means any and all intellectual property of every kind, whether protected or arising under the Laws of the United States or any other jurisdiction, including, but not limited to, all intellectual or industrial property rights in any of the following: (a) all trademarks and service marks, and all registrations, renewals and applications therefor, and all brand names, product names, trade dress, logos, protectable distinguishing guises and indicia of origin, slogans and other similar designations of source or origin and, in each case, all goodwill and all other worldwide rights, title and interest associated with the foregoing, whether registered or not, in any form including abbreviation, derivation, variation, diffusion or otherwise, whether stylized or not stylized, and for all purposes and for all goods, products and services

(collectively, “Trademarks”), (b) plants, methods, techniques, ideas, know-how, research and development, technical data, molds, prototypes, models and designs, programs, materials, specifications, processes, inventions (patentable or unpatentable), patents, and other similar materials and improvements thereto, and all tangible embodiments of the foregoing, and all applications, patents or grants in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, reexaminations, renewals and extensions (collectively, “Patents”), (c) all copyrights (registered or unregistered), works of authorship, and software (including source code, object code, operating systems and specifications), including applications and registrations thereof (collectively, “Copyrights”), (d) all trade secrets, confidential or proprietary business information, including business data bases, data analytics, know-how, techniques, concepts, methods, processes, specifications, product designs, recipes, blue prints, surveys, customer reviews, customer/vendor lists, customer contact information, email lists, data bases, sales plans, formulae, reports, and other proprietary or confidential information and know-how (collectively, “Trade Secrets”), (e) all rights of publicity, (f) all moral and economic rights of authors, inventors, however denominated, (g) all other intellectual property and proprietary rights recognized under the Laws of any applicable jurisdiction and (h) Internet domain names, URLs, Websites, social media accounts and user names (including “handles”) (collectively, “Domain Names”), (i) product packaging and labels, GS1 and UPC codes, (j) plant variety protection certificates and applications therefor (collectively, “PVP Certificates”), and (k) embodiments of any of the foregoing.
“Intellectual Property License” means any license, sublicense, option to license or sublicense, assignment, transfer, coexistence agreement, consent agreement, covenant not to sue or any other Contract entered in to by any Seller or to which any Seller has rights or obligations relating to use of Intellectual Property used in or relating to the Business, including any Contract that (i) contains a settlement of any claims related to any Intellectual Property and (ii) prohibits or restricts in any material respect a Seller’s use of any Purchased Intellectual Property.
“Intellectual Property Related Documentation” shall mean each of the following to the extent existing as of the Closing Date and in Sellers’ possession or control as of the Closing Date: (a) all correct and complete physical and electronic copies of all prosecution files and dockets, registration certificates, litigation files and related opinions of counsel and correspondence relating thereto for all issued, registered and applied-for items of Purchased Intellectual Property, (b) all litigation files to the extent relating to Proceedings brought for the infringement, dilution, misappropriation or other violation of the Purchased Intellectual Property, (c) all books, records, files, ledgers or similar documentation in Sellers’ possession used to track, organize or maintain any of the Purchased Intellectual Property, (d) a list of outstanding maintenance, renewal and prosecution deadlines with respect to the applied-for, registered or issued Purchased Intellectual Property and (e) copies of acquisitions agreements relating to acquisitions of the Purchased Intellectual Property.
“International Trade Laws” means all applicable U.S. and non-U.S. laws, statutes, rules, regulations, judgments, orders (including executive orders), decrees or restrictive measures relating to economic, financial, or trade sanctions, export control, or anti-boycott measures administered, enacted, or enforced by a relevant Sanctions Authority, as well as applicable customs laws.
“Inventory” means Finished Inventory and Unfinished Inventory.
“IRS” means the United States Internal Revenue Service.
“Knowledge of Sellers” means the actual knowledge of the individuals set forth on Section 1.01(a) of the Disclosure Schedules, after reasonable inquiry of their direct reports.
“Law” means any applicable law, treaty, statute, ordinance, code, directive, decree, Order, rule or regulation of any Governmental Authority.
“Lease” means any lease, together with any other subleases and similar agreements under which any Seller leases or occupies, or has the right to use or occupy, any Leased Real Property.
“Leased Real Property” means any real property leased, subleased or which a Seller has the right to occupy as tenant or subtenant, pursuant to a Lease, and is used Primarily in the Business.
“Liability” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.
“Material Adverse Effect” means any change, effect, event, circumstance or occurrence that, individually or in the aggregate, (a) has, or would reasonably be expected to have, a material adverse effect on the Business, the Purchased Assets and the Assumed Liabilities, taken as a whole, or (b) prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents on the terms set forth herein and therein; provided, however, that in the case of clause (a), in no event shall any change, effect, event, circumstance or occurrence that results from or arises out of the following be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Material Adverse Effect: (i) general changes or developments in global or national political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates); (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of terrorism or war, cyber-attacks, civil unrest, regional, national or international emergency, natural disasters, including hurricanes, storms, tornadoes, flooding, earthquakes, volcanic eruptions or similar occurrences, or any acts of God or similar force majeure events; (iii) the failure of the financial or operating performance of any Seller or any of its respective businesses to meet any projections, forecasts, budgets estimates or predictions for any period (it being understood that the underlying cause of such failure to meet such projections, forecasts, budgets, estimates or predictions may be taken into account in determining whether a Material Adverse Effect has occurred); (iv) changes in Laws first proposed or implemented after the date hereof; (v) changes in IFRS or other accounting regulations or principles first proposed after the date hereof; (vi) any global or national health concern, epidemic, disease outbreak or pandemic (including the COVID-19 pandemic); (vii) any Law issued by a Governmental Authority requiring business closures, quarantine or sheltering-in-place or similar restrictions in connection with, or that arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic); (viii) acts taken or not taken (1) at the specific written request of, or with the written consent of, Buyer, or (2) in compliance with the express terms of this Agreement or the Transaction Documents (other than the requirements of Section 5.01 or any other requirement to conduct the Business in the Ordinary Course); (ix) the announcement or pendency of this Agreement or the transactions contemplated hereby (provided that the exception in this clause (ix) shall not apply to that portion of any representation or warranty contained in Section 3.03 to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the announcement or pendency of this Agreement); or (x) the Chapter 11 Cases, including (A) the Auction and any announced liquidation of Sellers or any of their respective assets, (B) any objections in the Bankruptcy Court to this Agreement, the Transaction Documents or any of the transactions contemplated hereby or thereby, the reorganization of Sellers, the Bidding Procedures Order or the assumption or rejection of any Purchased Contract otherwise in compliance with this Agreement, and (C) any Order of the Bankruptcy Court or any actions or omissions of Sellers or their Subsidiaries required to be taken (or not taken) to comply therewith; provided, further, that in the case of clause (i), (ii), (iv), (v), (vi) or (vii), to the extent that any such change, effect, event, circumstance or occurrence is disproportionately adverse to the Business, the Purchased Assets and the Assumed Liabilities, taken as a whole, relative to other similarly situated businesses in the industries in which Sellers and the Purchased Entities operate, then such change, effect, event, circumstance or occurrence may be taken into account in determining whether there has been or will be a Material Adverse Effect.
“Measurement Time” means 12:01 AM in New York, New York on the date that is two (2) Business Days prior to the Closing Date.
“Multiemployer Plan” means a multiple employer plan as described in Section 413(c) of the Code; or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
“Order” means any award, writ, injunction, judgment, order, ruling, decision, subpoena, precept, directive, consent, approval, award, decree or similar determination or finding entered, issued, made or rendered by any Governmental Authority.
“Ordinary Course” means the ordinary course of business of the Business consistent with past practice of the Business.
“Owned Real Property” means any real property owned in fee simple by any Seller that is used Primarily in the Business.
“Parent” means, collectively, Del Monte Pacific Limited, DMPL Foods Limited, or any of its Affiliates (other than Seller Parent and its Subsidiaries) or equity owners.

“Permits” means any franchises, permits, licenses, consents, certificates, clearances, approvals, exceptions, variances, permissions, filings, publications, declarations, notices, waivers, and authorizations, including permits required under Environmental Laws, of or with any Governmental Authority held, used or made by any Seller in connection with the Business, the Purchased Assets or the Assumed Liabilities.
“Permitted Encumbrances” means the following Encumbrances: (a) statutory Encumbrances for current Taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with IFRS to the extent that such Encumbrances are released at the Closing with no Liability to Buyer or its Affiliates; (b) mechanics’, materialmen’s, repairmen’s, workmen’s, construction contractors, landlords, banks (and rights of set off) and other statutory Encumbrances incurred in the Ordinary Course, in each case, for amounts not yet delinquent or that are being contested in good faith and for which adequate reserves have been established in accordance with IFRS to the extent and for which a Seller has not received actual written notice of such Encumbrance; (c) [reserved] (d) with respect to Owned Real Property or Leased Real Property, easements, servitudes, declarations, covenants or rights-of-way, restrictions and similar non-monetary Encumbrances and other minor defects or irregularities in title which do not, individually or in the aggregate, materially impair the use or occupancy of such Owned Real Property or Leased Real Property; (e) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions which do not, individually or in the aggregate, materially impair the use or occupancy of such Owned Real Property or Leased Real Property; (f) Encumbrances that will be released at the Closing with no Liability to Buyer or its Affiliates; (g) rights of counterparties under the Purchased IP License Agreements; (h) rights of third parties under Unassumed IP License Agreements as provided in Section 2.05(f); (i) any interest or title of a lessor or sublessor under any lease which (1) does not interfere in any material respect with the Business or (2) secures any indebtedness for borrowed money or other monetary obligation to the extent, in the case of subclause (i)(2), that such Encumbrances are released at the Closing with no Liability to Buyer or its Affiliates; (j) Encumbrances in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (k) [reserved]; (l) the Encumbrances disclosed on Section 1.01(b) of the Disclosure Schedules; (m) [reserved]; (n) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; and (o) Encumbrances resulting from this Agreement.
“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, unincorporated organization, estate, trust, association, organization or other legal entity or group or Governmental Authority.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and with respect to any Straddle Period the portion thereof beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on the Closing Date and with respect to any Straddle Period, the portion thereof ending on the Closing Date.

“Primarily” means, with respect to any asset or liability, that such asset or liability primarily relates to or is primarily used in the operation of the Business, as applicable, vis-a-vis all Other Businesses of Sellers in the aggregate.
“Proceedings” means any legal, governmental or regulatory suits, proceedings, arbitrations or actions by or before a Governmental Authority related to Liabilities, preference actions and preferential transfers, Contracts, debts, breaches of fiduciary duties, accounts, bills, covenants, agreements, damages, judgments, third-party Claims, counterclaims, and cross-claims, in each case whether reduced to judgment or not reduced to judgment, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, or in law or equity.
“Property Taxes” means real, personal and intangible ad valorem property Taxes that are imposed on a periodic basis.
“Purchased Shared Contract” means those Shared Contracts set forth on Schedule 1.01(d) and others which are reasonably necessary in the reasonable opinion of the Buyers and the Sellers for the provision of the services set forth in the Wind-Down Transition Services Agreement, the B&S Buyer Transition Services Agreement and/or the Fruit Buyer Transition Services Agreement.
“RSA” means the Restructuring Support Agreement, dated as of July 1, 2025, among Sellers, the Consenting Lenders and the Company Parties (as defined therein).
“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement and entry of the Sale Order.
“Sale Order” means an Order by the Bankruptcy Court, in form and substance reasonably acceptable to Buyer and Sellers, among other things, (a) approving this Agreement, (b) authorizing the sale of the Purchased Assets to Buyer pursuant to Section 363 of the Bankruptcy Code, pursuant to the terms and conditions set forth herein, free and clear of any Encumbrances (other than Permitted Encumbrances), (c) authorizing the assumption by, and assignment to, Buyer of the Purchased Contracts and the Assumed Liabilities pursuant to Section 365 of the Bankruptcy Code and (d) authorizing the other transactions contemplated by this Agreement.
“Saleable Inventory” means all Finished Inventory, which is salable in the Ordinary Course of Business, in each case, as set forth in the Management Inventory Report (as updated in accordance with Section 5.01) calculated in accordance with the Accounting Principles.
“Sanctioned Jurisdiction” means a country or territory which is, or during the past five (5) years has been, the subject or target of comprehensive U.S. sanctions.
“Sanctioned Person” means a Person (a) identified on the United States’ Specially Designated Nationals and Blocked Persons List, the United States’ Denied Persons List, Entity List or Debarred Parties List, the United Nations Security Council Sanctions List, the European

Union’s List of Persons, Groups and Entities Subject to Financial Sanctions, the United Kingdom’s Consolidated List of Financial Sanctions Targets, or any other similar list maintained by any Sanctions Authority having jurisdiction over the parties to this Agreement; (b) located, organized or resident in a Sanctioned Jurisdiction or (c) owned, fifty percent (50%) or more, individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clause (a) or (b) above.
“Sanctions Authority” means the United States government, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, any Member State of the European Union and the competent national authorities thereof, the United Kingdom, the Office of Financial Sanctions Implementation of His Majesty’s Treasury, the Export Control Joint Unit of the UK Department of International Trade, and any other relevant governmental, intergovernmental or supranational body, agency or authority with jurisdiction over the parties to this Agreement.
“Seller Parent” means Del Monte Foods Holdings Limited.
“Seller Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) end of service or severance, termination protection, retirement, pension, profit sharing, deferred compensation, phantom, equity or equity-based, health or welfare, employment, independent contractor, vacation, change in control, transaction, retention, bonus or other incentive, fringe benefit, paid time off or similar plan, agreement, arrangement, program or policy, or (iii) other plan, Contract, policy or arrangement providing compensation or benefits, in each case whether or not written, in the case of clauses (i)-(iii), that is sponsored, maintained, administered, contributed to or entered into by any Seller or any Subsidiary of any Seller, for the benefit of any of its current or former Service Providers, or with respect to which any Seller or any Subsidiary of any Seller has any direct or indirect liability.
“Service Provider” means a director, officer, employee or individual independent contractor of the Business.
“Shared Contract” means any Contract entered into between or among a Seller, on the one hand, and an unaffiliated third party, on the other hand, that is used by, benefits, or relates to both the Business and one or more of the Other Businesses, which Shared Contracts include those set forth on Section 1.01(c) of the Disclosure Schedules.
“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, APIs, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.
“Subsidiary” means, with respect to any Person, another Person in which such Person beneficially owns, directly or indirectly, capital stock or other equity securities representing more than fifty percent (50%) of the outstanding voting stock or other equity interests.
“Successful Bidder” shall have the meaning set forth in the Bidding Procedures.

“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.
“Tax” means all federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, escheat, unclaimed property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding tax, profits, lease, service, recording, documentary, filing, permit or authorization, gains, import, export, intangibles, or any other taxes, fees, assessments or charges of any kind whatsoever in the nature of a tax including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, and including (i) any obligation or Liability to pay the Tax of another Person under Law or as a transferee or successor or due to any Tax Sharing Agreement and (ii) any Liability for the payment of any Tax as a result of being a member of a consolidated, combined, unitary or affiliated group that includes any other Person.
“Tax Return” means any report, return, election, extension or similar document (including declarations, disclaimers, notices, disclosures, estimates, claims (including claims for refunds), real property transfer tax returns, information returns, schedules or any related or supporting information) filed or required to be filed with respect to Taxes with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax, including any information return, claim for refund, amended return or declaration of estimated Taxes.
“Tax Sharing Agreements” means all Tax sharing, allocation, indemnification or similar agreements that provide for the allocation, apportionment, sharing or assignment of any Tax Liability.
“Transaction Document” means this Agreement, the Assignment and Assumption Agreements, the Bills of Sale, the Assignment of Provisional Patents, the Assignment of Patents, the Assignment of Trademarks, the Wind-Down Transition Services Agreement, the B&S Buyer Transition Services Agreement, the Fruit Buyer Transition Services Agreement, the Fruit Buyer License Agreement and any other agreements, instruments or documents entered into pursuant to, or as contemplated by, this Agreement.
“Transfer Taxes” means any sales, use, purchase, direct or indirect real property, ad valorem, value added (including VAT), filing, permit or authorization, leasing, license, lease, severance, fixed asset, documentary, stamp, property transfer or gains, registration, intangible, conveyance, recording or similar Tax (including, for certainty, harmonized sales tax and land transfer tax) and any recording costs or fees, however styled or designated, or other similar amounts in the nature of transfer Taxes payable in connection with the sale or transfer of the Purchased Assets contemplated by this Agreement or any other Transaction Document. For the avoidance of doubt and notwithstanding anything to the contrary, Transfer Taxes shall not include any income Taxes, Taxes arising as a result of any bulk transfer laws or any Indirect Capital Gains Tax.
“Treasury Regulations” means the United States income tax regulations, including temporary regulations and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Unfinished Inventory” all inventory other than the Finished Inventory, including raw and packing materials, work-in-progress, supplies, parts and similar items Primarily used or held for use in the Business, whether or not obsolete or carried on Sellers’ books of account, in each case, with any transferable warranty and service rights related thereto.
“Venezuelan Tax Escrow” means an amount, to be determined prior to Closing after consultation with Sellers’ Venezuelan tax advisors and Buyer’s Venezuelan tax advisors, which represents the Sellers’ and Buyer’s good faith estimate of the amount of the Venezuela Tax.
“Venezuelan Tax Escrow Agreement” means the escrow agreement entered into on or prior to the Closing by and among Buyer, Seller Parent and the Escrow Agent whereby Sellers will use the Venezuelan Tax Escrow to pay the Venezuela Tax, if any, with any balance to be dispersed to or for the benefit of Seller Parent.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and all similar state and local Laws.
“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.
“Willful Breach” means a material breach of any covenant or other agreement set forth in this Agreement by a Party that is a consequence of an act or failure to act by such Party with the actual knowledge that the taking of such act or failure to act would cause such a material breach.
“Wind-Down” means the orderly wind down of Sellers following the Closing in accordance with applicable Law (including, for the avoidance of doubt, any proceedings that may be necessary or advisable under Chapter 7 of the Bankruptcy Code).
“Wind-Down Amount” means $10,000,000.
“Wind-Down Transition Services Agreement” means a Wind-Down Transition Services Agreement, in the form attached hereto as Exhibit F.
(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounts Receivables	Section 2.01(j)
Accounts Payable	Section 2.02(g)
Agreement	Preamble
Allocation Methodology	Section 2.07
Allocation Schedule	Section 2.07
Assignment and Assumption Agreements	Section 2.08(a)(i)
Assignment of Patents	Section 2.08(a)(iii)
Assignment of Trademarks	Section 2.08(a)(iii)
Assumed Liabilities	Section 2.02
Avoidance Actions	Section 2.01(m)
B&S Buyer	Recitals
B&S Sale Transaction	Recitals
Balance Sheet Date	Section 3.05(a)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bankruptcy Period	Section 11.05
Bills of Sale	Section 2.08(a)(ii)
Business Employee List	Section 3.15(a)
Business Gross Profit	Section 3.05(b)
Business Permits	Section 3.08(a)
Buyer	Preamble
Buyer Designee	Section 2.01
Buyer Released Parties	Section 7.16(a)
Buyer Releasor	Section 7.16(a)
Buyer Representatives	Section 7.16(a)
Buyer Spin-Off Saver Plan	Section 7.05(b)
Causes of Action	Section 2.01(m)
Chapter 11 Cases	Recitals
Closing	Section 2.08
Closing Statement	Section 2.07
Contract & Cure Update Schedule	Section 2.05(a)
Credit Support Obligations	Section 6.04(a)
Debtors	Recitals
Delayed Purchased Inventory	Section 2.05(c)
Disputed Amount Contract	Section 2.05(d)
Eligible Contract	Section 2.05(a)
Eligible Shared Contract	Section 7.18(a)
End Date	Section 10.01(b)
Enforcement Costs	Section 10.03(c)
Excluded Assets	Section 2.03

Term	Section
Excluded Contracts	Section 2.03(c)
Excluded Liabilities	Section 2.04
Excluded Records	Section 2.03(b)
Excluded Shared Contract	Section 7.18(a)
Extension Period	Section 7.20
Financial Statements	Section 3.05(a)
Fruit Buyer	Recitals
Fruit Buyer License Agreement	Section 2.08(b)(x)
Fruit Sale Transaction	Recitals
Guarantor	Preamble
ICMOSA	Section 7.14
Initial Term	Section 7.21
Insurance Policies	Section 2.03(o)
Interim Financial Statements	Section 3.05(a)
Inventory Location	Section 5.01(a)(i)
Inventory Location Agreements	Section 7.20
Inventory Location Counterparty	Section 7.02(g)
Later Excluded Contract	Section 2.05
Latest Balance Sheet Date	Section 3.05(a)
Management Inventory Report	Section 3.20
Material Contract Amendment	Section 2.05(c)
Material Contracts	Section 3.09(a)
Material Customers	Section 3.19(a)
Material Suppliers	Section 3.19(b)
Newco	Section 2.01
Non-Recourse Parties	Section 11.13
Original Contract & Cure Schedule	Section 2.05(a)
Other Business	Section 7.18(b)
Other Buyer	Section 7.18(a)
Other Inventory Location	Section 7.02(f)
Other Inventory Location Counterparty	Section 7.02(f)
Party or Parties	Preamble
Pension Plan	Section 7.05(c)
Pension Plan Assignee	Section 7.05(c)
Permit Approvals	Section 7.03(b)
Personal Information	Section 3.21(a)
Petition Date	Recitals
Pre-Closing Unremediated Claims	Section 2.01(p)
Privacy Laws	Section 3.21(a)
Privacy Requirements	Section 3.21(a)

Term	Section
Privileged Communications	Section 11.14(a)
Purchase Price	Section 2.05(e)
Purchased Assets	Section 2.01
Purchased Contracts	Section 2.01(a)
Purchased Entities	Section 2.01(q)
Purchased Intellectual Property	Section 2.01(e)
Purchased IP License Agreements	Section 2.01(e)
Purchased Owned Real Property	Section 2.01(b)
Purchased Tangible Assets	Section 2.01(c)
Renewal Period	Section 10.01(b)
Representatives	Section 7.16
Restricted Cash	Section 2.01(i)
Retained Counsel	Section 11.14(a)
Rochelle CBA	Section 2.01(r)
Saver Plan	Section 7.05(b)
Seller or Sellers	Preamble
Seller Group	Section 11.14(a)
Seller Released Parties	Section 7.16(b)
Seller Releasor	Section 7.16(b)
Seller Representatives	Section 7.16(b)
Seller Saver Plan Accounts	Section 7.05(b)
Seller Spin-Off Saver Plan	Section 7.05(b)
Straddle Period	Section 7.06(d)
Surviving Post-Closing Covenants	Section 9.01
Termination Payments	Section 10.03(c)
Transfer Consent	Section 2.05(c)
Transferred Employee	Section 7.05(a)
Updated Management Inventory Report	Section 5.03
Unassumed IP License Agreement	Section 2.05(f)
Venezuela Tax	Section 2.04(m)
Wind-Down Returns	Section 7.06(c)

SECTION 1.02    Construction. In construing this Agreement, including the Exhibits and Schedules hereto, the following principles shall be followed: (a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed unless otherwise specified; (b) except as otherwise set forth herein, references to Articles, Sections, Disclosure Schedules, Schedules and Exhibits refer to the Articles, Sections, Disclosure Schedules, Schedules and Exhibits of this Agreement, which are incorporated in and made a part of this Agreement; (c) a reference to any Person shall include such Person’s successors and assigns; (d) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions; (e) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any Schedule; (f) the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America; (g) unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa; (h) the words “to the extent” shall mean “the degree by which” and not “if”; (i) the word “will” will be construed to have the same meaning and effect as the word “shall,” and the words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive; (j) where a word is defined herein, references to the singular will include references to the plural and vice versa; (k) all references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless Business Days are expressly specified; (l) any reference to any Contract will be a reference to such Contract, as amended, modified, supplemented or waived; (m) any reference to any particular Code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance; (n) references to “written” or “in writing” include in electronic form; (o) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (p) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (q) any period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, and which such period has occurred or expired prior to the date hereof, shall be deemed to refer to such earlier period, even if prior to the date hereof; (r) the word “or” shall not be exclusive; (s) wherever this Agreement contemplates or requires any action, decision, notice, consent, waiver, or other step to be taken or made by multiple Sellers, such action, decision, notice, consent, waiver, or other step may be taken or made by Seller Parent on behalf of all Sellers, and any such action, decision, notice, consent, waiver, or other step taken or made by Seller Parent shall be deemed to have been taken or made by all Sellers for all purposes under this Agreement; and (t) unless the circumstances clearly indicate otherwise, any reference in this Agreement to “Buyer” shall include any Buyer Designee and any NewCo (including in the definition of “Buyer”). For purposes of this Agreement, if any Seller, any Representative thereof or any other Person acting on their behalf posts a document to an online data room (including any “clean team” online data room or any “clean team” room within any online data room) hosted on behalf of Sellers at least two (2)

Business Days prior to the date hereof, such document shall be deemed to have been “delivered”, “furnished” or “made available” (or any phrase of similar import) to Buyer.
ARTICLE 2

PURCHASE AND SALE
SECTION 2.01    Purchase and Sale. Subject to the entry of the Sale Order and upon the terms and subject to the conditions of this Agreement and the Sale Order, on the Closing Date and effective at the time of the Closing, Sellers shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer or one or more entities that are controlled by Buyer or Affiliates of the Buyer (a “Buyer Designee” and any resulting entity once the transaction contemplated by this Agreement is consummated, a “NewCo”), and Buyer shall, and shall cause its Buyer Designees (if any) to make the Closing Date Payment to purchase, acquire and accept from Sellers, free and clear of all Encumbrances (other than Permitted Encumbrances), all of the Seller’s right, title and interest in and to all of the following properties, rights, interests and other tangible and intangible assets of the Seller and other than the Excluded Assets (collectively, the “Purchased Assets”):
(a)    the Contracts set forth on Schedule 2.01(a) (as may be amended pursuant to the terms herein), including the Purchased Shared Contracts (collectively, the “Purchased Contracts”);
(b)    the Owned Real Property set forth on Schedule 2.01(b) (the “Purchased Owned Real Property”), together with any buildings, fixtures and improvements located on or attached to such real property, and all rights arising therefrom, and all tenements, hereditaments, appurtenances and other real property rights appertaining thereto;
(c)    other than an Excluded Asset, all tangible assets Primarily related to the Business, including machinery, equipment, computers, information management systems (including software and hardware related thereto), telephone systems, supplies and other tangible personal property owned by any Seller, and any personal property of a Seller, in each case, located at any Purchased Owned Real Property, any other tangible assets on order to be delivered to any Seller at any Purchased Owned Real Property and the assets set forth on Schedule 2.01(c) (collectively, the “Purchased Tangible Assets”);
(d)    all warranties, indemnities or guaranties from any Person Primarily relating to the Purchased Assets (or a portion thereof);
(e)    all Intellectual Property owned or controlled by Sellers Primarily related to the Business, including the Intellectual Property set forth on Schedule 2.01(e)(i), together with, as applicable, the rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach or default, passing off, unfair competition and/or deceptive trade practices related to the foregoing, and all other related claims and causes of action, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages, but excluding the Intellectual Property described in Section 2.03(i) or set forth on Schedule 2.03(i) (the “Purchased Intellectual Property”), and any existing Contract set forth on or described on Schedule 2.01(e)(ii), pursuant to which Sellers license Purchased Intellectual Property to third parties (the “Purchased IP License Agreements”);
(f)    all Inventory;
(g)    to the extent permitted by applicable Law without the consent of any applicable Service Provider, the rights of Sellers under the non-disclosure or confidentiality, invention assignment, work made for hire, non-compete, or non-solicitation agreements with current or former Service Providers of any Seller to the extent Primarily relating to the Business;
(h)    all Permits Primarily used in the operation of the Business, including those Permits set forth on Schedule 2.01(h) (in each case, to the extent transferable to Buyer pursuant to applicable Law) (the “Purchased Permits”);
(i)    the deposits, credits, prepaid expenses, deferred charges, advance payments, refunds, rights of set-off, rights of recovery, security deposits, prepaid items and duties to the extent Primarily related to the Purchased Assets (including the Purchased Contracts) (“Restricted Cash”);
(j)    all accounts receivable, notes, negotiable instruments and chattel paper owned or held, in each case, to the extent Primarily related to the Business, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, and other amounts receivable from any Person (both third party and intercompany) to the extent Primarily related to the Business, whether or not in the Ordinary Course (“Accounts Receivable”), in each case, relating to the period from and after the Closing;
(k)    all Sellers’ rights, claims and causes of action under any confidentiality, non-competition, non-solicitation or similar agreements entered into by any Seller or any of its representatives in connection with a sale of any Seller, any Purchased Asset or any Assumed Liabilities to the extent Primarily related to the Business;
(l)    the rights against any Person (including (i) customers, suppliers, vendors, lessors, lessees, licensees, or licensors of any Seller and (ii) Buyer, Buyer’s Affiliates, Sellers or Sellers’ Affiliates or any of its or their respective directors, officers, members, partners, shareholders, managers, advisors or representatives) to the extent Primarily related to the operation of the Business, including Proceedings, Claims, counterclaims, defenses, credits, rebates (including any vendor or supplier rebates), demands, allowances, refunds, rights of set off, rights of recovery (including rights to insurance proceeds), rights of subrogation, rights of recoupment, rights under or with respect to express or implied guarantees, warranties, representations, covenants, indemnities, exculpation, advancement, reimbursement of expenses or contract renewal rights and other similar rights, in each case, whether direct or derivative, known or unknown, liquidated or unliquidated, contingent or otherwise; provided that all claims and rights that constitute a claim against any Released Party shall be released by Buyer on the Closing Date;

(m)    all claims and causes of action (collectively, “Causes of Action”) to the extent Primarily related to the Business including, but not limited to (i) any claims that could be asserted derivatively through Sellers with respect to the Purchased Assets, (ii) any avoidance, recovery or causes of action of any Seller with respect to the Purchased Assets, including those arising under Sections 502(d), 542, 544, 545, 547, 548, 549, 550, 551, 553(b) or 724(a) of the Bankruptcy Code or any other avoidance actions under applicable state Law or non-U.S. Law, and the proceeds of such claims and causes of action (such actions, “Avoidance Actions”), (iii) all claims and causes of action of the Debtors’ estates with respect to the Purchased Assets and (iv) to the extent not included in (i)-(iii), all claims or causes of action Primarily related to the Business, including in each case all proceeds thereof; provided that all claims and rights referenced in clauses (i) through (iv) that constitute a claim against any Released Party and all Avoidance Actions against any party shall be released by Buyer on the Closing Date except as otherwise provided in the Sale Order, and provided, further that, notwithstanding anything to the contrary herein, (x) Sellers shall retain the right to assert Causes of Action defensively, including for purposes of setoff, recoupment, objection to claims, reduction, recharacterization, or disallowance under section 502(d) of the Bankruptcy Code, with respect to any Excluded Liabilities or any claims not assumed by Buyer and such Causes of Action shall not be assigned, released, waived, or otherwise impaired with respect to the Sellers’ right to assert such Causes of Action defensively; and (y) Purchased Assets shall not include any preference claims under section 547 of the Bankruptcy Code that the Sellers waived, released, or compromised pursuant to a written agreement or court-approved stipulation entered into in connection with an extension of the deadline to assume or reject (or assume or assign) any lease or executory contract under section 365(d) of the Bankruptcy Code, including any consensual extension or modification agreed with a counterparty to a lease or executory contract;
(n)    the goodwill to the extent related to the Purchased Assets (including the goodwill associated with the Trademarks and other Intellectual Property included in the Purchased Assets);
(o)    other than the Excluded Records, to the extent the following are Primarily related to the Business and that are in the possession of Sellers and/or their Subsidiaries and are reasonably available and transferrable to Buyer, the Seller’s and its Subsidiaries’ current or historical written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies, ledgers, journals, title policies, customer lists, supplier lists, vendor lists, price lists, mailing lists, invoices, shipping records, standard forms of documents, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), all Intellectual Property Related Documentation, marketing documentation (catalogs, sales brochures, flyers, pamphlets, web pages, etc.), consulting materials, opinions and other documents commissioned by or on behalf of any Seller or its Subsidiaries, development, quality control, quality assurance, regulatory, records and other regulatory documents, all personnel and employment records for the Transferred Employees, and other books and records of Sellers and any rights thereto owned by any Seller, in each case whether stored in hard copy form or on electronic, magnetic, optical or other media, and in each case, to the extent Primarily related to the Business, Purchased Assets or Assumed Liabilities;
(p)    subject to the rights of the Sellers’ set forth in Section 6.02, rights of Sellers to bring claims and receive proceeds or benefits relating thereto under the Insurance Policies to the extent such claims (i) relate to acts occurring prior to the Closing, (ii) relate to the Purchased Assets or Assumed Liabilities and (iii) are not addressed or remediated prior to Closing (“Pre-Closing Unremediated Claims”);
(q)    Sellers’ interests in the Persons listed in Schedule 2.01(q) (collectively, the “Purchased Entities”);
(r)    the Collective Bargaining Agreement listed on Schedule 2.01(r) (the “Rochelle CBA”) in accordance with its terms;
(s)    the Pension Plan, and, if applicable, the Seller Spin-Off Saver Plan, together with any applicable funding arrangements relating thereto (including but not limited to all assets, trusts, insurance policies, and administrative services contracts related thereto); and
(t)    the other property and assets set forth on Schedule 2.01(t).
SECTION 2.02    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to, effective at the time of the Closing, assume all liabilities related to the Purchased Assets (other than the Excluded Liabilities), which shall include, for the avoidance of doubt, the following (the “Assumed Liabilities”):
(a)    all Liabilities, including Environmental Liabilities, relating to or arising out of the ownership or operation of the Purchased Assets (including the Owned Real Property ) by Buyer for periods following the Closing other than any Excluded Liabilities, for the avoidance of doubt, any Liabilities arising out of any breach, default, non-performance, facts, events or circumstances occurring prior to the Closing shall be deemed Excluded Liabilities, regardless of whether such Liabilities arise or are asserted prior to or after the Closing;
(b)    all Cure Costs to the extent they have not been paid on or before the Closing;
(c)    all Liabilities with respect to Transferred Employees arising after the Closing other than any Excluded Liabilities, for the avoidance of doubt, any Liabilities arising out of any breach, default, non-performance, facts, events or circumstances occurring prior to the Closing shall be deemed Excluded Liabilities, regardless of whether such Liabilities arise or are asserted prior to or after the Closing;
(d)    all Liabilities of each Seller relating to or arising out of the Purchased Contracts and the Permits that are Purchased Assets, solely after the Closing Date and not to the extent relating to or arising out of any breach or default thereof or other activities on or prior to the Closing Date; provided that the foregoing shall not limit Buyer’s obligation to assume Cure

Costs pursuant to Section 2.02(b) or assume any other Liability necessary to assume such Purchased Contract;
(e)    all Liabilities for Taxes with respect to the Purchased Assets and the Purchased Entities allocable to any Post-Closing Tax Period (other than the Venezuela Tax) and for Transfer Taxes payable by Buyer pursuant to Section 7.06(g);
(f)    all Liabilities (including, without limitation, under the applicable non-disclosure agreements relating to the Business) arising out of, relating to or incurred in connection with the conduct or ownership of the Purchased Assets, in each case from and after the Closing; and
(g)    all accrued trade and non-trade payables of the Business (“Accounts Payable”) relating to the period from and after the Closing;
(h)    all (i) open purchase orders of the Business existing as of the Closing Date (excluding any Liabilities arising out of default or breach thereof by any Seller), (ii) all Liabilities of the Business arising from rebates, returns, recalls, chargebacks, coupons, discounts, failure to supply claims and similar obligations, and (iii) accrued royalties of the Business, provided in each case of clause (i), (ii) and (iii), to the extent (and solely to the extent) incurred in the Ordinary Course and otherwise in compliance with the terms and conditions of this Agreement (including Section 5.01);
(i)    all Liabilities arising under or related to the Rochelle CBA; and
(j)    the other Liabilities set forth on Schedule 2.02(j).
SECTION 2.03    Excluded Assets. Notwithstanding any provision in this Agreement to the contrary, Sellers shall not be deemed to sell, transfer, assign, convey or deliver, and Sellers will retain all right, title and interest to, in and under the following assets, properties, interests and rights of Sellers (whether owned, licensed, leased or otherwise) (the “Excluded Assets”):
(a)    the organizational documents, corporate records and minute books, in each case to the extent solely pertaining to the organization, existence or capitalization of Sellers;
(b)    any (i) records, documents or other information solely to the extent relating to any current or former Business Employee who is not or does not become a Transferred Employee and any materials to the extent containing information about any Business Employee, disclosure of which would violate applicable Law, and (ii) all attorney-client privilege and attorney work-product protection of Sellers or associated with their businesses solely to the extent arising with respect to legal counsel representation of Sellers or their Affiliates or their businesses in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents (such documents described in clauses (i) and (ii), collectively, the “Excluded Records”);

(c)    subject to Section 2.04(a), any Contract that is not a Purchased Contract or a Purchased Shared Contract that is not assumed by Buyer as set forth on Schedule 7.18(b) and any Contracts set forth on Schedule 2.03(c) (collectively, the “Excluded Contracts”);
(d)    all rights, claims or causes of action that accrue or will accrue to any Seller or any of its Subsidiaries pursuant to this Agreement or any of the other Transaction Documents;
(e)    other than the Purchased Entities, all shares of capital stock or other equity interests of any Seller or any Subsidiary of any Seller;
(f)    all Seller employee benefit plans, other than the Pension Plan and the Seller Spin-Off Saver Plan (if applicable) (each an “Excluded Plan”) which shall include (1) all equity incentive and other long-term incentive plans and grants thereunder and, if applicable, any funding arrangements related thereto, (2) any individual employment agreements, (3) all pension plans, together with any applicable funding arrangements relating thereto (including but not limited to all assets, trusts, insurance policies, and administrative services contracts related thereto), and (4) all health care, retirement, and other compensation and employee benefits plans and programs, other than individual employment agreement, together with any funding arrangements relating thereto (including but not limited to all assets, trusts, insurance policies and administration service contracts related thereto), other than the obligation to contribute to any Seller Plan that is a Multiemployer Plan pursuant to the Rochelle CBA assumed under Section 2.02(i) and obligations under Section 7.05;
(g)    all Cash and Cash Equivalents (other than Restricted Cash);
(h)    all proceeds received from the sale or liquidation of any other Excluded Assets;
(i)    all Intellectual Property owned by Sellers other than the Purchased Intellectual Property, including the Intellectual Property set forth on Schedule 2.03(i);
(j)    all real property owned, occupied or used by any Seller, other than the Purchased Owned Real Property;
(k)    all tangible assets, other tangible property and personal property of the Sellers other than the Purchased Tangible Assets, including the assets and property set forth on Schedule 2.03(k);
(l)    all Permits other than Purchased Permits;
(m)    any deposits, escrows, surety bonds or other financial assurances and any cash or cash equivalents securing any surety bonds or financial assurances, in each case, to the extent solely relating to the Excluded Assets or the Excluded Liabilities;
(n)    Sellers’ documents prepared in connection with this Agreement or the transactions contemplated hereby, or relating to the Chapter 11 Cases and any books and records Sellers are required by Law to maintain;

(o)    subject to the rights of the Sellers’ set forth in Section 6.02, all insurance policies relating to the Purchased Assets or the Assumed Liabilities (the “Insurance Policies”), and all rights and benefits of any nature of Sellers with respect thereto other than the Pre-Closing Unremediated Claims;
(p)    all Accounts Receivable relating to the period prior to the Closing;
(q)    all Leased Real Property;
(r)    all assets Primarily related to the B&S Business and the Fruit Business, including the assets set forth on Schedule 2.03(r), other than assets which are Purchased Assets; and
(s)    the other property and assets set forth on Schedule 2.03(s).
SECTION 2.04    Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume, or undertake any contractual obligation hereunder to pay, perform or discharge, or be liable hereunder for, any Liabilities of any Seller, of whatever nature, whether presently in existence or arising hereafter, whether or not related to the Business or the Purchased Assets, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, matured or unmatured, direct or indirect, and however arising, whether existing prior to or on the Closing Date or arising thereafter as a result of any act, omission or circumstances taking place prior to the Closing, other than the Assumed Liabilities, and Sellers shall retain and shall not contractually assign or otherwise transfer to Buyer, any other Liabilities of Sellers (other than the Assumed Liabilities), including the following (collectively, the “Excluded Liabilities”):
(a)    all Liabilities for or in respect of Excluded Taxes;
(b)    all Liabilities arising under any Excluded Contract;
(c)    all Liabilities of Sellers for Indebtedness, including any intercompany Indebtedness among Sellers and between Sellers and Parent;
(d)    all Liabilities of Sellers to Parent;
(e)    all Employee Liabilities other than Liabilities with respect to Transferred Employees arising after the Closing;
(f)    all Liabilities arising out of, relating to or with respect to any Excluded Plan and any Liabilities of Sellers arising out of a breach of fiduciary duty or violation of Law prior to the Closing relating to or with respect to the Pension Plan;
(g)    all Liabilities arising in connection with any violation of any applicable Law (by Sellers) relating to the period prior to the Closing Date;
(h)    all Liabilities of Sellers arising under or pursuant to any Environmental Laws due to Sellers’ ownership, operation, leasing or use of the Purchased Owned Real Property,

in each case, only to the extent arising as a result of any act, omission, or circumstances taking place on or prior to the Closing, whether known or unknown as of the Closing;
(i)    all Liabilities arising out of, relating to or with respect to any Order or Proceeding or threatened Proceeding involving, against or affecting any Purchased Asset or the Business (i) commenced, filed, initiated or threatened in writing as of the Closing or (ii) relating to facts, events or circumstances arising or occurring prior to the Closing, even if instituted after the Closing Date;
(j)    all claims for product liability or under warranties associated with the Business or Purchased Assets or otherwise (whether known or unknown, and whether recorded or reported), relating to facts, events or circumstances arising or occurring before the Closing (including with respect to products manufactured and sold by Sellers prior to the Closing);
(k)    all Liabilities to the extent relating to an Excluded Asset, whether arising prior to or after the Closing Date;
(l)    all Accounts Payable relating to the period prior to the Closing;
(m)    all Tax Liabilities of Del Monte Andina C.A. on income arising from cancellation of indebtedness related to the intercompany note between Del Monte Andina C.A. and a Seller, reduced by any available tax attributes (the “Venezuela Tax”); and
(n)    all other Liabilities of Sellers that are not expressly included as Assumed Liabilities.
SECTION 2.05    Assignment of Contracts and Rights.
(a)    The Debtors shall file a notice of possible assumption and assignment of certain executory contracts and unexpired leases to which the Debtors will annex a list of each Contract of Sellers, Sellers’ good faith determination of whether such Contract is either a Purchased Contract or a Contract that otherwise relates to the Business and is not a Shared Contract or a Contract proposed to be assigned to the B&S Buyer or the Fruit Buyer (each such Contract other than a Purchased Contract, an “Eligible Contract”) and Sellers’ good faith estimate of the amount of Cure Costs applicable to each such Contract (the “Original Contract & Cure Schedule”) and will serve notice on the counterparties to each such Contract in accordance with the Bidding Procedures Order. The Original Contract & Cure Schedule shall (i) identify Buyer and indicate the proposed sale of the Purchased Assets to Buyer (subject to the submission of higher or otherwise better bids in the Auction), and (ii) indicate that Buyer will, if necessary, provide evidence of adequate assurance of future performance at the Sale Hearing; provided that Sellers shall reasonably cooperate with Buyer to the extent necessary to provide any evidence of adequate assurance of future performance. Any counterparty to a Contract included on the Original Contract & Cure Schedule shall have the time period prescribed by the Bidding Procedures Order, or, if no such time period is given, a reasonable amount of time prior to the Auction, to object to the Cure Costs listed on the Original Contract & Cure Schedule and to adequate assurance of future performance. Until thirty (30) days prior to the Closing Date, Sellers may, in their sole discretion, provide Buyer with a schedule that updates (i) any Eligible

Contract (including any new Eligible Contracts to which any Seller becomes a party), (ii) any change in the Cure Cost of any Eligible Contract that was not previously scheduled and/or (iii) corrects any such information (as such schedule may be amended, supplemented or otherwise modified from time to time prior to thirty (30) days prior to the Closing Date in accordance with the terms of this Agreement, the “Contract & Cure Update Schedule”). Sellers shall use commercially reasonable efforts to verify all Cure Costs for each Purchased Contract and Eligible Contract and shall, in consultation with Buyer, use commercially reasonable efforts to establish proper Cure Costs for each Purchased Contract and Eligible Contract prior to the Closing Date. Subject to the terms and provisions of the Bidding Procedures Order, at any time but in any event no later than twenty (20) days prior to the Closing Date, Buyer may, by written notice to Seller Parent, and following good faith consultation with Seller Parent, add any Eligible Contract (including any previously Excluded Contract or any Later Excluded Contract) or eliminate any Contract (including any Lease) related to the Business as a Purchased Contract (any such eliminated Contract, a “Later Excluded Contract”) in accordance with the terms of this Agreement; provided, however, that (1) any Contract (x) that Buyer or any of its Affiliates or any of its or their respective Representatives request that Sellers renew (or otherwise not let lapse) or (y) that would have lapsed but for the prohibition in Section 5.01(b)(iii) may not be a Later Excluded Contract (provided, that the Sellers have advised Buyer of their intent to renew such Purchased Contract that would otherwise of lapsed), (2) in no event shall any Contract that is reasonably necessary for Buyer to provide services pursuant to the B&S Business Transition Services Agreement and/or the Fruit Business Transition Services Agreement be a Later Excluded Contract, (3) in no event shall the Rochelle CBA or the Pension Plan be a Later Excluded Contract and (4) in no event, without the prior written consent of Sellers, shall any Purchased IP License Agreement be a Later Excluded Contract. Automatically upon the addition of any Eligible Contract as a Purchased Contract in accordance with this Section 2.05, such Eligible Contract will constitute a Purchased Asset and will be assigned to Buyer under, and in accordance with the terms of, this Agreement at Closing (and, if applicable, will cease to constitute an Excluded Asset). Automatically upon the elimination of any Contract as a Purchased Contract in accordance with this Section 2.05, such Contract will constitute an Excluded Asset and will not be assigned to Buyer, and no Liabilities arising thereunder or relating thereto shall be assumed by Buyer. The Parties acknowledge and agree that, unless otherwise agreed between the Parties, there will be no reduction in, or increase to, the Purchase Price as a result of any addition of any Eligible Contract as a Purchased Contract or any elimination of any Contract as a Purchased Contract; provided, however, that any such addition or elimination may increase or decrease (as applicable) the extent of the Assumed Liabilities, Purchased Assets or Excluded Contracts.
(b)    Sellers and Buyer shall use commercially reasonable efforts, and Buyer shall cooperate with Sellers, to assign the Purchased Contracts to Buyer; provided, however, that nothing in this Agreement or any Transaction Document shall require Sellers or any of their respective Affiliates to make any material payment (other than as required in the applicable Contract or Permit) or initiate any Action (other than Actions requesting relief from the Bankruptcy Court) to transfer any Purchased Assets.

(c)    Except as to Purchased Contracts assigned pursuant to Section 365 of the Bankruptcy Code, this Agreement shall not constitute an agreement to contribute, transfer, assign or deliver any Purchased Asset or any claim, right or benefit arising thereunder or resulting therefrom if an attempted contribution, transfer, assignment, or delivery thereof without the consent, agreement or approval of a third party or Governmental Authority (each, a “Transfer Consent”), would (x) conflict with, violate, or constitute a breach or default under, any related Contract, (y) cause any third party that provides warehousing, storage, fulfillment, transportation, handling or similar logistics services with respect to Inventory on behalf of Sellers or any counterparty to any Lease and/or other Contract associated with any Inventory Location or Other Inventory Location to refuse to transfer or release Inventory or to allow Inventory to be removed from their Inventory Location or Other Inventory Location, as applicable (“Delayed Purchased Inventory”), or (z) violate any applicable Law. If such Transfer Consent is not obtained or such assignment is not attainable pursuant to Section 365 of the Bankruptcy Code, to the extent permitted and subject to any approval of the Bankruptcy Court that may be required, Sellers and Buyer will reasonably cooperate in a mutually agreeable arrangement (at Buyer’s cost and expense) under which Buyer would obtain the claims, rights or benefits and assume the obligations thereunder in accordance with this Agreement without any further additional consideration; provided, however, that subject to Buyer receiving the claims, rights or benefits of, or under, the applicable Purchased Asset under any such arrangement, from and after the Closing, Buyer shall be responsible (including as it relates to risk of loss) for, and shall promptly pay and perform, all payment and other obligations under such Purchased Asset (all of which shall constitute, and shall be deemed to be, Assumed Liabilities hereunder) to the same extent as if such Purchased Asset had been assigned or transferred at the Closing. For the avoidance of doubt, the failure to obtain any Transfer Consent with respect to any Purchased Asset shall not delay the Closing; provided that, from and after the Closing, Sellers and Buyer shall use commercially reasonable efforts (at Buyer’s cost and expense) to obtain such Transfer Consent with respect to such Purchased Asset, or, with respect to Delayed Purchased Inventory, and subject to Section 7.02(f) and Section 7.20, to obtain such right to transfer, release or remove such Delayed Purchased Inventory. For the avoidance of doubt, Sellers will use their commercially reasonable efforts to transfer or facilitate the transfer all Delayed Purchased Inventory to a location identified by Buyer, at Buyer’s cost and risk, as soon as reasonably practicable after receipt of written instructions and in any event Buyer will transfer or facilitate the transfer of all Delayed Purchased Inventory within 90 days after Closing.
Notwithstanding the foregoing, Sellers’ obligations under this Section 2.05(c) shall not restrict or limit their ability to complete the Wind-Down or otherwise liquidate their estates, in each case, after the Closing, or limit their ability to close the Chapter 11 Cases, after the Closing, other than with respect to the transfer of the Purchased Owned Real Property and the Purchased Intellectual Property. Sellers’ obligations under this Section 2.05(c) shall terminate upon either the Cut-Off Date or, with respect to Delayed Purchased Inventory, the time period set forth in Section 7.02(f) and/or Section 7.20, as applicable; provided that, other than with respect to such Delayed Purchased Inventory, which is the subject of Section 7.02(f) and/or Section 7.20, as applicable, if the Transfer Consent in respect of a Purchased Asset has not been obtained by the Cut-Off Date, then following written notice by Buyer prior to the Cut-Off Date, and with the prior written consent of Sellers, Sellers shall use their commercially reasonable efforts to ensure that Buyer shall (at Buyer’s cost and expense) continue to have the benefit of this Section 2.05(c) following the Cut-Off Date; provided that the obligations of each Seller under this Section 2.05(c) shall expire upon the completion of the Wind-Down of such Seller, other than with respect to the transfer of the Purchased Owned Real Property and the Purchased Intellectual Property. Upon obtaining any such Transfer Consent with respect to the applicable Purchased Asset after the Closing or, with respect to Delayed Purchased Inventory, the transfer, release or removal of such Inventory from the applicable Inventory Location or Other Inventory Location, such Purchased Asset shall promptly be transferred and assigned to Buyer or a Buyer Designee in accordance with the terms of this Agreement, the Sale Order, and the Bankruptcy Code without any further additional consideration; provided, that notwithstanding anything to the contrary contained in this sentence, the Delayed Purchased Inventory shall be automatically transferred and assigned to Buyer or a Buyer Designee upon its transfer, release or removal from the applicable Inventory Location or Other Inventory Location. Prior to the Closing, Buyer may request, in its reasonable business judgment, certain modifications and amendments to (i) any Material Contract with any of the Material Customers or Material Suppliers, in each case, as set forth on Section 3.19(a) or Section 3.19(b) of the Disclosure Schedules and (ii) any other Material Contract to the extent it is not unreasonably burdensome to Sellers, in the case, of clauses (i) and (ii) as a requirement to such Contract being designated as a Purchased Contract (each, a “Material Contract Amendment”). If Buyer requests a Material Contract Amendment, in its reasonable business judgment, Sellers shall present such proposed Material Contract Amendment to the applicable customer, supplier or other contract counterparty and shall reasonably cooperate with Buyer and such customer, supplier, or other contract counterparty in resolving such Material Contract Amendment; provided, that notwithstanding anything to the contrary contained in this Agreement, Buyer agrees and acknowledges that (i) the Closing shall not be conditioned upon the receipt of any such Material Contract Amendment, and (ii) Sellers shall not be in breach of this Section 2.05(c) so long as Sellers shall have used their good faith efforts to perform their obligations under this Section 2.05(c).
(d)    If any Contract requires the payment of Cure Costs in order to be assumed pursuant to Section 365 of the Bankruptcy Code, and such Cure Costs are undetermined on the Closing Date because a non-Seller counterparty to such Contract proposed Cure Costs in an amount that is different from the amount of Cure Costs proposed by Sellers and such difference will not be resolved prior to the Closing Date (each such Contract, a “Disputed Amount Contract”), then Sellers shall provide Buyer, not less than seven (7) days prior to the Closing Date, with a schedule that lists each such Disputed Amount Contract and the amount of Cure Costs that has been proposed by each such non-Seller counterparty; provided that Sellers shall agree to any Cure Costs for any Contract irrevocably designated by Buyer in writing as a Purchased Contract if instructed to do so by Buyer in writing. If Sellers, with the consent of Buyer, and the non-Seller counterparty with respect to any Disputed Amount Contract, are unable to agree on Cure Costs for such Disputed Amount Contract within seven (7) Business Days following the Closing Date, solely upon Buyer’s written request, Sellers shall, at the expense of Buyer, seek to have the amount of Cure Costs related to such Disputed Amount Contract determined by the Bankruptcy Court. Upon final determination of such Cure Costs, Buyer may elect to re-designate such Purchased Contract as an Excluded Contract. If such Purchased Contract is not so re-designated, (x) the applicable Sellers shall promptly take such steps as are reasonably necessary, including, if applicable and reasonably practicable, promptly on delivery of no less than five (5) Business Days’ notice to the non-Seller counterparty to such Contract, to cause such Contract to be assumed by the applicable Seller and assigned to Buyer, including by executing and delivering to Buyer an Assignment and Assumption Agreement with respect to such Purchased Contract, and (y) Buyer shall pay the Cure Costs with respect to such Purchased Contract either (i) concurrently with Sellers’ assumption and assignment thereof to Buyer or (ii) as agreed in writing by Buyer and the applicable counterparty to such Purchased Contract, and execute and deliver to the applicable Sellers an Assignment and Assumption Agreement with respect to such Purchased Contract. Notwithstanding the foregoing, if, following the Closing, it is discovered that a Contract that is an Eligible Contract should have been listed on the Original Contract & Cure Schedule or any Contract & Cure Update Schedule was not so listed, Sellers shall, to the extent Sellers are still debtors-in-possession in the Chapter 11 Cases, promptly following the discovery thereof, notify Buyer in writing of any such Contract and Sellers’ good faith estimate of the amount of Cure Costs applicable to each such Contract (and if no Cure Cost is estimated to be applicable with respect to any such Contract, the amount of such Cure Cost shall be designated for such Contract as “$0.00”), and upon Buyer’s request, use commercially reasonable efforts to take all actions reasonably required to assume and assign to Buyer such Contract, provided that Buyer shall pay the applicable Cure Cost.
(e)    At Closing, pursuant to the Sale Order and the Assignment and Assumption Agreements, Sellers shall assign or cause to be assigned to Buyer (the consideration for which is included in the Purchase Price) each of the Purchased Contracts that is capable of being assigned.
(f)    Sellers shall reject any Contract, other than the Purchased IP License Agreements, pursuant to which Sellers license Purchased Intellectual Property to third parties (each such Contract, an “Unassumed IP License Agreement”). Notwithstanding any other provision of this Agreement, from and after the Closing, Buyer shall (x) be liable to, and shall indemnify, defend and hold harmless each Seller and their respective officers, directors, Affiliates and assigns from and against any and all claims, costs, charges, penalties, demands, losses, liabilities, damages, judgments or fines of whatever nature (other than any claims for rejection damages), arising out of or relating to any Unassumed IP License Agreement following rejection of such Unassumed IP License Agreement under applicable Law, including Section 365(n) of the Bankruptcy Code, and (y) if required under Section 365(n) of the Bankruptcy Code or any other applicable Law be responsible for, perform and discharge all post-rejection obligations of Sellers under any such Unassumed IP License Agreement.
SECTION 2.06    Purchase Price. On the terms and subject to the conditions contained herein, the aggregate consideration for the Purchased Assets (the “Purchase Price”) shall consist of (a) an amount in cash equal to the sum of (i) $285,000,000, plus (ii) Closing Restricted Cash, plus (iii) the Wind-Down Amount, less (iv) the Venezuelan Tax Escrow remitted to the Escrow Agent in accordance with the Venezuelan Tax Escrow Agreement and (b) the assumption of the Assumed Liabilities.
SECTION 2.07    Purchase Price Allocation. The Parties agree to allocate for applicable Tax purposes (and, as applicable, to cause their Affiliates to allocate for Tax purposes) the Purchase Price and any other amounts, in each case, to the extent properly treated as consideration for applicable Tax purposes by the Parties among the Purchased Assets in accordance with the following procedures and, to the extent applicable, in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder. No later than sixty (60) days after the Closing Date, Sellers shall deliver to Buyer a schedule allocating the amounts treated as consideration for U.S. federal income tax purposes (a) among Sellers and (b) among the Purchased Assets and any other assets acquired or deemed acquired in connection with the transactions contemplated hereby (the “Allocation Schedule”), which Allocation Schedule shall in all events be consistent with the applicable principles set forth on Exhibit A attached hereto (the “Allocation Methodology”). The Allocation Schedule shall be deemed final unless Buyer notifies Sellers in writing that Buyer objects to one or more items reflected in the Allocation Schedule within fifteen (15) Business Days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Buyer and Seller Parent shall negotiate in good faith to resolve such dispute and, if any such dispute cannot be resolved within fifteen (15) days from delivery of the notice of disagreement by Buyer to Sellers, such dispute shall be submitted to a mutually agreed nationally recognized accounting firm (provided that the resolution of such dispute shall in all cases be consistent with the Allocation Methodology). The Parties shall file all income Tax Returns reporting the transactions contemplated hereby, including Form 8594 (Asset Acquisition Statement under Code Section 1060), in a manner consistent with the Allocation Schedule and shall not take any position inconsistent therewith upon examination of any income Tax Return, in any income Tax refund claim, in any Action related to income Taxes, or otherwise, in each case, except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of applicable state, local or non-U.S. Law).
SECTION 2.08    Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place via the exchange of documents by mail or electronic delivery services as soon as possible following entry of the Sale Order, on the later of (1) unless waived by Seller Parent in its sole discretion, January 27, 2026, and (2) that date that is four (4) Business Days following the fiscal month end of the month in which all of the conditions set forth in Article 8, or at such other time or place as Buyer and Seller Parent may agree in writing. At the Closing:
(a)    Sellers shall deliver, or cause to be delivered, to Buyer:
(i)    one or more assignment and assumption agreements, each in form and substance reasonably acceptable to both Sellers and Buyer (the “Assignment and Assumption Agreements”), duly executed by each applicable Seller;
(ii)    one or more bills of sale, each in form and substance reasonably acceptable to Buyer (the “Bills of Sale”), duly executed by each applicable Seller;
(iii)    (u) one or more instruments of assignment of Provisional Patents, each in form and substance reasonably acceptable to Buyer (the “Assignment of Provisional Patents”), (v) one or more instruments of assignment of Patents, each in form and substance reasonably acceptable to Buyer (the “Assignment of Patents”), (w) one or more instruments of assignment of Trademarks, each in form and substance acceptable to Buyer (the “Assignment of Trademarks”), (x) one or more instruments of assignment of Copyrights, each in form and substance acceptable to Buyer (the “Assignment of Copyrights”), (y) one or more instruments of assignment of Domain Names, each in form and substance acceptable to Buyer (the “Assignment of Domain Names”) and (z) one or more instruments of assignment of PVP Certificate, each in form and substance reasonably acceptable to Buyer s (the “Assignment of PVP Certificates”);
(iv)    [Reserved];
(v)    a certificate, dated as of the Closing Date, executed by a duly authorized officer of Seller Parent certifying that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;
(vi)    each third party consent, waiver, authorization or approval set forth on Schedule 2.08(a)(vi), each in form and substance reasonably acceptable to Buyer;
(vii)    the Wind-Down Transition Services Agreement, duly executed by the Sellers;
(viii)    a certificate signed by an authorized officer of each Seller, in form and substance reasonably satisfactory to Buyer, certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent thereof) of each Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) that all such resolutions are in full force and effect, and (iii) the names, incumbency and signatures of the officers of each Seller authorized to sign the Transaction Documents to which such Seller is a party; and
(ix)    the Venezuelan Tax Escrow Agreement, duly executed by the Seller Parent and the Escrow Agent.
(b)    Buyer shall deliver, or cause to be delivered, to Seller Parent or to such other Person(s), as applicable:
(i)    the Closing Date Payment by wire transfer of immediately available funds to the account designated by Seller Parent;
(ii)    the Venezuelan Tax Escrow to the Escrow Agent;
(iii)    the Assignment and Assumption Agreements, duly executed by Buyer or the applicable Buyer Designee;
(iv)    the Bills of Sale, duly executed by Buyer or the applicable Buyer Designee;
(v)    the Assignment of Provisional Patents, the Assignment of Patents, the Assignment of Trademarks, the Assignment of Copyrights, the Assignment of

Domain Names, and the Assignment of PVP Certificates, in each case, duly executed by Buyer or the applicable Buyer Designee;
(vi)    a certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer certifying that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;
(vii)    the Wind-Down Transition Services Agreement, duly executed by the Buyer or the applicable Buyer Designee;
(viii)    the B&S Buyer Transition Services Agreement, duly executed by Buyer or the applicable Buyer Designee;
(ix)    the Fruit Buyer Transition Services Agreement, duly executed by Buyer or the applicable Buyer Designee;
(x)    a license agreement in the form attached hereto as Exhibit C, or if mutually agreed by the parties, in a form mutually agreeable to the parties thereto (the “Fruit Buyer License Agreement”) duly executed by Buyer or the applicable Buyer Designee; and
(xi)    the Venezuelan Tax Escrow Agreement, duly executed by the Buyer or the applicable Buyer Designee.
SECTION 2.09    Withholding. Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Buyer is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. Prior to any such withholding, Buyer shall provide Sellers with at least five (5) Business Days’ notice of any such contemplated withholding and shall cooperate with Sellers in obtaining any exemption therefrom or reduction thereof. To the extent that amounts are withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
SECTION 2.10    Deposit. On or prior to the date of this Agreement, Buyer shall deliver an amount equal to the Deposit to the Escrow Agent to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement. The Deposit (together with Escrow Earnings) shall be credited against the Closing Date Payment at the Closing. If this Agreement is terminated for any reason, then the Deposit (together with Escrow Earnings) shall be paid in accordance with Article 10.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the Disclosure Schedules, each Seller hereby jointly and severally represents and warrants to Buyer as of the date hereof and as of the Closing as follows:

SECTION 3.01    Organization and Qualification. Each Seller is duly organized, validly existing and in good standing (where applicable) under the Laws of its respective jurisdiction of formation or organization and, subject to the provisions of the Bankruptcy Code, has requisite power and authority to own, lease and operate the Purchased Assets and to conduct the Business as currently conducted, except in the case of good standing, where the failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Each Seller is duly qualified to do business and is in good standing (where applicable) as a foreign entity in each jurisdiction where such qualification is required for the ownership or operation of the Purchased Assets and the Business, except for failures to be so qualified or to be in such good standing as would not, individually or in the aggregate, have a Material Adverse Effect.
SECTION 3.02    Authorization; Execution and Delivery; Enforceability. The execution, delivery and performance of this Agreement and each other Transaction Document to which each Seller is a party and the consummation of the transactions contemplated hereby and thereby have been, or prior to the Closing will be, duly authorized by all necessary corporate (or equivalent) power or other action on the part of such Seller. Each Seller has all necessary corporate (or equivalent) power and authority to execute and deliver this Agreement and each other Transaction Document to which such Seller is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Subject to entry of the Sale Order and any other Order necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents, this Agreement has been, and at or prior to the Closing, each other Transaction Document to which each Seller is a party will be, duly and validly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the other Parties and the entry of the Sale Order, this Agreement constitutes, and each other Transaction Document (when duly and validly executed and delivered) will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.
SECTION 3.03    Noncontravention; Consents and Approvals.
(a)    Except as set forth on Section 3.03(a) of the Disclosure Schedules, neither the execution and delivery by Sellers of this Agreement and each other Transaction Document to which any Seller is a party, nor the consummation of the transactions contemplated hereunder or thereunder, will, subject to entry of the Sale Order, (i) conflict with or result in a breach of the organizational documents of any Seller, (ii) violate any Law or Order to which any Seller, the Business or any of the Purchased Assets may be subject, or (iii) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice under, any Material Contract, after giving effect to the Sale Order and any applicable Order of the Bankruptcy Court authorizing the assignment and assumption of any such Material Contract hereunder or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any Purchased Asset, except, in the case of clause (ii) or (iii), for such conflicts, breaches, defaults, rights or failures to give notice as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Except for (i) the entry of the Sale Order, (ii) compliance with any applicable requirements of the HSR Act, any other Antitrust Laws, or any Foreign Direct Investment Laws, (iii) the Permit Approvals and (iv) as set forth on Section 3.03(b) of the Disclosure Schedules, no consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of any Seller in connection with the execution and delivery of this Agreement or any other Transaction Document which any Seller is a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of transactions contemplated hereby or thereby or any other action by any Seller contemplated hereby or thereby (with or without notice or lapse of time, or both), except for such consents, waivers, approvals, Orders, authorizations, declarations, filings or notifications, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    To the Knowledge of Sellers, the Sellers have in good faith allocated the material assets of the Sellers, so that the material Purchased Assets will not be conveyed to B&S Buyer or Fruit Buyer, subject to the B&S Business Transition Services Agreement and/or the Fruit Business Transition Services Agreement, the Fruit Buyer License Agreement, the Excluded Assets and Sections 7.02, 7.07 and 7.19 of this Agreement.
SECTION 3.04    Purchased Entities.
(a)    Section 3.04 of the Disclosure Schedules sets forth, with respect to the Purchased Entities, (i) the name, (ii) the jurisdiction of formation or organization, (iii) the authorized, issued and outstanding equity interests and (iv) each owner of record of the equity interests of the Purchased Entities. Except as would not be material to the Business taken as a whole or as would not prevent, or would not reasonably be expected to prevent, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to be consummated at the Closing, the equity interests of the Purchased Entities have been duly authorized and validly issued, are fully paid and non-assessable (where applicable) and have not been issued in violation of any preemptive rights, rights of first offer, rights of first refusal or similar rights, and are owned beneficially, of record and with good and valid title by the applicable Seller as set forth on Section 3.04 of the Disclosure Schedules, free and clear of any Encumbrances (other than Permitted Encumbrances).
(b)    Section 3.04(a) of the Disclosure Schedules sets forth, with respect to the Purchased Entities, any Subsidiary or any other Person in which the Purchased Entities owns, of record or beneficially, any direct or indirect equity or similar interests.
(c)    Except as would not be material to the Business taken as a whole, none of the Purchased Entities is under any obligation, or is bound by any Contract (other than the organizational documents of the Purchased Entities) pursuant to which such Purchased Entity may become obligated to, (i) declare, make or pay any dividends or distributions, whether current or accumulated or due or payable or (ii) make any loan to, investment in, or capital contribution to, any Person. There are no outstanding options, warrants, calls, rights, subscriptions, arrangements, claims, commitments (contingent or otherwise) or any other agreement or Contract to which such Purchased Entity is a party, or is otherwise subject, that requires the issuance, sale or transfer of any additional shares of capital stock or other equity securities of any of the Purchased Entities convertible into, exchangeable for or evidencing the right to subscribe for or purchase capital stock or other equity securities of such Purchased Entity. None of the Sellers nor any of the Purchased Entities is a party, or is otherwise subject, to any voting trust or other voting agreement with respect to the equity interests of any of the Purchased Entities or to any agreement or Contract relating to the issuance, sale, redemption, transfer, acquisition, disposition or registration of the equity interests of such Purchased Entity, other than Contracts with the Buyer or one of its Affiliates.
SECTION 3.05    Financial Statements; No Undisclosed Liabilities.
(a)    True and complete copies of the audited consolidated balance sheet of Sellers as of April 28, 2024 (the “Balance Sheet Date”), and the related audited consolidated statements of results of operations and cash flows of Sellers, together with all related notes and schedules thereto (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of Sellers as of April 27, 2025 (the “Latest Balance Sheet Date”) and the related consolidated statements of results of operations and cash flows, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached as Section 3.05(a) of the Disclosure Schedules. Except as set forth in Section 3.05(a) of the Disclosure Schedules, each of the Financial Statements and the Interim Financial Statements (i) have been prepared in accordance with the books and records of Sellers in all material respects, (ii) have been prepared in all material respects in accordance with IFRS (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Sellers as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes thereto throughout the periods covered thereby that, in each case, would not reasonably be expected to, individually or in the aggregate, be material to Sellers, taken as a whole.
(b)    True and complete copies of management’s good faith determination of gross profit of each of the business units that comprise the Business for the twelve (12) months ended April 28, 2024 and for the twelve (12) months ended April 27, 2025 (collectively, the “Business Gross Profit”) are attached as Section 3.05(b) of the Disclosure Schedules. Except as set forth in Section 3.05(b) of the Disclosure Schedules, the Business Gross Profit has been prepared in accordance with the books and records of Sellers pertaining to the Business in all material respects.
(c)    Except as set forth in the Financial Statements, the Interim Financial Statements or Section 3.05(c) of the Disclosure Schedules, since the Latest Balance Sheet Date, Sellers do not have any liability or obligation of any nature arising out of, relating to or affecting the Purchased Assets that is an Assumed Liability, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by IFRS to be reflected in a consolidated balance sheet of the Business or disclosed in the notes thereto, except for liabilities and obligations (i) incurred in the Ordinary Course since the Latest Balance Sheet Date, (ii) that were incurred as a result of actions taken or refrained from being taken (A) pursuant to the express terms of this Agreement or the other Transaction Documents or (B) at the express prior written request of Buyer, or (iii) that are not, individually or in the aggregate, material to the Business, taken as whole.
(d)    The books of account and financial records of Sellers pertaining to the Business are true and correct in all material respects.
SECTION 3.06    Title to and Sufficiency of Purchased Assets. Except as would not be material to the Business taken as a whole, or as set forth on Section 3.06(a) of the Disclosure Schedules, Sellers have good and valid title to, valid leasehold interests in, or other valid right to use, all of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances) and, at the Closing, subject to the Sale Order, obtaining any Transfer Consent, Sellers will transfer, convey and assign good and valid title to, valid leasehold interests in, or other valid right to use, the Purchased Assets (including record and beneficial ownership of the equity interests of any of the Purchased Entities) free and clear of all Encumbrances (other than Permitted Encumbrances). All tangible assets and other tangible property included in the Purchased Assets are in good and serviceable condition, ordinary wear and tear excepted, are free from material defects, have been maintained in accordance with normal industry practice and are in suitable operating condition for the purposes for which they are used by Sellers in the Business. Except as set forth on Section 3.06(b) of the Disclosure Schedules, the Purchased Assets, collectively with the Excluded Assets, the Shared Contracts, any Later Excluded Contract, any asset, property or right owned directly by the Purchased Entities, and any asset, permit, claim or right not transferred pursuant to Section 2.04(a) collectively constitute all of the material assets, properties and rights Primarily used or held for use in the operation of the Business in the Ordinary Course.
SECTION 3.07    Litigation. Except as set forth on Section 3.07 of the Disclosure Schedules, there are no Proceedings pending, or, to the Knowledge of Sellers, threatened against any Seller, the Purchased Entities, the Purchased Assets, the Assumed Liabilities or the Business, or any Order outstanding, which, in each case, would adversely affect the ability of any Seller to enter into this Agreement or to consummate the transactions contemplated hereby or otherwise would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.08    Permits; Compliance with Laws.
(a)    Sellers are in possession of all Permits necessary for Sellers to own, lease and use the Purchased Assets as currently owned, leased or used and to carry on and operate the Business as currently conducted (“Business Permits”), except where the failure to possess such Permit, individually or in the aggregate, has not been, and would not reasonably be expected to be material to the Business, taken as a whole. Section 2.01(g) of the Disclosure Schedules is a true, correct and complete list of all material Business Permits.
(b)    Except as set forth in Section 3.08(b) of the Disclosure Schedules, (i) all Business Permits held by Sellers are valid and in full force and effect, except where such failure to be valid or in full force and effect would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole, (ii) Sellers are, and in the last three (3) years have been, in compliance with the terms of all Business Permits except where the failure to comply with the terms of such Business Permit would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole, and there are no Proceedings pending or, to the Knowledge of Sellers, threatened that seek the revocation, cancellation, suspension, failure to renew or adverse modification of any Business Permits or that would reasonably be expected to result in the imposition of a substantial fine, forfeiture, or civil penalty against any Seller except as would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole, (iii) Sellers have timely filed applications to renew all Business Permits other than any failure to timely file to renew that would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole and no Governmental Authority has commenced, or given written notice to Sellers that it intends to commence, any Proceeding to revoke, or suspend, rescind, modify or not renew, or to impose any adverse condition on, any Business Permit, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole and (iv) all reports and filings required to be filed with any Governmental Authority by Sellers with respect to any Business Permit have been timely filed, and all regulatory fees, contributions and surcharges required to be paid by Sellers with respect to the Business Permits have been timely paid, except, in each case, where such failure to be filed or paid have now been remedied or would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole.
(c)    Sellers are in compliance with applicable Laws with respect to the Business, the Purchased Assets and the Assumed Liabilities, except where any non-compliance, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. No Seller has received any written notice from any Governmental Authority relating to violations or alleged violations of, failure to comply with or defaults under, any Law, Order or Permit, in each case, with respect to the Business, the Purchased Assets and the Assumed Liabilities, except where any non-compliance or default, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.
SECTION 3.09    Material Contracts.
(a)    Section 3.09(a) of the Disclosure Schedules sets forth a true, correct and complete list of the following Purchased Contracts (other than with respect to purchase orders) as of the date hereof (the “Material Contracts”) (and Sellers shall have made available to Buyer true, correct and complete copies of all such Material Contracts, together with all amendments, modifications or supplements thereto but excluding, in any event, any purchase orders entered into by any Sellers in the Ordinary Course):
(i)    any partnership, joint venture or strategic alliance Contract with any other Person;
(ii)    any Contract relating to any options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other agreements or arrangements with respect to any equity securities of the Purchased Entities;

(iii)    any Contract relating to the mortgage or pledge of, or otherwise creating an Encumbrance (other than a Permitted Encumbrance) on, any of the Purchased Assets in each case, other than (x) intercompany Indebtedness amongst Sellers or (y) Indebtedness which will be fully discharged under the Bankruptcy Code;
(iv)    any Contract relating to the acquisition or disposition of any business for consideration in excess of $1,000,000 (whether by merger, sale of stock, sale of assets or otherwise) (A) entered into in the last three (3) years or (B) pursuant to which any material earn-out, indemnification or deferred or contingent payment obligations remain outstanding (in each case, excluding for the avoidance of doubt, purchase of inventory or equipment in the Ordinary Course);
(v)    any Lease with respect to the Leased Real Property;
(vi)    any Contract for the lease of personal property (tangible or intangible) to or from any Person providing for lease payments in excess of $500,000 per annum;
(vii)    any Contract with any Material Customer;
(viii)    any Contract with any Material Supplier;
(ix)    any Contract with any Governmental Authority;
(x)    any Contract that (A) prohibits or limits in any material respect the freedom of the Business to compete in any line of business with any Person or in any geographic area, (B) contains exclusivity obligations or restrictions that restricts the Business or (C) grants any right of first refusal or right of first offer obligations or restrictions to any Person in a manner that restricts the Business;
(xi)    any Contract to which any Seller is a party (A) pursuant to which any Seller is granted a right to use any third party Intellectual Property that is material to the Business, taken as a whole, other than non-exclusive licenses for commercially available or off-the-shelf software or software entered into by Sellers in the Ordinary Course, invention assignment or employment-related agreements (B) pursuant to which any Seller grants a third party the right to use any Purchased Intellectual Property that is material to the Business, taken as a whole, other than any Contract with any customer, supplier or end user of any Seller’s products or services which is entered into in the Ordinary Course or any agreement which contains an incidental trademark license to use such Seller’s Trademarks, (C) that contains a settlement of any claims related to any Intellectual Property that is material to the Business, taken as a whole and (D) which prohibits or restricts in any material respect a Seller’s or the Purchased Entities’s use of any Purchased Intellectual Property; and
(xii)    any Contract with any Business Employee as of the date hereof that includes base annual compensation in excess of $200,000 that is not terminable at-

will on no more than thirty (30) days’ advance notice and includes no severance-type benefits, and any Contract that grants any severance or post-termination payments to any Business Employee pursuant to which such Seller is or may become obligated to incur any bonus or compensation obligations as a result of or related to the consummation of the transactions contemplated by this Agreement (other than offer letters for at-will employees entitling such employees to no severance pay upon termination).
(b)    With respect to each Contract set forth on Section 3.09(a) of the Disclosure Schedules that are not Excluded Assets or Later Excluded Contracts, (i) assuming payment of the Cure Costs, such Contract is in full force and effect and constitutes the legal, valid and binding of the Seller party thereto and, to the Knowledge of Sellers, the counterparty thereto, enforceable against such Seller and, to the Knowledge of Sellers, the counterparty thereto in accordance with its terms and conditions, subject to the Bankruptcy and Equity Exception, subject to any such Contract that terminates in accordance with its terms before the Closing and except as would not be material to the Business taken as a whole, (ii) neither the Seller party thereto nor, to the Knowledge of Sellers, the counterparty thereto is in material breach or default thereof and (iii) no Seller and, to the Knowledge of Sellers, no counterparty thereto, has commenced any Proceeding against any other party to such Contract or given or received any written notice of any breach or default under such Contract that has not been withdrawn or dismissed, except, in the cases of clauses (ii) and (iii), for breaches or defaults (A) caused by or resulting from the Chapter 11 Cases, (B) except for any such Contracts listed on Section 3.03(a) of the Disclosure Schedules for which consent is not received or notice is not provided prior to Closing, (C) which will be cured as a result of the payment of the applicable Cure Costs, or (D) which are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole.
SECTION 3.10    Intellectual Property.
(a)    Section 3.10(a) of the Disclosure Schedules contains a complete and accurate list of all issued Patents and pending patent applications constituting Purchased Intellectual Property, including name, patent number and issuance date. All of the issued Patents set forth on Section 3.10(a) of the Disclosure Schedules are subsisting and in full force and effect. Except as set forth on Section 3.10(a) of the Disclosure Schedules, all necessary maintenance and renewal documentation and fees in connection with such Patents have been timely filed with the appropriate authorities and paid in all material respects.
(b)    Section 3.10(b) of the Disclosure Schedules contains a complete and accurate list of all registered and applied-for Trademarks constituting Purchased Intellectual Property, including for each the applicable trademark or service mark, application number, filing date, trademark registration number and registration date, as applicable. All of the material registered Trademarks set forth on Section 3.10(b) of the Disclosure Schedules are subsisting and in full force and effect. There are no material pending oppositions, invalidation or cancellation proceedings pending against any Seller involving such Trademarks.
(c)    Section 3.10(c) of the Disclosure Schedules contains a complete and accurate list of all registered Copyrights constituting Purchased Intellectual Property, including title, registration number and registration date. To the Knowledge of Sellers, all of the registered Copyrights set forth on Section 3.10(c) of the Disclosure Schedules are in full force and effect. There are no pending oppositions, invalidation or cancellation proceedings against any Seller involving such Copyrights.
(d)    Sellers exclusively own all right, title and interest in and to the Purchased Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances and have the right to convey all rights in the Purchased Intellectual Property subject to the Permitted Encumbrances. All registered or issued Purchased Intellectual Property is subsisting and, to the Knowledge of Sellers, valid and enforceable, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Other than the Excluded Assets, the Shared Contracts, any Later Excluded Contracts, and any asset, permit, claim or right not transferred pursuant to Section 2.05 and except as would not be material to the Business, the Purchased Intellectual Property, together with all Intellectual Property licensed pursuant to the Purchased Contracts, constitutes all Intellectual Property rights used in or otherwise necessary for the conduct of the Business as currently conducted.
(e)    To the Knowledge of Sellers, the conduct of the Business are not infringing, misappropriating or otherwise violating, and in the past three (3) years have not infringed, misappropriated or otherwise violated, any Intellectual Property of any third party, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business. To the Knowledge of Sellers, no Person is infringing or misappropriating any Purchased Intellectual Property in a manner that would reasonably be expected to be material to the Business. Except as set forth on Section 3.10(e) of the Disclosure Schedules, there is no pending dispute, including any pending Proceeding and there is no threatened Claim against any Seller, with respect to (i) the Purchased Intellectual Property, challenging the ownership, validity or enforceability of any such Purchased Intellectual Property or (ii) any Purchased Contract pursuant to which any Seller receives a license or other right under any Intellectual Property of any other Person, challenging any Seller’s rights under such Purchased Contract, the enforceability of such Purchased Contract, or any Seller’s compliance with the terms and conditions of such Purchased Contract, and in each case (i) and (ii), to the Knowledge of Sellers, there exists no reasonable basis for any such claim. Except as set forth on Schedule 3.10(d) of the Disclosure Schedules, in the three (3)-year period prior to the date of this Agreement no Sellers have not received service of process or been charged in writing as a defendant, in the three (3)-year period prior to the date of this Agreement, in any Proceeding that alleges that any of the Purchased Intellectual Property infringes any intellectual property right of any Person, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business.
(f)    Sellers and their Affiliates have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets and confidential information included in the Purchased Intellectual Property, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

SECTION 3.11    Real Property.
(a)    Section 3.11(a) of the Disclosure Schedules sets forth a true, correct and complete list of all Owned Real Property by street address and/or parcel identification number. Sellers have fee simple title to the Owned Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances). To the Knowledge of Sellers, except as set forth on Section 3.11(a) of the Disclosure Schedules, none of the Owned Real Property is subject to any lease or grant to any Person of any right to the use, purchase or occupancy of such Owned Real Property (or any portion thereof) that would materially impair the use of the Owned Real Property, as currently used, in the operation of the Business.
(b)    Section 3.11(b) of the Disclosure Schedules sets forth a true, correct and complete list of all Leased Real Property by street address and/or parcel identification number. Sellers have valid leasehold or sublease interest relating to the Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances). To the Knowledge of Sellers, except as set forth on Section 3.11(b) of the Disclosure Schedules, none of the Leased Real Property is subject to any sublease or grant to any Person of any right to the use or occupancy of the Leased Real Property (or any portion thereof) that would materially impair the use of the Leased Real Property, as currently used, in the operation of the Business.
SECTION 3.12    Environmental Matters.
(a)    Sellers are in compliance with all applicable Environmental Laws with respect to the Purchased Assets, the Owned Real Property and the Leased Real Property, except in any such case where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of Sellers, no Seller has received any written notice regarding any material violation of, or Liability under, Environmental Law relating to the Purchased Assets, the Owned Real Property or the Leased Real Property arising under Environmental Law, other than any such notice that has now been resolved. No Seller has received notice of any material outstanding Orders issued to any Seller, or any Proceedings pending, or to the Knowledge of Sellers, threatened, relating to compliance with or Liability under any Environmental Law affecting the Purchased Assets, the Owned Real Property or any Leased Real Property.
(b)     Except as set forth on Section 3.12(b) of the Disclosure Schedules, there are no outstanding Orders or any pending or, to the Knowledge of Sellers, threatened Proceedings involving the Business or the Purchased Assets, in each case, under or relating to any Environmental Laws.
(c)    Sellers shall have made available to Buyer all Phase I and Phase II reports in any Seller’s possession with respect to any of the applicable Purchased Assets, including the Owned Real Property and the Leased Real Property.
SECTION 3.13    Taxes.
(a)    All income and other material Tax Returns required to be filed relating to the Purchased Entities, the Purchased Assets, the Business or the Assumed Liabilities have been timely filed with the appropriate Governmental Authority. Such Tax Returns are true, correct, and complete in all material respects and have been prepared in compliance with all applicable

Laws. No Seller nor any of the Purchased Entities is currently the beneficiary of any extension of time within which to file any Tax Return relating to such Purchased Entity, the Purchased Assets, the Business or the Assumed Liabilities (other than extensions granted automatically under applicable Law). All material Taxes (whether or not reflected on such Tax Returns) relating to the Purchased Assets, the Purchased Entities, the Business or the Assumed Liabilities required to be paid have been timely paid in full.
(b)    Except as set forth on Section 3.13(b) of the Disclosure Schedules, no Claims, audits, actions, suits, proceedings, examinations or investigations with respect to any Taxes have been asserted, no material Taxes have been assessed and no proposals or deficiencies for material Taxes, in each case (i) against any Seller relating to the Purchased Assets, the Assumed Liabilities or the Business, or (ii) against the Purchased Entities are being asserted, proposed or, to the Knowledge of Sellers, threatened by any Governmental Authority.
(c)    No Claim has been made in the past three (3) years by a Governmental Authority that Tax Returns of a certain type involving a material amount of Tax are required to be filed in relation to the Purchased Assets, the Purchased Entities or the Assumed Liabilities in a jurisdiction where no such Tax Returns of that type are currently filed.
(d)    No agreement or waiver extending the period for assessment, reassessment or collection of any material Taxes relating to the Purchased Assets, the Assumed Liabilities, the Purchased Entities or the Business has been executed or filed with any Governmental Authority. None of the Purchased Entities have waived any statute of limitations in respect of Taxes which waiver is still in effect or agreed to any extension of time with respect to an assessment or deficiency for Taxes which extension is still in effect (other than pursuant to extensions of time to file Tax Returns duly obtained in the Ordinary Course).
(e)    No Encumbrances for Taxes (other than Permitted Encumbrances) exist with respect to any of the Purchased Assets.
(f)    None of the Purchased Entities is, nor has it ever been, a member of an affiliated group of corporations filing a consolidated U.S. federal income Tax Return (other than any such group the common parent of which is Del Monte Foods Holdings II, Inc. or any of its Subsidiaries) or has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law), as a transferee or successor, by Contract, operation of Law or otherwise (other than, in each case, (i) any Tax liabilities under applicable Law with respect to its participation in a combined, consolidated or similar group the common parent of which is Del Monte Foods Holdings II, Inc.; and (ii) any liabilities under commercial Contracts entered into in the Ordinary Course the primary purpose of which does not relate to Taxes).
(g)    Each of the Purchased Entities have collected or withheld all material amounts required to be collected or withheld by such Purchased Entity for all material Taxes or assessments, including on amounts paid to any Person, and all such amounts have been fully and timely paid to the appropriate Governmental Authority to the extent required by applicable Law. Each of the Purchased Entities has complied in all material respects with all applicable Laws relating to information reporting and record retention (including to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions).
(h)    Section 3.13(h) of the Disclosure Schedules sets forth a list of the current entity classifications of each of the Purchased Entities for U.S. federal income Tax purposes (and, if applicable, the entity classification elections such Purchased Entity has made in the six (6) year period ending on the date hereof).
(i)    None of the Purchased Entities is a party to, nor is it otherwise bound by or have any material obligation under, any Tax Sharing Agreement with respect to any material amount of Taxes (other than (i) a Tax Sharing Agreement between or among Sellers, any retained Subsidiaries or any of their Affiliates, on the one hand, and any of the Purchased Entities, on the other hand, which will be terminated at or prior to the Closing with respect to each such Purchased Entity without liability to the Buyer or (ii) an Ordinary Course Contract the primary subject of which does not relate to Taxes).
(j)    Each of the Purchased Entities has properly collected and remitted all material amounts of sales, use, value added and similar Taxes with respect to sales or leases made to, purchases made from, or services provided to their customers or have properly received and retained or otherwise complied in all material respects with rules relating to the collection of Tax exemption certificates and other documentation for all services provided, or sales, leases or purchases made, without charging or remitting sales, use, value added, or similar Taxes that qualify such sales, leases, purchases or services as exempt from sales, use, value added and similar Taxes.
(k)    No closing agreement, private letter rulings, Tax holidays, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into, issued by or requested from any Governmental Authority with or in respect of any of the Purchased Entities.
(l)    None of the Purchased Entities will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law); (c) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. law); (d) installment sale or open transaction disposition made prior to the Closing Date; (e) prepaid amount received on or prior to the Closing Date; (f) use of an improper method of accounting for a taxable period on or prior to the Closing Date; or (g) an election under Section 965 of the Code (or any corresponding or similar provision of state, local or non-U.S. law).
(m)    None of the Purchased Entities holds any “United States property” within the meaning of Section 956(c) of the Code and will not recognize a material amount of “subpart

F income” as defined in Section 952 of the Code during a taxable year of such Purchased Entity which includes but does not end on the Closing Date.
(n)    None of the Purchased Entities is a “passive foreign investment company” as defined in Section 1297 of the Code.
(o)    Each of the Purchased Entities has maintained documentation (including any applicable transfer pricing studies) in connection with material related party transactions in accordance with Section 482 and Section 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any applicable Law.
SECTION 3.14    Employee Benefits.
(a)    Section 3.14(a) of the Disclosure Schedules contains a true, correct and complete list of all material Seller Plans. In addition, Sellers have delivered to the Buyer true and complete copies of the following documents with respect to the Pension Plan and the Saver Plan (to the extent applicable): (i) all related trust agreements, insurance contracts or other funding vehicles; (ii) the two most recent annual reports (Form 5500) filed with the Internal Revenue Service and two most recent actuarial reports and financial statements; (iii) the non-discrimination testing results for the two most recently completed plan years; (iv) the most recent determination or opinion letter from the Internal Revenue Service; (v) the most recent summary plan description and any summaries of material modification; and (vi) any non-routine material correspondence to and/or from any Governmental Authority with respect to either assumed Seller Plan within the past three years.
(b)    (i) Each Seller Plan has been and is being administered, maintained and operated in all material respects in compliance with all applicable Laws and in accordance with its terms, provided, however, with respect to each Seller Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA), such representation is limited to Seller’s knowledge and (ii) each Seller Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received or is the subject of a currently applicable favorable determination letter, opinion letter or advisory letter from the IRS, stating that its related trust is exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of Sellers, no event or circumstance exists that has affected or is likely to adversely affect the qualified status of any such Seller Plan. With respect to each Seller Plan sponsored or maintained by Seller, there are no Proceedings (other than routine claims for benefits or claims filed in the Chapter 11 cases) relating to such Seller Plan or the assets, fiduciaries or administrators thereof pending or, to the Knowledge of Sellers, threatened, and with respect to each Seller Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA), to the Knowledge of Sellers, there are no proceedings (other than routine claims for benefits or claims filed in Chapter 11 cases) against Seller or its ERISA Affiliates or Business Employees.
(c)    Except as disclosed on Section 3.14(c) of the Disclosure Schedules, none of Sellers nor any of the Purchased Entities has any obligation to provide or make available post-employment benefits under any Seller Plan which is a “welfare plan” (as defined in Section 3(1)

of ERISA) to Business Employees, except as may be required under COBRA or similar Law, and at the sole expense of such individual.
(d)    Section 3.14(d) of the Disclosure Schedules lists each Seller Plan that is subject to Section 412 or 430 of the Code, Section 302 or 303 of ERISA or Title IV of ERISA or that is subject to Section 4063, 4064 or 4069 of ERISA (“Title IV Plans”) and each “Multiemployer Plan” that Sellers contribute to or have an obligation to contribute to. Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, since December 31, 2021, all contributions required to be made under the Rochelle CBA with respect to any Multiemployer Plan and all requirements for funding of the Pension Plan on or prior to the Closing Date have been timely made.
(e)    Except as set forth on Section 3.14(d) of the Disclosure Schedules, (i) no Title IV Plan has failed to meet the minimum funding standard (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and (ii) no Liability under Title IV or Section 302 of ERISA has been incurred by any Seller (either directly or indirectly as a result of any ERISA Affiliate) that has not been satisfied in full.
SECTION 3.15    Labor Matters.
(a)    Seller Parent has provided Buyer on a confidential basis a materially true, complete and correct list of the Business Employees employed as of the date hereof, specifying, as applicable and to the extent permitted by applicable Law, each individual’s (i) title or position, (ii) base salary, (iii) date of hire, (iv) classification as exempt or non-exempt under the Fair Labor Standards Act of 1938, and (v) leave status (the “Business Employee List”).
(b)    Except as set forth on Section 3.15(b) of the Disclosure Schedules, (i) no Seller is a party to any Collective Bargaining Agreement, (ii) no Business Employee as of the date hereof is represented by any Labor Union in connection with their employment with Sellers or any of the Purchased Entities, (iii) no Labor Union as of the date hereof has made a written demand for recognition as the bargaining unit representative of any group of Business Employees that is pending as of the date hereof, nor have there been any such demands in the last three (3) years, and (iv) there are no representation or certification Proceedings presently pending or, to the Knowledge of Sellers, threatened in writing, to be brought or filed with the National Labor Relations Board or other labor relations tribunal involving any Seller or its Subsidiaries and any current or former employee of the Business, nor have there been any such proceedings in the last three (3) years. There are no material labor strikes, lockouts, work stoppages or slowdowns pending or, to the Knowledge of Sellers, threatened in writing against or involving the Business, and there have been no such events in the past three (3) years.
(c)    Except as set forth on Section 3.15(c) of the Disclosure Schedules, there are no material Proceedings pending or, to the Knowledge of Sellers, threatened in writing against any Seller or any of the Purchased Entities with respect to the Business and relating to the employment or termination of employment of any individual or group of individuals by any Seller.

(d)    Except as set forth on Section 3.15(d) of the Disclosure Schedule, none of the Sellers nor any of the Purchased Entities has experienced a “plant closing” or “mass layoff” (as defined in the WARN Act) with respect to the Business within the past three (3) years with respect to which there is any material unsatisfied Liability (other than as provided for in any Collective Bargaining Agreement).
SECTION 3.16    Absence of Certain Changes. Except as set forth on Section 3.16 of the Disclosure Schedules, and other than as a result of the commencement of the Chapter 11 Cases, (a) since January 1, 2025 through the date of this Agreement there has not been or occurred any Material Adverse Effect and (b) from January 1, 2025 through the date of this Agreement, there has not been, occurred or arisen any agreement, condition, action, omission or event which, if occurred or existed after the date hereof, would be prohibited (or require consent from Buyer) under Section 5.01.
SECTION 3.17    Insurance Policies. Section 3.17 of the Disclosure Schedules sets forth each material insurance policy (other than any insurance policy that funds or relates to any Seller Plans) held by any Seller relating to the Purchased Assets or the Assumed Liabilities. With respect to each such material insurance policy, (a) such policy is in full force and effect and constitutes the legal, valid and binding of the Seller party thereto and, to the Knowledge of Sellers, the counterparty thereto, enforceable against such Seller and, to the Knowledge of Sellers, the counterparty thereto in accordance with its terms and conditions, subject to the Bankruptcy and Equity Exception, (b) no Seller has received any written notice of cancellation or termination with respect to such policy, (c) premiums due and payable by Sellers or their Affiliates under such policy prior to the date hereof have been duly paid and (d) there is no material claim pending under such policy as to which coverage has been denied by the underwriters of such policies, except in the case of the foregoing clauses (a) through (c) as would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole.
SECTION 3.18    Affiliate Transactions. Except as set forth in Section 3.18 of the Disclosure Schedules, no Affiliate of any Seller (other than any other Seller, any of the Purchased Entities or any of their respective Subsidiaries) or any officer or director of any Seller (a) is a party to any Contract or arrangement with any Seller in connection with the Business and having a potential or actual value or a contingent or actual Liability exceeding $500,000, other than (i) employment and indemnification arrangements in the Ordinary Course and (ii) the Seller Plans, or (b) has any material interest in any Purchased Asset.
SECTION 3.19    Material Customers and Suppliers.
(a)    Section 3.19(a) of the Disclosure Schedules sets forth a true, correct and complete list of the ten (10) largest customers of the Business during the twelve (12)-month period ending on April 28, 2025 (collectively, the “Material Customers”), as measured by the dollar amount of revenue during such period, including the approximate total revenue of the Business from each such customer during such period. No Material Customer has terminated, canceled, suspended, failed to renew or reduced, or given any Seller or any of the Purchased Entities notice, in writing, that states its intention to terminate, cancel, suspend, fail to renew or materially reduce its business relationship with the Business.

(b)    Section 3.19(b) of the Disclosure Schedules sets forth a true, correct and complete list of the ten (10) largest suppliers of the Business during the twelve (12)-month period ending on April 28, 2025 (collectively, the “Material Suppliers”), as measured by the dollar amount of purchases therefrom during such period, including the approximate total purchases by the Business from each such supplier during such period. Except as set forth on Section 3.19(b) of the Disclosure Schedule, no Material Supplier has terminated, canceled, suspended, failed to renew or reduced, or given any Seller or any of the Purchased Entities notice, in writing, that references its intention to terminate, cancel, suspend, fail to renew or materially reduce its business relationship with the Business.
SECTION 3.20    Inventory. Attached as Section 3.20(a) of the Disclosure Schedules is management’s good faith estimate of the Saleable Inventory and Unfinished Inventory as of November 23, 2025 (“Management Inventory Report”). All Saleable Inventory reflected in the Management Inventory Report, is, in all material respects, generally, in the aggregate, of a quality and quantity usable and/or, as applicable, salable in the Ordinary Course, net of reserves for obsolete, damaged, defective or slowing moving items as reflected in the reserves in the Management Inventory Report or the Interim Financial Statements.
SECTION 3.21    Privacy and Security.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole, Sellers with respect to the Business are in compliance with all U.S., state, foreign and multinational Laws applicable to the Business and relating to privacy or data security of Personal Information (“Privacy Laws”), binding reputable industry practice, standards, self-governing rules and policies and their own published policies, and contractual obligations to which Sellers are bound, in each case relating to privacy or data security of Personal Information (all of the foregoing collectively, “Privacy Requirements”) with respect to personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated under any Privacy Laws (“Personal Information”).
(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole, Sellers take all commercially reasonable steps designed to protect the operation, confidentiality, integrity and security of their respective Software, Systems and Websites and Personal Information with respect to the Business against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and to the Knowledge of Sellers, in the past one (1) year there have been no breaches of same that has triggered a notification or reporting requirement under any Privacy Laws or resulted in any material liability to the Business.
SECTION 3.22    Brokers. Except as to PJT Partners Inc. or as otherwise set forth in Section 3.22 of the Disclosure Schedules, no broker, finder, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Seller or any of its Subsidiaries.
SECTION 3.23    International Trade Laws.
(a)    Sellers with respect to the Business are and for the past five (5) years have been in compliance with International Trade Laws, and have not taken any action that violates, evades or avoids, or attempts to violate, evade or avoid International Trade Laws, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as whole. No Seller nor any of its Subsidiaries, nor any of its directors, executives, or employees, or, to the Knowledge of Sellers, any representative or agent acting on behalf of Sellers, currently or during the past five (5) years: (i) is or has been a Sanctioned Person or has acted, directly or indirectly, on behalf of a Sanctioned Person; (ii) is unlawfully conducting or has unlawfully conducted any business or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; or (iii) is unlawfully dealing in or has unlawfully dealt in, or otherwise engaged in, any transaction relating to, any property or interests in property of any Sanctioned Person, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as whole.
(b)    Except as would not be material to the Business taken as a whole, there is no pending or, to the Knowledge of Sellers, threatened investigation, inquiry, complaint, lawsuit, voluntary or involuntary disclosure, warning letter, penalty notice, or other regulatory action, by a Governmental Authority, alleging any material violation of International Trade Laws relating to the Business, and no Seller, nor, to the Knowledge of Sellers, any of its employees or representatives, has been convicted by a Governmental Authority of violating any International Trade Laws relating to the Business.
(c)    Except as would not be material to the Business taken as a whole, Sellers with respect to the Business have adopted and implemented policies and procedures reasonably designed to prevent, detect and deter violations of applicable International Trade Laws.
SECTION 3.24    No Other Representations or Warranties; Acknowledgement. Except for the representations and warranties of Sellers expressly set forth in this Article 3 (as modified by the Disclosure Schedules), no Seller makes any other express or implied representation or warranty on behalf of such Party or the transactions contemplated hereby, all of which such other representations and warranties are waived by the Parties. In entering into this Agreement, each of Sellers has relied solely upon its own investigation and analysis and the representations and warranties of Buyer set forth in this Agreement, and each of Sellers acknowledges that, other than as set forth in such representations and warranties, neither Buyer nor any of its respective managers, directors, officers, employees, Affiliates, stockholders, agents or other Representatives makes or has made any representation or warranty, either express or implied, (a) as to the accuracy or completeness of any of the information provided or made available to Sellers and their respective its managers, directors, officers, employees, Affiliates, stockholders, agents or other Representatives prior to the execution of this Agreement or (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), prospects, future cash flows (or any component thereof) or future financial condition (or any component thereof) of Buyer heretofore or hereafter delivered to or made available to Sellers or any of their respective managers, directors, officers, employees, Affiliates, stockholders, agents or other Representatives. Without limiting the generality of the foregoing, neither Buyer nor any of its respective managers, directors, officers, employees, Affiliates, stockholders, agents or other Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials (other than as set forth in this Agreement) relating to the business, assets or liabilities of Buyer made available to Sellers or any of their respective managers, directors, officers, employees, Affiliates, stockholders, agents or other Representatives, including due diligence materials, memoranda or similar materials, or in any presentation of the businesses of Buyer by Buyer, the management of Buyer or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise be deemed to have been relied upon by Sellers in executing, delivering and performing this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any offering or other memoranda, offering materials, presentations or similar materials made available to Sellers or any of their respective managers, directors, officers, employees, Affiliates, stockholders, agents or other Representatives, are not, and shall not be deemed to be or to include, representations or warranties (other than as set forth in this Agreement) of Buyer, and were not, and shall not be deemed to have been, relied upon by any Seller in executing, delivering or performing this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to each Seller as of the date hereof and as of the Closing as follows:
SECTION 4.01    Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has requisite power and authority to own, lease and operate its properties and conduct its business as currently conducted, except in the case of good standing, where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.
SECTION 4.02    Authorization; Execution and Delivery; Enforceability. The execution, delivery and performance of this Agreement and each Transaction Document to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been, or prior to the Closing will be, duly authorized by all necessary corporate (or equivalent) power or other action on the part of Buyer. Buyer has all necessary corporate (or equivalent) power and authority to execute and deliver this Agreement and each other Transaction Document to which Buyer is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Subject to entry of the Sale Order and any other Order necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents, this Agreement has been, and at or prior to the Closing, each other Transaction Document to which Buyer is a party will be, duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other Parties and the entry of the Sale Order, this Agreement constitutes, and each other Transaction Document (when duly and validly executed and delivered) will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.
SECTION 4.03    Noncontravention; Consents and Approvals.
(a)    Subject to entry of the Sale Order, neither the execution and delivery by Buyer of this Agreement and each other Transaction Document to which Buyer is a party, nor the consummation of the transactions contemplated hereunder or thereunder, will, subject to entry of the Sale Order, (i) conflict with or result in a breach of the organizational documents of Buyer, (ii) violate any Law or Order to which Buyer or its assets and properties may be subject, (iii) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice under, any Contract to which Buyer is a party or by which Buyer or its assets and properties is bound or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of Buyer’s assets or properties, except, in the case of clause (ii) or (iii), for such conflicts, breaches, defaults, rights or failures to give notice as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.
(b)    Other than (i) the entry of the Sale Order, (ii) compliance with any applicable requirements of the HSR Act, any other Antitrust Laws, or any Foreign Direct Investment Laws and (iii) the Permit Approvals, no consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of any Buyer in connection with the execution and delivery of this Agreement or any other Transaction Document to which Buyer is a party, the compliance by Buyer with any of the provisions hereof or thereof, the consummation of transactions contemplated hereby or thereby or any other action by Buyer contemplated hereby or thereby (with or without notice or lapse of time, or both), except for such consents, waivers, approvals, Orders, authorizations, declarations, filings or notifications, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.
SECTION 4.04    Availability of Funds. Buyer has sufficient funds (which may include uncalled capital) as of the date of this Agreement and will at all times prior to and at the time of Closing have sufficient funds to pay (a) the Closing Date Payment and (b) any other costs, fees and expenses which may be required to be paid by or on behalf of Buyer under this Agreement and the other Transaction Documents and there is as of the date of this Agreement and shall be through the Closing no restriction on the use of such cash for such purposes. Buyer acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding the ability of Buyer any of its Affiliates or any other Person to obtain any financing for the consummation of the Closing.
SECTION 4.05    Solvency. Assuming that (a) an entity that is constituted solely of the assets that will constitute the Purchased Assets as of the Closing and the liabilities that will constitute the Assumed Liabilities as of the Closing would be solvent as of immediately prior to the Closing, (b) any estimates, projections or forecasts of Sellers that have been provided to Buyer have been prepared in good faith based upon assumptions that were reasonable at the time made and continue to be reasonable at the time of Closing, (c) Sellers have complied in all material respects with their respective obligations under this Agreement and (d) the representations and warranties of Sellers in this Agreement are true and correct as of the date hereof and as of the Closing, immediately upon consummation of the transactions contemplated by this Agreement, (i) Buyer will not be insolvent as defined in Section 101 of the Bankruptcy Code, (ii) Buyer and its Subsidiaries will not be left with unreasonably small capital and each will have adequate capital to carry on their respective businesses, (iii) Buyer will not have incurred debts beyond its ability to pay such debts as they mature, and (iv) the capital of Buyer will not be impaired. No transfer of property is being made and no obligation is being incurred in connection with the transaction contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Sellers or any of their respective Subsidiaries.
SECTION 4.06    Brokers. Except as to RaboBank, no broker, finder, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.
SECTION 4.07    Litigation. There are no Proceedings pending, or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries, or any Order outstanding, which, in each case, would adversely affect the ability of Buyer to enter into this Agreement or to consummate the transactions contemplated hereby.

ARTICLE 5

COVENANTS OF SELLERS
SECTION 5.01    Conduct of the Business.
(a)    Except (w) as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or expressly contemplated by this Agreement, (x) as required or approved by the Bankruptcy Code or any Orders entered by the Bankruptcy Court in the Chapter 11 Cases prior to the date of this Agreement, (y) for the avoidance of doubt, with respect to the Other Businesses or (z) as otherwise necessary to comply with applicable Law or as set forth on Section 5.01(b) of the Disclosure Schedules, from the date hereof until the Closing Date (or the earlier termination of this Agreement pursuant to Article 10), Sellers shall:
(i)    use commercially reasonable efforts to conduct the Business in the Ordinary Course and maintain the Purchased Assets and the Leased Real Property set forth on Section 5.01(a)(i) of the Disclosure Schedules (each such Leased Real Property, an “Inventory Location”) in good working order consistent with past practice and maintain in all material respects the goodwill associated with the Purchased Assets;

(ii)    use commercially reasonable efforts to maintain Sellers’ business relationships with respect to the Business, including with the customers, suppliers, vendors, clients, contractors and other Persons having a business relationship with the Business (other than the Business Employees);
(iii)    pay all undisputed post-petition bills and invoices for post-petition goods or services relating to the Purchased Assets, the Assumed Liabilities or the Business in the Ordinary Course;
(iv)    use commercially reasonable efforts to keep and maintain possession of and compliance with the terms of all Purchased Permits required by Law or otherwise necessary for the operation of the Business;
(v)    use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of all Purchased Intellectual Property, including by timely submitting all payments and filings due before the Closing Date; and
(vi)    use commercially reasonable efforts to maintain the insurance coverage of Sellers or any of its Affiliates with respect to any Purchased Assets or any Assumed Liability.
Nothing contained in this Agreement is intended to give Buyer or its Affiliates, directly or indirectly, the right to control or direct the Business of Sellers prior to the Closing.
(b)    Except as otherwise contemplated by Section 5.01(a), as required by applicable Law or Order or as set forth on Section 5.01(b) of the Disclosure Schedules or expressly contemplated by this Agreement, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or express prior written direction of Buyer, from the date hereof until the Closing Date (or the earlier termination of this Agreement pursuant to Article 10), Sellers shall not:
(i)    sell, assign, lease, license, convey, surrender, relinquish or other dispose of, any Purchased Assets or any of the Leased Real Property, other than (A) sales in the Ordinary Course or (B) sales and dispositions of obsolete or worn-out assets;
(ii)    permit, offer, agree or commit to subject any portion of the Purchased Assets to any Encumbrance, directly or indirectly, except for Permitted Encumbrances already existing prior to the date of this Agreement other than Encumbrances that will be released at the Closing with no Liability to Buyer of its Affiliates;
(iii)    renew, materially amend or materially modify in any adverse respect, terminate (other than automatically pursuant to its terms), cancel, let lapse or waive any material rights under, or create any Encumbrance (other than a Permitted Encumbrance) on, any of the Purchased Contracts or any Purchased Permits, in each case, other than in the Ordinary Course;

(iv)    acquire any Person or all or substantially all of the assets of any Person or make any other investment outside the Ordinary Course that would constitute a Purchased Asset or Assumed Liability or the consideration for which would otherwise constitute a Purchased Asset;
(v)    make any capital expenditures with respect to the Business outside of the Ordinary Course or as otherwise ordered by the Bankruptcy Court that are not contemplated by Sellers’ budget with respect to the Business (subject to permitted variances);
(vi)    incur, assume or guarantee any indebtedness for borrowed money (excluding, for the avoidance of doubt, any factoring arrangements) or any Liability on behalf of any other Person in connection with the Purchased Assets in excess of $1,000,000 in the aggregate, other than any indebtedness or Liability that will be assumed by Buyer under the terms hereof or repaid at or prior to the Closing that constitutes an Excluded Liability;
(vii)    concede, settle, pay, discharge or satisfy any Proceedings in excess of $500,000 that would constitute a Purchased Asset or Assumed Liability;
(viii)    terminate, let lapse or materially amend or modify any material insurance policy maintained by any Seller or any of its Affiliates with respect to any Purchased Assets or any Assumed Liability;
(ix)    abandon, cancel, permit to lapse or otherwise dispose of or forfeit to the public any rights in, to or for the use of any Intellectual Property or any Intellectual Property licensed to it, in each case, that are part of the Purchased Assets (other than expiration of registration of Purchased Intellectual Property at the end of its statutory period);
(x)    (A) sell, transfer or assign any Purchased Intellectual Property, (B) abandon or cancel, intentionally let lapse or fail to renew any Purchased Intellectual Property other than in the Ordinary Course that is not material to the Business or upon the expiration of registered Purchased Intellectual Property at the end of its statutory period, or (C) enter into any new license agreements for Purchased Intellectual Property, other than renewals of Intellectual Property Licenses outstanding as of the date of this Agreement in the Ordinary Course;
(xi)    (A) fail to exercise any rights of renewal with respect to any Leased Real Property or (B) enter into any Contract for the material sublease of any Leased Real Property;
(xii)    [reserved];
(xiii)    make any changes in any accounting methods, principles or practices in connection with the Purchased Assets or the Assumed Liabilities (including with respect to accounts receivable or accounts payable), except as required by Law, by a change in IFRS (or authoritative interpretation thereof) or by a Governmental Authority;
(xiv)    (A) make, change, or rescind any material election or method of accounting relating to Taxes in a manner materially inconsistent with past practice, (B) file any Tax Return or amend any Tax Return (in each case, other than in the Ordinary Course and pursuant to applicable Law), (C) enter into any closing agreement, (D) surrender any right or claim to a refund of Taxes or commence, settle or compromise any material Tax claim or assessment, (E) consent to any extension or waiver of the statute of limitations period applicable to any Taxes, Tax Returns or Claims for Taxes, (F) enter into any Tax Sharing Agreement (other than commercial Contracts entered in the Ordinary Course the primary purpose of which does not relate to Taxes), (G) file any ruling or request for a ruling with any Governmental Authority, or (H) grant any power of attorney with respect to Taxes outside the Ordinary Course, in each case of (A)-(H) above to the extent relating to the Purchased Assets, the Business or the Assumed Liabilities;
(xv)    enter into or terminate any Collective Bargaining Agreement with any Labor Union (other than renewals thereof entered into in the Ordinary Course) relating to, impacting, or binding on the Business; or
(xvi)    agree or commit to do any of the foregoing.
Notwithstanding the foregoing, nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control Sellers’ operations prior to the Closing Date. Notwithstanding anything to the contrary contained in this Section 5.01, Sellers may take any of the actions described in Section 5.01(b)(iv) or (b)(v)without the prior written consent of Buyer if reasonably necessary to operate the Business due to emergency circumstances in order to repair any damage that materially and adversely impacts Sellers’ ability to operate Sellers’ owned and leased facilities in the Ordinary Course of Business (and only to the extent necessary to repair such facility to good working order consistent with past practice). Notwithstanding anything to the contrary contained in this Section 5.01, Sellers may take or cause any of their Subsidiaries to take (or not take, as the case may be) any of the actions permitted by the DIP ABL Credit Agreement or the DIP Credit Agreement (in each case, as in effect as of the date hereof).
SECTION 5.02    Access to Information.
(a)    From the date hereof until the Closing Date (or the earlier termination of this Agreement pursuant to Article 10), upon reasonable advance notice and to the extent such requests are related to the transaction in this Agreement, Sellers shall provide to Buyer reasonable access during normal business hours (in each case, without any material disruption to the conduct of Sellers’ businesses and operations) to (a) the books and records, and to the facilities of the Business as Buyer reasonably deems necessary in connection with effectuating the transactions contemplated by this Agreement; (b) the management of and advisors to the Business as Buyer reasonably deems necessary for purposes of evaluating the finances and operations of the Business; and (c) any other information reasonably related to the transaction contemplated by this Agreement, reasonably requested by Buyer or its advisors (e-mail shall suffice); provided, however, that Sellers shall not be required to provide any such information to the extent that doing so would in Sellers’ reasonable judgment (i) result in the loss of any attorney-client privilege or other legal privilege, (ii) violate any applicable Law or Clean Team Agreement or (iii) breach any obligation of confidentiality owed to a third party (provided that, in each case, Sellers shall use commercially reasonable efforts to provide such information in a manner that does not result in such loss, violation, or breach, including, if practicable, by implementing appropriate redactions or otherwise disclosing such information in a manner that preserves such privilege, protection or confidentiality). Buyer agrees that any on-site inspections of any of the Purchased Assets shall be conducted in the presence of Sellers or their representatives.
(b)    At least ten (10) days prior to the Closing Date, Sellers shall provide to Buyer reasonable access during normal business hours (in each case, without any material disruption to the conduct of Sellers’ businesses and operations) to the facilities, warehouses and other storage locations owned, leased, or operated by Sellers where any Inventory is stored to allow Buyer to conduct a physical inspection and count of the Inventory at such locations.
SECTION 5.03     Management Inventory Reports. On or prior to January 14, 2026, Sellers shall deliver to Buyer the Management Inventory Report updated to reflect management’s good faith calculation of the Inventory as of January 12, 2026. Thereafter and until the Closing, Sellers shall deliver to Buyer the Management Inventory Report updated to reflect management’s good faith calculation of the Inventory (a) as of each fiscal month end date and (b) as of the date that is two weeks prior to each fiscal month end date (any updated report delivered by Seller pursuant to this Section 5.03, an “Updated Management Inventory Report”). Each Updated Management Inventory Report shall be delivered by Sellers to Buyer within two (2) Business Days following the completion of the period covered thereby. Notwithstanding anything herein to the contrary, the delivery of the Updated Management Inventory Reports shall not be a condition precedent to Buyer’s obligations hereunder, nor shall the Sellers’ failure to deliver any such Updated Management Inventory Report give rise to a right of Buyer to terminate this Agreement under Section 10.01.

ARTICLE 6

COVENANTS OF BUYER
SECTION 6.01    Preservation of and Access to Books and Records. Until the completion of the Wind-Down of all Sellers, Buyer shall provide to Sellers and their respective Affiliates and representatives (after reasonable advance notice and during regular business hours and without unreasonable interference with the conduct of the Business) reasonable access to, including the right to make copies of, all books and records included in and otherwise related to the Purchased Assets, the Purchased Entities, the Business or the Assumed Liabilities and, to Buyer’s and its Affiliates personnel, in each case to the extent relating to (a) their respective rights and obligations hereunder, (b) any Proceeding or any Pre-Closing Tax Period (for example, for purposes of any Tax or accounting audit or any claim or litigation matter), (c) the Wind-Down, or (d) otherwise related to the Excluded Assets or Excluded Liabilities, and shall preserve such books and records until the latest of (i) the retention period required by applicable Law, (ii) the completion of the Wind-Down of all Sellers and (iii) in the case of books and records relating to Taxes, the expiration of the statute of limitations applicable to such Taxes. Buyer shall use commercially reasonable efforts to cause its applicable representatives (including applicable Transferred Employees) to reasonably cooperate with Sellers and their Affiliates and representatives in connection with the Wind-Down. Such access shall include access to any information in electronic form to the extent reasonably available. Notwithstanding the foregoing, Buyer shall not be required to afford such access to the extent that Buyer reasonably believes that doing so would: (A) result in the loss of attorney-client privilege or (B) violate any applicable Law, provided that in the case of each of subclauses (A) and (B), Buyer shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or a violation of applicable Law.
SECTION 6.02    Insurance Matters. From and after the Closing Date, (i) Buyer shall not have any right to coverage or any other benefit under any Insurance Policies or any replacements thereof obtained by Sellers for the period commencing from and after the Closing Date and (ii) Buyer shall be responsible for securing all insurance policies and coverage it considers necessary or appropriate for the operation of the Business for the period commencing from and after the Closing Date; provided that Sellers shall reasonably cooperate with Buyer, at Buyer’s sole cost and expense, in the acquisition of new insurance policies for the Business and the Purchased Owned Real Property. Notwithstanding the foregoing, until the Wind-Down is completed, Sellers agree to make such Insurance Policies available to and use commercially reasonable efforts to seek recovery on behalf of Buyer or allow Buyer to seek recovery under such Insurance Policy, in each case, (A) to the extent the applicable limits under such Insurance Policy have not already been exhausted and (B) at Buyer’s sole cost and expense (including, if and to the extent unpaid and otherwise payable as a result of such recovery, any deductibles, self-insured retentions or other out-of-pocket expenses required to be paid by Buyer or to the insurer in connection therewith), and Sellers shall cooperate with Buyer’s reasonable requests if Buyer seeks recovery, with respect to such matters and shall remit (or, at Buyer’s request, direct any such insurer to pay directly to Buyer) any insurance proceeds actually obtained therefrom (net of Sellers’ reasonable and documented out-of-pocket costs and expenses of seeking such recovery, to the extent not otherwise paid or reimbursed by Buyer) to Buyer. Nothing in this Section 6.02 shall restrict or limit the ability of Sellers to complete the Wind-Down or otherwise liquidate their estates, in each case, after the Closing, including by confirming and consummating a Chapter 11 plan of liquidation or limit their ability to close the Chapter 11 Cases after the Closing.
SECTION 6.03    Adequate Assurance of Future Performance. Buyer shall provide adequate assurance of future performance of the Purchased Contracts as required under Section 365 of the Bankruptcy Code. Buyer agrees that it will take commercially reasonable actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Purchased

Contracts, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court.
SECTION 6.04    Support Obligations.
(a)    Buyer recognizes that one or more of the Sellers has provided the guarantees or other credit support listed on Section 6.04 of the Disclosure Schedule (the “Credit Support Obligations”).
(b)    Effective on or prior to the Closing, Buyer shall replace the Credit Support Obligation and effect the full and unconditional release, effective as of the Closing Date, of the applicable Seller from the Credit Support Obligations and all obligations and liabilities in respect thereof, by (among other things):
(i)    furnishing a letter of credit to replace each existing letter of credit that is a Credit Support Obligation containing terms and conditions that are substantially similar to the terms and conditions of such existing letter of credit;
(ii)    furnishing a guaranty to replace each existing guaranty that is a Credit Support Obligation containing terms and conditions that are substantially similar to the terms and conditions of such existing guaranty; or
(iii)    replacing any other security agreement or arrangement on substantially similar terms and conditions to the existing security agreement or arrangement that is a Credit Support Obligation.
(c)    In each case, Buyer shall ensure any credit support provided pursuant to Section 6.04(b) satisfies all of the credit support provisions of the applicable agreement. For the avoidance of doubt, it is specifically acknowledged and agreed by the Parties that no Seller shall be obligated to incur, pay, reimburse or provide or cause any of its Affiliates to incur, pay, reimburse or provide, any liability, compensation, consideration or charge in connection with Buyer’s replacement of the Credit Support Obligations.

ARTICLE 7

COVENANTS OF BUYER AND SELLERS
SECTION 7.01    Confidentiality.
(a)    The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect from the date hereof until the Closing in accordance with the terms thereof, such that the nonpublic information of each Seller, its Affiliates and the Purchased Entities, or their respective officers, employees, agents or Representatives, in connection with the negotiation, execution and performance of this Agreement, including under Section 5.02, the consummation of the transactions contemplated hereby, or otherwise, shall be governed by the terms set forth in the Confidentiality Agreement; provided, however, that in the event of the termination of this Agreement, the terms of the Confidentiality Agreement incorporated herein by reference shall survive indefinitely.

The Confidentiality Agreement shall terminate at the Closing solely with respect to that portion of the Confidential Information (as defined in the Confidentiality Agreement) that relates to the business, operations and affairs of the Purchased Entities or the Business.
(b)    Sellers agree that, from and after the Closing, unless disclosure is requested or to the extent necessary to enforce its rights under this Agreement, or, as reasonably determined by Sellers and their counsel, required under applicable Law or requested by any applicable Governmental Authority, no Seller will, and Sellers will cause their Affiliates not to, disclose to any Person any confidential information regarding Buyer and its Affiliates, the Purchased Assets or the Assumed Liabilities, except to those of its representatives as is reasonably necessary to complete the Wind-Down or the sale of any Excluded Assets; provided that (x) confidential information shall not include information that becomes generally available to the public other than through any action by any Seller or any of its Affiliates in violation of this Section 7.01(b), (y) confidential information may be used by Sellers solely to the extent necessary to defend any claims against any Seller or to enforce its rights under this Agreement; provided that in the case of clause (y), Sellers shall (i) disclose only that portion of such information which such Seller is advised by its counsel is legally required to be disclosed, (ii) other than in connection with any claims involving Buyer or its Affiliates, use commercially reasonable efforts to cooperate with Buyer (at its expense) to obtain a protective order or other confidential treatment with respect to such information and (iii) other than in connection with any claims involving Buyer or its Affiliates, provide Buyer with a reasonable opportunity to review and comment on such disclosure and (z) confidential information may be disclosed to Sellers’ Representatives to the extent that such parties agree to or are bound by Contract to keep such information confidential.
SECTION 7.02    Further Assurances.
(a)    At and after the Closing, each of Sellers and Buyer shall execute and deliver such further instruments and certificates (including deeds, bills of sale, instruments of conveyance, powers of attorney, assignments, assumptions and assurances) and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things as may be reasonably necessary, to effectuate the purposes and intent of and consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the transfer of any Inventory held at the Inventory Locations in accordance with Section 7.20 or any other locations that are not part of the Purchased Owned Real Property; provided that nothing in this Section 7.02 or this Agreement shall prohibit Sellers from completing the Wind-Down.
(b)    At and after the Closing, the Parties agree to (and shall cause each of their respective Subsidiaries to) reasonably cooperate to provide each other with such information and assistance as is reasonably necessary (i) to facilitate the Wind-Down (or other activities ancillary or attendant thereto), including the discharge of any liabilities and the facilitation of payments to third-parties, and (ii) for the preparation of any Tax Returns or the defense of any Tax claim, whether in connection with an audit or otherwise, in each case, relating to the Purchased Assets, any of the Purchased Entities, the Assumed Liabilities, the Business, the Excluded Assets, the Excluded Liabilities, Sellers, or the transactions contemplated hereby, including the furnishing or making available on a mutually convenient basis of records, personnel (as reasonably required), books of account, or other necessary materials.
(c)    At and after the Closing, upon the reasonable request of Buyer, on the one hand, or any Seller, on the other hand, and for no further consideration (other than as expressly provided in any other Transaction Document), the non-requesting Party shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, any action reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement, including any such action which may be reasonably necessary to put Buyer and its Affiliates in full possession and operating control of the Business and to put the Fruit Buyer in full possession and operating control of the Fruit Business and the B&S Buyer in full possession and operating control of the B&S Business.
(d)    Sellers shall cancel or contribute or assign to Buyer, or cause to be cancelled or contributed or assigned to Buyer, any intercompany notes or receivables between any Seller, Seller Affiliate or Seller Parent and any of the Purchased Entities, and if assigned, Buyer shall, and shall cause its Buyer Designees (if any) to acquire and accept from Sellers all of Sellers’ right, title and interest in and to such intercompany note or receivable.
(e)    Sellers shall not abandon any assets not sold to the Buyer to Buyer, including pursuant to Section 554 of the Bankruptcy Code.
(f)    With respect to any facilities, warehouses and other storage locations leased by Sellers where Inventory is located or which a third party is providing warehousing, storage, fulfillment, transportation, handling or similar logistics services with respect to Inventory on behalf of Sellers (any such location, other than the Inventory Locations, which are addressed in Section 7.20, an “Other Inventory Location”), Sellers shall use commercially reasonable efforts to facilitate prior to the Closing introductions between Buyer and any third party landlord or service provider associated with such Other Inventory Locations (each, an “Other Inventory Location Counterparty”), as Buyer may reasonably request in writing consistent with Section 7.13. At the written request of Buyer, on or prior to the Closing Date, Sellers shall notify each Other Inventory Location Counterparty of the transfer of title to the Inventory held at such Other Inventory Location or held by such Other Inventory Location Counterparty to Buyer as of the Closing. Sellers shall reasonably cooperate with Buyer in order to ensure that such Other Inventory Location Counterparty acknowledges Buyer as the owner of the Inventory held at such Other Inventory Location or held by such Other Inventory Location Counterparty as of the Closing Date.
(g)     Notwithstanding anything to the contrary contained in this Agreement, (i) from and after the Closing, Buyer shall be solely responsible for all risk of loss, costs, expenses and Liabilities relating or attributable to the Inventory Locations, the Other Inventory Locations, the Inventory or Buyer’s removal of the Inventory from the Inventory Locations and the Other Inventory Locations, other than to the extent caused by Sellers’ Willful Breach of its obligations pursuant to Section 7.02(f) or Section 7.20 and (ii) Buyer shall reimburse Sellers for any and all costs, expenses (including, for the avoidance of doubt, holding costs, amounts owed to any Other

Inventory Location Counterparty, any third party landlord or service provider associated with any Inventory Location (each, an “Inventory Location Counterparty”) or other third parties, employment or labor costs, breakage costs, and other costs and expenses relating to any such Other Inventory Location or Inventory Location, as applicable) and other Liabilities relating to, in connection with or with respect to (a) any facilitation, notification or cooperation in accordance with Section 7.02(f) or Section 7.20, as applicable, and (b) any such Other Inventory Location Counterparty or any such Inventory Location Counterparty, as applicable, the Inventory and/or Buyer’s removal of the Inventory accrued or otherwise incurred by Sellers from and after the Closing or as a result of any Seller retaining any Contract with any Other Inventory Location Counterparty or any Inventory Location Counterparty for the benefit (in whole or in part) of Buyer from and after the Closing.
SECTION 7.03    Certain Filings; Reasonable Best Efforts.
(a)    Sellers and Buyer shall cooperate with one another (i) with respect to their obligations set forth in Section 7.03(b), (ii) in determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
(b)    Buyer and Seller Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including filing, or causing to be filed, as promptly as practicable, (i) any required notification and report forms under the HSR Act or any other Antitrust Laws, or any Foreign Direct Investment Laws, with the applicable Governmental Authority and (ii) any applications, notices, reports, disclosures or other filings related to the Permits with the applicable Governmental Authority that are necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement (such applications, notices, reports, disclosures or other filings related to the Business Permits referenced in this clause (ii), including, but not limited to, those as set forth on Section 7.03(b) of the Disclosure Schedules, the “Permit Approvals”); provided, however, that no Party shall be obligated to pay any consideration to any third party from whom consent or approval is requested under any Contract other than as contemplated in Section 2.05. Buyer and Seller Parent shall consult with each other as to the appropriate time of filing such notifications and shall agree upon the timing of such filings. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Buyer shall not, and shall cause its respective Affiliates not to, enter into any Contract to merge or consolidate with any other Person, acquire all or substantially all of the assets of any other Person, or acquire more than 50% of the issued and outstanding equity interests of any other Person, in each case, that would reasonably be expected to (i) prevent or materially impede, or materially delay the consummation by Sellers of the transactions contemplated hereby or (ii) materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under applicable

Antitrust Laws and/or Foreign Direct Investment Laws with respect to the transactions contemplated hereunder. Notwithstanding the foregoing, neither Buyer nor any of its Affiliates is required to agree or commit to or effectuate or engage in any action with respect to any general obligation contained in this Section 7.03(b) to the extent (I) terminating or amending any Contract or business relationships could reasonably be expected to result in a materially adverse effect on the aggregate net benefits (including synergies) expected to be received by Buyer or any of its Affiliates arising from the transactions contemplated by this Agreement, or (II) any other structural or conduct remedy could reasonably be expected to result in a materially adverse effect on the aggregate net benefits (including synergies) expected to be received by Buyer or any of its Affiliates arising from the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, in no event shall Buyer or any of its Affiliates be required to make any modification or waiver of the terms and conditions of this Agreement and no party shall be required to agree to or to take any actions to effectuate or cause any divestiture, licensing, holding separate, divesting, or disposing of any assets or any conduct or other remedy that is not conditioned on the closing of the transactions contemplated hereby.
(c)    Subject to appropriate confidentiality safeguards and to the extent permitted by applicable Law, each Party shall (i) respond promptly to any request for additional information, documents or other materials made by any Governmental Authority with respect to any filings or any of the transactions contemplated by this Agreement, (ii) to the extent permitted by applicable Law, promptly notify counsel to the other Party of, any material communications from or with any Governmental Authority in connection with any of the transactions contemplated by this Agreement and, to the extent reasonably practicable, enable counsel to the other Party to participate in any such communications, (iii) not participate in any prescheduled telephonic or in-person meeting with any Governmental Authority in connection with any of the transactions contemplated by this Agreement unless, to the extent reasonably practicable and permitted by applicable Law, such Party consults with counsel to the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party a reasonable opportunity to attend, participate and speak thereat, (iv) furnish such information and assistance as may be reasonably requested in connection with the preparation of necessary filings or submission of information to the applicable Governmental Authority and to the extent permitted by applicable Law provide counsel to the other Party the opportunity to review in advance any document, opinion or proposal to be made or submitted to any Governmental Authority, (v) defend all Proceedings to which it or any of its affiliates is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby, in each case until the issuance of a final, non-appealable Order with respect to each such Proceeding, (vi) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order with respect thereto, and (vii) use reasonable best efforts to resolve any objection or assertion by any Governmental Authority challenging this Agreement or the transactions contemplated hereby. Sellers and Buyer shall use their reasonable best efforts to cause the waiting periods under the HSR Act and any other applicable Antitrust Laws or Foreign Direct Investment Laws, to terminate or expire at the earliest possible date after the date of filing and to obtain all Permit Approvals as promptly as practicable. All filing fees relating to this Section 7.03 shall be borne and paid fully by Buyer.

(d)    Notwithstanding anything to the contrary herein or otherwise, (i) Buyer and Seller Parent shall jointly determine strategy and timing and coordinate all activities with respect to seeking Permit Approvals, (ii) Sellers shall use their commercially reasonable efforts to take such actions as reasonably requested by Buyer, after consultation with Seller Parent, in connection with obtaining any such Permit Approvals, and (iii) Buyer shall use its commercially reasonable efforts to seek to obtain any Permits that are subject to a Permit Approval that are not transferrable and that are required to conduct the Business in the Ordinary Course; provided, however, that neither Buyer nor Sellers shall be obligated to pay any material consideration to any Person to obtain any such replacement Permits.
(e)    If any Permit Approval is not obtained prior to the Closing, then, until the earlier of such time as (i) such Permit Approval is obtained by Sellers, (ii) Buyer separately obtains any such Permit (sufficient to conduct the business of Seller Parent and its Subsidiaries in the Ordinary Course) and (iii) the closing of the Chapter 11 Cases, Sellers shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to obtain, or cause to be obtained, such Permit Approval, and Buyer shall provide reasonable cooperation to Sellers, at Buyer’s sole cost and expense, subject to any approval of the Bankruptcy Court that may be required, and Sellers shall and shall cause their Subsidiaries to enter into an arrangement reasonably acceptable to Buyer intended to both (A) provide Buyer, to the fullest extent not prohibited by applicable Law, the claims, rights, remedies and benefits under, and pursuant to, such Permit(s) and (B) cause Buyer, subject to Buyer receiving such claims, rights, remedies and benefits, to assume and bear all Assumed Liabilities with respect to such Permits from and after the Closing (as if such Permit had been transferred to Buyer as of the Closing) in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). Upon obtaining the relevant Permit Approval, each Seller shall, and shall cause any of its applicable Subsidiaries to, promptly sell, convey, assign, transfer and deliver to Buyer such Permit for no additional consideration.
SECTION 7.04    Public Announcements. On and after the date hereof and through the Closing Date, unless required by law, the Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and no Party shall, except as may be required to comply with applicable Law, issue any press release or make any public statement prior to obtaining, with respect to Sellers, Buyer’s, and with respect to Buyer, Seller Parent’s, prior written consent (which consent, in each case, shall not be unreasonably withheld, conditioned or delayed); provided that notwithstanding the foregoing, Buyer and Sellers shall be entitled to disclose information regarding this Agreement or the transactions contemplated hereby to their respective Affiliates and its and their respective employees, direct or indirect equity owners, partners, prospective partners, investors, prospective investors, professional advisors and lenders who have a reasonable need to know the information or to whom there is an obligation to disclose such information and who agree to keep such information confidential or are otherwise bound to confidentiality obligations.
SECTION 7.05    Employee Matters.
(a)    From and after the date of this Agreement until the Closing Date, Sellers shall deliver to Buyer, on a periodic basis as reasonably requested by Buyer, an updated Business

Employee List reflecting, among other changes thereto, any resignations from employment or termination of services. Buyer shall offer employment (whether through Buyer or one of its Affiliates) to at least fifty percent (50)% of the Business Employees. Buyer, no later than fourteen (14) days prior to the Closing, shall provide Sellers with a list of Business Employees to whom Buyer desires (in its sole discretion) to offer employment (whether through Buyer or one of its Affiliates), effective post-Closing (the “Offered Employees”). Sellers shall cooperate with, and use their commercially reasonable efforts to assist, Buyer with Buyer’s hiring of such Offered Employees. Each Business Employee who continues employment with Buyer or a Buyer Designee (by acceptance of such offer or otherwise) is referred to herein as a “Transferred Employee”. Buyer shall, or shall cause a Buyer Designee to, use reasonable good faith efforts to provide an offer of employment, which offer shall be compliant with applicable Law, to each such Offered Employee to whom it desires to offer employment that shall provide for (i) comparable positions and responsibilities, taken as a whole, as those for such Offered Employees’ positions and responsibilities as of immediately prior to the Closing Date, (ii) base compensation that is no less favorable than that provided to such Offered Employees immediately prior to the Closing Date, and (iii) employee benefits (excluding incentives, change in control and retention benefits) substantially similar in the aggregate to those provided to similarly situated employees of the Buyer or Buyer Designee. Notwithstanding the foregoing, for any Offered Employee covered by the Rochelle CBA who becomes a Transferred Employee, the terms and conditions of such Transferred Employee’s employment shall be in accordance with the Rochelle CBA.
(b)    Notwithstanding anything else in this Agreement to the contrary, at the Closing, Sellers and Buyer shall cooperate to effectuate a spin-off, or implement a plan to plan transfer, from the Del Monte Foods Corporation II Inc. Saver Plan (the “Saver Plan”) to a tax-qualified 401(k) plan maintained by Buyer or a Buyer Designee (“Buyer Spin-Off Saver Plan”) of any and all accounts (including any outstanding plan loans) of Business Employees (or if agreed to by Sellers, Offered Employees or Transferred Employees) (“Seller Saver Plan Accounts”). To the extent that the foregoing is effectuated by Sellers first spinning off the Seller Saver Plan Accounts from the Saver Plan to another 401(k) plan maintained or sponsored by Sellers (“Seller Spin-Off Saver Plan”), then Buyer and/or the relevant Buyer Designee will assume the Seller Spin-Off Saver Plan (with the Seller Saver Plan Accounts), its related trust and administrative agreements and all assets, Liabilities and obligations relating thereto. Buyer and Sellers shall work together to implement the foregoing and related agreements, notices and employee communications to help effectuate the foregoing, including to the extent applicable the assumption by Buyer of the Seller Spin-Off Saver Plan. After the Closing and to the extent applicable, Buyer or the relevant Buyer Designee shall amend the Seller Spin-Off Saver Plan to reflect the assumption by Buyer or the relevant Buyer Designee such that the Seller Spin-Off Saver Plan is a Buyer Spin-Off Saver Plan. Notwithstanding the foregoing, if Sellers are unable to effectuate the foregoing, including to the extent applicable implementation of a Seller Spin-Off Saver Plan, prior to Closing, it shall not be a breach of this Agreement or delay Closing.
(c)    Notwithstanding anything else in this Agreement to the contrary, at the Closing, Fruits.com, an Affiliate of Buyer (the “Pension Plan Assignee”) will assume the Del Monte Foods Corporation II Inc. Retirement Plan (the “Pension Plan”), its related trust and administrative agreements and all assets and Liabilities and obligations related thereto (but excluding any breaches of fiduciary duty or violations of law arising prior to the Closing). After the Closing, Buyer and/or the Pension Plan Assignee shall amend the Pension Plan to reflect the assumption by the Pension Plan Assignee. Buyer and/or the Pension Plan Assignee shall, in the ordinary course of its business, as and to the extent required by the Pension Plan’s governing documents and in accordance with applicable non-bankruptcy law: (i) satisfy the minimum funding requirements under 26 U.S.C. §§ 412 and 430 and 29 U.S.C. §§ 1082 and 1083; (ii) pay all required premiums, if any, owed to the Pension Benefit Guaranty Corporation under 29 U.S.C. §§ 1306 and 1307, for the Pension Plan under ERISA or the Code; and (iii) administer the Pension Plan in accordance with the applicable provisions of ERISA and the Code (and Buyer and/or the Pension Plan Assignee reserves all rights thereunder).
(d)    No provision in this Section 7.05 or otherwise in this Agreement, whether express or implied, shall (a) create any third-party beneficiary or other rights in any employee or former employee of Sellers or any of their subsidiaries or Affiliates (including any beneficiary or dependent thereof), any other participant in any Seller Plan or any other Person; (b) create any rights to continued employment with Sellers, Buyer or any of their respective subsidiaries or Affiliates or in any way limit the ability of Sellers, Buyer or any of their respective subsidiaries or Affiliates to terminate the employment of any individual at any time and for any reason; or (c) constitute or be deemed to constitute an amendment to any Seller Plan or any other employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Sellers, Buyer or any of their subsidiaries or Affiliates.
SECTION 7.06    Tax Matters.
(a)    Sellers shall prepare all Tax Returns with respect to the Purchased Assets, any of the Purchased Entities, the Assumed Liabilities and the Business for the Pre-Closing Tax Period that are due on or prior to the Closing Date in accordance with past practice, unless otherwise required by applicable Law. Sellers shall be liable and responsible for, and timely pay in full any Taxes relating to periods covered by such Tax Returns. Sellers or Buyer, as required by applicable Law, shall timely file, or cause to be timely filed, each such Tax Return. To the extent that Buyer or its Affiliates is required by applicable Law to file such Tax Return, Sellers shall pay to Buyer the amount of any Taxes reflected on such Tax Returns within five (5) days following the written demand by Buyer for such payment.
(b)    Buyer shall prepare and timely file (or shall cause to be prepared and timely filed) all other Tax Returns with respect to the Purchased Assets, any of the Purchased Entities, the Assumed Liabilities and the Business for the Pre-Closing Tax Period and any Straddle Period in accordance with past practice, unless otherwise required by applicable Law and such Tax Returns shall be provided to Sellers at least thirty (30) days prior to the due date thereof for their review, comment and approval (not to be unreasonably withheld, conditioned or delayed). Sellers shall pay to Buyer the amount of any unpaid Taxes with respect to the Purchased Assets, Assumed Liabilities, any of the Purchased Entities or the Business for the Pre-Closing Tax Period within five (5) days following any demand by Buyer for such payment. Notwithstanding the above or anything herein to the contrary, (i) Sellers shall control the reporting and all determinations with respect to or relating to the Venezuela Tax, including the amount thereof, and shall have the sole right to negotiate, settle or compromise the payment of any Venezuela Tax claim or assessment with the applicable Governmental Authority and (ii) the Tax Returns prepared by Buyer as they pertain to the Venezuelan Tax shall be prepared in a manner as determined by Sellers.
(c)    With respect to any income Tax Returns of Sellers to be filed after the Closing that implicate Tax liabilities for which Buyer is responsible under the terms of this Agreement (“Wind-Down Returns”), any such Tax Returns shall be prepared consistent with the past practice of Sellers (except as otherwise required by Law or as provided herein) and such Tax Returns that are U.S. federal income tax returns shall be provided to Buyer at least thirty (30) days prior to the due date thereof (and for other Wind-Down Returns, as soon as reasonably practical) for its review, comment and approval (not to be unreasonably withheld, conditioned or delayed). Sellers shall incorporate any reasonable comments proposed by Buyer. The Parties shall cooperate in good faith in preparing and filing Wind-Down Returns and take any actions reasonably necessary to permit the Parties to carry out their obligations under this Section 7.06(c).
(d)    For all purposes of this Agreement, in the case of any taxable period beginning on or before and ending after the Closing Date (a “Straddle Period”), (i) Property Taxes allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) allocable to the Pre-Closing Tax Period (including, for the avoidance of doubt, any Taxes with respect to income included pursuant to Section 951 and Section 951A of the Code) shall be computed as if such taxable period ended as of the end of the day on the Closing Date, and the taxable year of any of the Purchased Entities or any of its direct or indirect subsidiaries that is a partnership, pass-through entity or “controlled foreign corporation” within the meaning of Section 957 of the Code shall be deemed to end at the end of the Closing Date for such purposes; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each period. Any existing Tax Sharing Agreement, except for this Agreement, and any ancillary agreements entered into in connection with this Agreement, between any of the Purchased Entities, on the one hand, and any Seller or any of its Affiliates, on the other hand, shall be terminated as of the Closing Date.
(e)    The Parties agree to treat any payment made from one Party to another pursuant to this Agreement that is not reflected as part of the Purchase Price under this Agreement as an adjustment to the Purchase Price for all income Tax purposes to the extent permitted by applicable Law.
(f)    Prior to the Closing, each Seller shall cause to be delivered to Buyer a properly completed and validly executed IRS Form W-9 of such Seller (provided that the only remedy available to Buyer for any failure to comply with this Section 7.06(f) shall be to make an appropriate withholding that is required by Law as a result of such failure).
(g)    All Transfer Taxes imposed on or with respect to the transactions contemplated hereby shall be borne by Buyer. The Party responsible under applicable Law for filing a Tax Return with respect to such Transfer Taxes shall prepare and timely file such Tax Return and promptly provide a copy of such Tax Return to the other party. Buyer and Sellers shall use commercially reasonable efforts and cooperate in good faith to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law.
(h)    For the avoidance of doubt, ownership of any Tax refunds, Tax overpayments, or Tax attributes of any of the Purchased Entities shall transfer indirectly to Buyer as a result of the purchase of any of the Purchased Entities pursuant to this Agreement as provided under applicable Law.
(i)    Notwithstanding anything herein to the contrary, without the consent of Seller Parent (which shall not be unreasonably conditioned, delayed or withheld) Buyer shall not elect to make an election under Section 338(g) of the Code with respect to the stock of any of the Purchased Entities.
(j)    Buyer and Sellers will reasonably cooperate, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to any of the Purchased Entities and the Purchased Assets (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.
SECTION 7.07    Misallocated Assets. If, following the Closing, Buyer or its Affiliates own or hold any Excluded Asset (including by having an Excluded Asset located at any Owned Real Property or Leased Real Property that is or will be owned or leased by Buyer or any of its Affiliates), Buyer shall transfer, or shall cause its Affiliate to transfer, at no cost to Sellers, such Excluded Asset as soon as practicable to any Seller or any other Person designated by Seller Parent. If, following the Closing, Sellers or any of their respective Affiliates own any Purchased Asset, Sellers shall transfer, or shall cause their respective Affiliates to transfer, at no cost to Sellers, such Purchased Asset as soon as practicable to Buyer or an Affiliate designated by Buyer. Notwithstanding the foregoing, Sellers’ obligations under this Section 7.07 shall not restrict or limit their ability to complete the Wind-Down or otherwise liquidate their estates, in each case, after the Closing, including by confirming and consummating a Chapter 11 plan of liquidation, or limit their ability to close the Chapter 11 Cases, after the Closing.
SECTION 7.08    Payments from Third Parties after Closing. In the event that any Seller receives any payment from a third party (other than Buyer or any of its Affiliates) after the Closing Date pursuant to any of the Purchased Contracts (or with respect to the operation by Buyer of the Business or any Purchased Asset during the post-Closing period) and to the extent such payment is not made in connection with an Excluded Asset or an Excluded Liability, Sellers shall promptly (but in any event within thirty (30) days after such receipt) forward such payment to Buyer (or other entity nominated by Buyer in writing to Sellers) and notify such third party to remit all future payments (in each case, to the extent such payment is in respect of any post-

Closing period and is not in respect of an Excluded Asset or an Excluded Liability) pursuant to the Purchased Contracts to Buyer (or such other entity). Notwithstanding anything to the contrary in this Agreement, in the event that Buyer or any of its Affiliates receives any payment from a third party after the Closing on account of, or in connection with, any Excluded Asset, Buyer shall promptly (but in any event within thirty (30) days after such receipt) forward such payment to Seller Parent (or other entity nominated by Seller Parent in writing to Buyer) and notify such third party to remit all future payments on account of or in connection with the Excluded Assets to Seller Parent (or such other entity as Seller Parent may designate). Notwithstanding the foregoing, Sellers’ obligations under this Section 7.08 shall not restrict or limit their ability to complete the Wind-Down or otherwise liquidate their estates, in each case, after the Closing, including by confirming and consummating a Chapter 11 plan of liquidation, or limit their ability to close the Chapter 11 Cases, after the Closing.
SECTION 7.09    Bulk Transfer Laws. Buyer acknowledges that Sellers will not comply with the provisions of any bulk transfer laws or similar laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and hereby waives all claims related to the non-compliance therewith. The Parties intend that pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets shall be free and clear of any security interests in the Purchased Assets, including any liens or claims arising out of the bulk transfer Laws, and the Parties shall take all reasonable steps as may be necessary or appropriate to so provide in the Sale Order.
SECTION 7.10    Bankruptcy Court Approval.
(a)    Sellers shall, as applicable, serve on all non-Debtor counterparties to all of their Contracts a notice specifically stating that Sellers are or may be seeking the assumption and assignment of such Contracts and shall notify such non-Debtor counterparties of the deadline for objecting to the Cure Costs, if any, in accordance with the Bidding Procedures Order.
(b)    Sellers and Buyer shall reasonably cooperate in good faith to obtain the Bankruptcy Court’s entry of the Sale Order and any other Order reasonably necessary in connection with the transactions contemplated by this Agreement as promptly as reasonably practicable, including furnishing affidavits, non-confidential financial information, or other documents or information for filing with the Bankruptcy Court and making such applicable respective Representatives of Buyer and Sellers and their respective Affiliates available to testify before the Bankruptcy Court for the purposes of, among other things, providing adequate assurances of performance by Buyer and/or Buyer Designee(s) as required under Section 365 of the Bankruptcy Code, demonstrating that Buyer and/or Buyer Designee(s), as applicable, is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. Buyer acknowledges that this Agreement and the sale of the Purchased Assets is subject to higher or otherwise better bids and Bankruptcy Court approval. Buyer acknowledges that in order to obtain such approval Sellers will be required to demonstrate to the Bankruptcy Court that they have taken reasonable steps to obtain the highest or otherwise best bid for the Purchased Assets and that such demonstration shall include serving notice of the transactions contemplated by this Agreement to creditors and interested parties, providing information about Sellers to prospective bidders, entertaining higher or otherwise better bids from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Purchased Assets, conducting an Auction.

(c)    Each of Sellers and Buyer shall appear formally or informally in the Bankruptcy Court if reasonably requested by the other Party or required by the Bankruptcy Court in connection with the transactions contemplated by this Agreement and keep the other Party reasonably apprised of the status of material matters related to this Agreement, including, upon reasonable request and if not otherwise inconsistent with the Bidding Procedures Order, promptly furnishing the other Party with copies of notices or other communications received by such Party from the Bankruptcy Court or any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement.
(d)    Subject to the entry of the Sale Order and upon consummation of the Closing, Buyer shall pay, or cause the payment of, the Cure Costs and cure any and all other defaults and breaches under the Purchased Contracts in accordance with the provisions of Section 365 of the Bankruptcy Code and this Agreement.
(e)    Unless Buyer is not the Successful Bidder or a Back-Up Bidder, the Sale Order shall, among other things, (i) approve, pursuant to Sections 105, 363 and 365 (or if applicable, 1129) of the Bankruptcy Code, (A) the execution, delivery and performance by Sellers of this Agreement, (B) the sale of the Purchased Assets to Buyer and/or Buyer Designee(s) on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances) and (C) the performance by Sellers of their respective obligations under this Agreement, (ii) authorize and empower Sellers to assume and assign to Buyer and/or the applicable Buyer Designee(s) the Purchased Contracts, (iii) find that Buyer and/or Buyer Designee(s), as applicable, is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, find that neither Buyer nor Buyer Designee(s) is a successor to any Seller and grant Buyer and/or Buyer Designee(s) the protections of Section 363(m) of the Bankruptcy Code, (iv) find that Buyer and Buyer Designee(s) shall have no Liability or responsibility for any Liability or other obligation of any Seller arising under or related to the Purchased Assets other than as expressly set forth in this Agreement or as required under applicable nonbankruptcy Law, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, successor, or transferee Liability, labor law, de facto merger, or substantial continuity, (v) find that Buyer and/or Buyer Designee(s), as applicable, has provided adequate assurance (as that term is used in Section 365 of the Bankruptcy Code) of future performance in connection with the assumption and assignment of the Purchased Contracts, and (vi) find that neither Buyer nor any Buyer Designee shall have any Liability for any Excluded Liability. Without limiting Sellers’ obligation to take all such actions as are reasonably necessary to obtain Bankruptcy Court approval of the Sale Order, Buyer agrees that it will promptly take reasonable actions to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (x) demonstrating that Buyer and/or Buyer Designee(s), as applicable, is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code and (y) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code. Nothing in this Agreement shall require Buyer, a Buyer Designee, Sellers or their respective Affiliates to give testimony to or submit any pleading, affidavit or information to the Bankruptcy Court or any

Person that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or their respective stakeholders.
(f)    Sellers acknowledge and agree, and the Sale Order shall provide that, except as otherwise provided in Section 2.02, on the Closing Date and concurrently with the Closing, all then existing or thereafter arising obligations, Liabilities and Encumbrances of, against or created by Sellers or their bankruptcy estate, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Purchased Assets. On the Closing Date, the Purchased Assets shall be transferred to Buyer or to the applicable Buyer Designee, as applicable, free and clear of all obligations, Liabilities and Encumbrances, other than Permitted Encumbrances and the Assumed Liabilities to the fullest extent permitted by Section 363 of the Bankruptcy Code.
(g)    In the event the entry of the Bidding Procedures Order, the Sale Order or any other Orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bidding Procedures Order, the Sale Order or other such Order), Buyer and Sellers shall use commercially reasonable efforts to defend such appeal. Sellers and Buyer, as applicable, shall comply with all notice requirements (i) of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure or (ii) imposed by the Sale Order, in each case, in connection with any pleading, notice or motion to be filed in connection herewith.
(h)    In the event that any of the Parties to this Agreement discovers a Contract Primarily related to the Business or related to the Purchased Assets or the Assumed Liabilities (whether prior to, on or following the Closing) and such Contract (i) was not a Purchased Contract in accordance with Section 2.01(a), (ii) is a Contract which Buyer wishes to assume the rights and obligations of and (iii) has not been rejected by Sellers (with Buyer’s prior written consent in compliance with the immediately preceding sentence), Buyer and Sellers shall execute, acknowledge and deliver such other instruments and take such further actions as are reasonably practicable for Buyer or the applicable Buyer Designee to assume the rights and obligations under such Contract as of the Closing (or, if applicable, as soon as reasonably practicable following the Closing), otherwise in accordance with Section 2.05.
(i)    Buyer agrees and acknowledges that Sellers and their Affiliates shall be permitted, and shall be permitted to cause their Representatives, to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, respond to any unsolicited inquiries, proposals or offers submitted by, and enter into any discussions or negotiations regarding any of the foregoing with, any Person (in addition to Buyer and its Affiliates and Representatives) relating to a Competing Bid, in each case subject to the Bidding Procedures and the Bidding Procedures Order.
(j)    If the Successful Bidder, to the extent such party is not Buyer, fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Successful Bidder, the Back-Up Bidder will be deemed to have the new prevailing bid. In the event that Buyer is not selected as the Successful Bidder but is otherwise the next highest or otherwise best bid, Buyer will serve as the Back-Up Bidder for the Purchased Assets and Sellers shall be required to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement; provided, however, if the Buyer is chosen at the Auction to be the Back-Up Bidder, Buyer shall only be required to keep Buyer’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable until the date of closing of an Alternative Transaction with the Successful Bidder or until the release of such back-up bid by the Sellers in writing.
SECTION 7.11    No Successor Liability. Except as otherwise expressly ordered by the Bankruptcy Court, the Parties intend that, to the fullest extent permitted by applicable Law (including under Section 363 of the Bankruptcy Code), upon the Closing, neither Buyer nor any Buyer Designee shall be deemed to: (a) be the successor of any Seller, (b) have, de facto or otherwise, merged with or into Sellers, (c) be a mere continuation or substantial continuation of Sellers or the enterprise(s) of Sellers or (d) be liable or have any Liability for any acts or omissions of Sellers in the conduct of the Business or arising under or related to the Purchased Assets other than as expressly set forth and agreed in this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, the Parties intend that neither Buyer nor any Buyer Designee shall have any Liability for any Encumbrance (other than the Assumed Liabilities and Permitted Encumbrances on the Purchased Assets) against Sellers or any of Sellers’ predecessors or Affiliates, and neither Buyer nor any Buyer Designee shall have any successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date or in connection with the transactions contemplated to occur on the Closing, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business, the Transferred Employees (and the provision of employment offers to, and the acceptance of such offers by, Transferred Employees), the Purchased Assets or any Liability of Sellers arising prior to, or relating to any period occurring prior to, the Closing Date. The Parties agree that the Sale Order shall contain provisions substantially in the form set forth in this Section 7.11. Buyer acknowledges and agrees that this Section 7.11 shall not in any way be deemed to modify or contract Buyer’s obligations with respect to Assumed Liabilities.
SECTION 7.12    Change of Name. Promptly following Closing, but in any event by the completion of the Wind-Down, each Seller whose name includes the words “Del Monte” or the other names listed on Section 7.12 of the Disclosure Schedules shall discontinue the use of their current name (and any other trade names or “d/b/a” names currently utilized by such Seller) and no Seller shall subsequently change any of their names to or otherwise use or employ any name which includes the words “Del Monte” or the other names listed on Section 7.12 of the Disclosure Schedules without the prior written consent of Buyer.
SECTION 7.13    Communications with Customers and Suppliers. Prior to the Closing, the Parties shall reasonably cooperate with each other in coordinating their communications with any Material Customer, Material Supplier or other material contractual counterparty of Sellers with respect to the Business in relation to this Agreement and the transactions contemplated hereby subject to applicable Law. Buyer shall not, and shall cause its Affiliates and Representatives not to, engage in any communications with any Material Customer, Material Supplier or other material contractual counterparty of Sellers in relation to this Agreement and the transactions contemplated hereby without Sellers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
SECTION 7.14    Inventory from Mexico. Following the date of this Agreement, if requested by Sellers, Buyer shall enter in an agreement with Industrias Citrícolas de Montemorelos, S.A. de C.V. (“ICMOSA”) on terms reasonably acceptable to Buyer and Sellers, pursuant to which Buyer will acquire inventory from ICMOSA for a purchase price consistent with the amounts set forth on Section 7.14 of the Disclosure Schedules.
SECTION 7.15    Investigation; Purchased Assets.
(a)    Buyer acknowledges for the benefit of Sellers (and their respective financial and other professional advisors) that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Business (including the Purchased Assets and the Purchased Entities), Excluded Assets, and the Excluded Liabilities, and that it and its Representatives have received access to the books and records, facilities, equipment, Contracts and other assets of the Business for such purpose. Buyer further acknowledges and agrees that, except for the representations and warranties contained in Article 3 (as modified by the Disclosure Schedules), no Seller nor any of its respective Affiliates or financial or other professional advisors, nor its or their respective Representatives makes or has made or is deemed to have made any representation or warranty, either express or implied, of any nature whatsoever, or other statements or information concerning Sellers, any of their respective Affiliates, the Business, the Purchased Assets, the Purchased Entities, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities in connection with the transactions contemplated by this Agreement, or any matter relating to any of them, including their respective businesses, affaires, assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to Buyer or any of its Affiliates or any of their respective Representatives by or on behalf of Sellers or otherwise in connection with the transactions contemplated hereby, and such representations and warranties are expressly disclaimed. No Seller makes any representations or warranties regarding the probable success or profitability of the Business. Buyer has not relied on any representation, warranty or other statement by any Person on behalf of Sellers, other than the representations and warranties of Sellers expressly contained in Article 3 (as modified by the Disclosure Schedules).
(b)    Buyer agrees, warrants and represents that Buyer is purchasing the Purchased Assets and the Purchased Entities “AS IS” and “WITH ALL FAULTS” based solely on the representations and warranties set forth in Article 3 (as modified by the Disclosure Schedules) and Buyer’s own investigation of Sellers, the Purchased Assets, the Assumed Liabilities, the Excluded Assets, the Excluded Liabilities and the Business. Buyer further acknowledges that the consideration for the Purchased Assets specified in this Agreement has been agreed upon by Sellers and Buyer after good-faith arms-length negotiation in light of Buyer’s agreement to purchase the Purchased Assets “AS IS” and “WITH ALL FAULTS.” Buyer agrees, warrants and represents that, except for the express representations and warranties set forth in Article 3 (as modified by the Disclosure Schedules), Buyer has relied, and shall rely, solely upon its own investigation of all such matters, and that Buyer assumes all risks with respect thereto. EXCEPT AS SET FORTH IN ARTICLE 3 (AS MODIFIED BY THE DISCLOSURE SCHEDULES), NO SELLER MAKES ANY EXPRESS WARRANTY, NO

WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND NO IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES OR THE PURCHASED ASSETS, THE PURCHASED ENTITIES, THE ASSUMED LIABILITIES, THE EXCLUDED ASSETS, THE EXCLUDED LIABILITIES OR THE BUSINESS.
SECTION 7.16    Mutual Releases.
(a)    Buyer Release. Effective on the Closing Date, Buyer, Guarantor and NewCo, for themselves and on behalf of their past, present and future controlled Subsidiaries and its and such controlled Subsidiaries respective current or former directors, officers, members, partners, managers, employees, agents, lenders, investment bankers, attorneys, accountants, advisors and other representatives (collectively, “Buyer Representatives”), and each of its and their respective successors, assigns, heirs and executors (each, a “Buyer Releasor”), hereby irrevocably, knowingly, and voluntarily releases, discharges, and forever waives and relinquishes all claims, demands, Liabilities, losses, debts, costs, fees, expenses, penalties, Actions, covenants, suits, judgments, damages, defenses, affirmative defenses, setoffs, counterclaims, actions, obligations, and causes of action of whatever kind, character or nature, whether known or unknown, suspected or unsuspected, in contract, contingent or absolute, matured or unmatured, liquidated or unliquidated, direct or indirect, at Law or in equity, derivative or otherwise, which any Buyer Releasor has, may have, or may assert now or in the future against (i) Sellers, (ii) the Consenting Lenders, (iii) the ABL Agent, (iv) the ABL Lenders, (v) in the case of the entities listed in clauses (ii) through (iv), such entities’ respective officers and directors, (v) solely with respect to Sellers, their Subsidiaries, and their respective current and former officers and directors, (vi) in the case of the entities listed in clauses (i) through (v), such entities’ respective employees, agents, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, for any claims arising from the beginning of time and up to the Closing Date in respect of any period prior to the Closing and (vii) the Persons set forth on Section 7.16 of the Disclosure Schedule (collectively, the “Buyer Released Parties”). Notwithstanding anything to the contrary in the foregoing, the provisions of this Section 7.16 do not release any claims against a Released Party related to any act or omission that is determined in a final order by a court of competent jurisdiction to have constituted Fraud. For the avoidance of doubt, Parent shall not be a Buyer Released Party.
(b)    Seller Releases. Effective on the Closing Date, Seller, for itself and on behalf of its past, present and future controlled Subsidiaries and its and such controlled Subsidiaries respective current or former directors, officers, members, partners, managers, employees, agents, lenders, investment bankers, attorneys, accountants, advisors and other representatives (collectively, “Seller Representatives”), and each of its and their respective successors, assigns, heirs and executors (each, a “Seller Releasor”), hereby irrevocably, knowingly, and voluntarily releases, discharges, and forever waives and relinquishes all claims, demands, Liabilities, losses, debts, costs, fees, expenses, penalties, Actions, covenants, suits, judgments, damages, defenses, affirmative defenses, setoffs, counterclaims, actions, obligations, and causes of action of whatever kind, character or nature, whether known or unknown, suspected or unsuspected, in contract, contingent or absolute, matured or unmatured, liquidated or unliquidated, direct or indirect, at Law or in equity, derivative or otherwise, which any Seller Releasor has, may have, or may assert now or in the future against (i) NewCo, (ii) Buyer, (iii) Guarantor, (iv) such entities’ respective officers and directors, (v) in the case of the entities listed in clauses (i) through (iii), such entities’ respective employees, agents, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, for any claims arising from the beginning of time and up to the Closing Date in respect of any period prior to the Closing and (vi) the Persons set forth on Section 7.16 of the Disclosure Schedule (collectively, the “Seller Released Parties”). Notwithstanding anything to the contrary in the foregoing, the provisions of this Section 7.16 do not release any claims against a Seller Released Party related to any act or omission that is determined in a final order by a court of competent jurisdiction to have constituted Fraud.
SECTION 7.17    Corporate Existence. The Parties acknowledge and agree that nothing in this Agreement or any other Transaction Document shall require any Seller to maintain its corporate (or similar) existence, or shall prevent any Seller or any of their Subsidiaries from winding down its operations.
SECTION 7.18     Shared Contracts.
(a)    Buyer and Seller agree that Buyer shall be entitled to assume the Purchased Shared Contracts but shall not be entitled to assume those Shared Contracts which are proposed to be assumed by the B&S Buyer or the Fruit Buyer as set forth on Schedule 7.18 (an “Other Buyer”) even though such Shared Contracts also relate to the Business (an “Excluded Shared Contract”); provided, that (i) to the extent that the applicable Other Buyer(s) does not assume an Excluded Shared Contract or any other Shared Contract that is not a Purchased Shared Contract (each an “Eligible Shared Contract”), then, so long as Buyer is willing to pay the Cure Costs associated with such Eligible Shared Contract, Buyer shall be entitled to assume such Eligible Shared Contract (which shall then become a Purchased Contract hereunder) and (ii) in the event that Buyer and an Other Buyer request such Eligible Shared Contract, then Sellers shall reasonably cooperate with Buyer and such Other Buyer in determining a successful resolution of such Eligible Shared Contract taking into consideration Buyer’s obligations under the Wind-Down Transition Services Agreement, the B&S Buyer Transition Services Agreement and/or the Fruit Buyer Transition Services Agreement (which shall, to the extent it is assumed by Buyer, become a Purchased Shared Contract hereunder).
(b)    Buyer acknowledges that (i) the transaction contemplated by this Agreement is one transaction in a series of transactions contemplated by Sellers in connection with the Chapter 11 Cases, (ii) Sellers are also selling the Fruit Business to the Fruit Buyer and the B&S Business to the B&S Buyer, (iii) Eligible Shared Contracts relating to the Business also relate to the Fruit Business and/or the B&S Business (each, an “Other Business”) that may be sold by Sellers to such Other Buyers or otherwise wound down by Sellers pursuant to the Wind-Down, (iv) Buyer may be required to rely on Sellers and/or the Other Buyers to obtain access to the benefits of such Shared Contracts and/or may be required to negotiate a replacement contract with the counterparties to such Shared Contracts and (v) to the extent the Purchased Shared Contracts are assigned to Buyer, one or both of the Other Buyers may be required to rely on Buyer in connection with the B&S Buyer Transition Services Agreement, the Fruit Buyer

Transition Services Agreement, the Fruit Buyer License Agreement, or otherwise in order to obtain access to the benefits of such Purchased Shared Contracts and/or may be required to negotiate a replacement contract with counterparties to such Purchased Shared Contracts. Accordingly, (x) Buyer agrees that if requested by an Other Buyer, it shall use commercially reasonable efforts to cooperate with and assist such Other Buyer and Sellers, including by negotiating in good faith with any Other Buyer and the counterparty to such Purchased Shared Contract in connection with the B&S Buyer Transition Services Agreement, the Fruit Buyer Transition Services Agreement, the Fruit Buyer License Agreement or other reasonable arrangement mutually agreeable to Buyer and such Other Buyer, in order to reasonably provide to such Other Buyer with the benefits of such Purchased Shared Contract that the applicable Other Business received prior to the Closing; provided, that in connection with any such reasonable arrangement, Buyer shall not be required to breach the Purchased Shared Contract in order to provide such access and Buyer shall be entitled to reimbursement of its expenses and reasonable compensation from such Other Business and (y) Sellers agree that if requested by Buyer, Sellers shall use commercially reasonable efforts to cooperate with and assist Buyer in establishing with any Other Buyer a transition services agreement, license agreement or other reasonable arrangement mutually agreeable to Buyer and such Other Buyer, in order to reasonably provide to Buyer with the benefits of such Shared Contract that the Business received prior to the Closing.
SECTION 7.19    Wrong Pockets.
(a)    If at any time and from time to time after the Closing, (i) Sellers shall receive or otherwise possess any asset that has been allocated to Buyer (including any cash, checks, or other payment), then Sellers shall promptly transfer or cause to be transferred such asset to Buyer, (ii) any Other Buyer receives or otherwise possesses any asset (including any cash, checks, or other payment) that has been allocated to Buyer, then Sellers shall use their commercially reasonable efforts to transfer or cause to be transferred such asset to Buyer and (iii) Buyer shall receive or possess any Excluded Asset, then Buyers shall promptly transfer or cause to be transferred such asset to Sellers.  If at any time and from time to time after the Closing, Buyer or the Business shall receive or otherwise possess any asset (including any cash, checks, or other payment) that has been allocated to an Other Buyer, then Buyer shall promptly transfer, or cause to be transferred, such asset to Sellers or, if designated by Sellers, to the Other Buyer so entitled thereto.
(b)    If at any time and from time to time after the Closing, (i) Sellers shall have any Liability that has been allocated to Buyer, then Buyer shall promptly accept, assume and agree to faithfully perform such Liability from Sellers, (ii) any Other Buyer shall have any Liability that has been allocated to Buyer, then Buyer shall promptly accept, assume and agree to faithfully perform such Liability from such Other Buyer, (iii) Buyer shall have any Liability that has been allocated to a Seller, then the applicable Seller shall promptly accept, assume and agree to faithfully perform such Liability from Buyer and (iv) Buyer or the Business shall have any Liability that has been allocated to any Other Buyer, then Sellers shall use their commercially reasonable efforts to cause such Other Buyer to promptly accept, assume and agree to faithfully perform such Liability from Buyer.

SECTION 7.20    Inventory Locations. Sellers have requested from the landlord or service provider of each Inventory Location an extension of Sellers’ deadline under Section 365(d)(4)(A)(i) of the Bankruptcy Code to provide notice to such landlord or service provider of the assumption (and assignment) or rejection of the Lease and/or other Contract associated with the Inventory Locations (the “Inventory Location Agreements”). Buyer acknowledges that during the period beginning on the Closing and ending on the date that is three (3) months following the Closing (the “Extension Period”), Sellers shall provide Buyer and its representatives with reasonable access to each Inventory Location, in a manner that does not unreasonably interfere with Sellers’ operations, to facilitate Buyer’s removal of the Inventory, and that all of Sellers’ costs and expenses relating to or attributable to the Inventory Locations, including, but not limited to, any rent or other payments owing to the landlord, service provider or other Person under any Inventory Location Agreement, utilities, any prepaid insurance, maintenance, real property Tax or common area or like payments, shall be borne by Buyer during the Extension Period. For the avoidance of doubt, Buyer shall also bear all costs and expenses related to the removal and transportation of the Inventory from the Inventory Locations. Following the expiration of the Extension Period, to the extent Buyer requires continued access to one or more of the Inventory Locations, Buyer shall negotiate a further extension or make other arrangements with the landlord or service provider of each such Inventory Location, with any and all costs and expenses incurred in connection with such extension or other arrangement to be borne solely by Buyer.
SECTION 7.21    Wind-Down Transition Services. At the Closing, Buyer shall enter into the Wind-Down Transition Services Agreement with the Sellers pursuant to which it will provide certain services to and on behalf of Sellers in order to provide for the Wind-Down of Sellers following the Closing. Buyer acknowledges and agrees that the services performed by Buyer pursuant to the Wind-Down Transition Services Agreement, from the period beginning on the Closing Date until the six (6) month anniversary of the Closing Date (the “Initial Term”), shall be provided to Sellers at no cost to Sellers. Following the expiration of the Initial Term, Buyer and Sellers shall negotiate in good faith to determine an extension of the Initial Term and the terms and conditions thereof, including, if mutually agreed, a service fee to be charged to Sellers in exchange for the services provided by Buyer pursuant to the Wind-Down Transition Services Agreement. The parties agree that in the event a service fee is imposed, in no event shall such service fee exceed the reasonable, documented, third-party, out-of-pocket fees, costs and expenses of Buyer, consistent with the budget attached to the Wind-Down Transition Services Agreement.

ARTICLE 8

CONDITIONS TO CLOSING
SECTION 8.01    Conditions to Obligations of Buyer and Sellers. The obligations of each of Buyer and Sellers to consummate the Closing are subject to the satisfaction or valid waiver at or prior to the Closing of the following conditions:
(a)    all waiting periods (including any extension thereof) applicable to the purchase and sale of the Purchased Assets under the HSR Act or any other applicable Antitrust

Law, or Foreign Direct Investment Law, set forth on Section 8.01(a) of the Disclosure Schedules shall have expired or been terminated;
(b)    no provision of any applicable Law and no judgment, injunction or Order shall then be in effect prohibiting or making illegal the consummation of the Closing; and
(c)    the Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be a Final Order.
SECTION 8.02    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or valid waiver) at or prior to the Closing of the following further conditions:
(a)    the representations and warranties of Sellers in this Agreement shall be true and correct on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except in each case where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect,” “Material Adverse Effect” or similar qualifiers contained therein) has not had or would not reasonably be expected to have a Material Adverse Effect;
(b)    the covenants and agreements that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects;
(c)    Sellers shall have delivered, or cause to be delivered, to Buyer each item set forth in Section 2.08(a);
(d)    Sellers shall have performed and complied in all material respects with their obligations under Section 5.02(b); and
(e)    since the date of this Agreement, there shall not have occurred a Material Adverse Effect.
SECTION 8.03    Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Closing is subject to the satisfaction (or valid waiver) at or prior to the Closing of the following further conditions:
(a)    the representations and warranties of Buyer in this Agreement shall be true and correct on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or similar qualifiers contained therein) in all respects as of such earlier date, except where such failures to be true and correct would not materially impair or prevent Buyer’s ability to consummate the transactions contemplated by this Agreement;

(b)    the covenants and agreements that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects;
(c)    the consummation of the B&S Sale Transaction and the Fruit Sale Transaction shall have already occurred or shall occur simultaneously with the transaction contemplated by this Agreement; and
(d)    Buyer shall have delivered, or cause to be delivered, to the appropriate Person(s) each item set forth in Section 2.08(b).

ARTICLE 9

SURVIVAL
SECTION 9.01    Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a)(i) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto and (ii) the covenants in this Agreement only requiring performance at or prior to the Closing shall, in each case, terminate and be of no further force and effect effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no Liability on the part of, nor shall any claim be made by or on behalf of, any Party or any Party’s Affiliates in respect thereof and (b) the covenants in this Agreement that contemplate performance after the Closing or expressly by their terms survive the Closing shall survive the Closing in accordance with their respective terms (the “Surviving Post-Closing Covenants”); provided, however, that if no term is specified, the Surviving Post-Closing Covenants shall survive until the earliest of (i) full performance of such covenant in accordance with its terms, (ii) three (3) years following the Closing Date and (iii) with respect to any covenant of a Seller individually, the completion of the Wind-Down of such Seller; provided, further, however, that nothing herein shall limit the liability of any Party for Fraud committed by such Party (and only the Person or Persons that committed such Fraud will be liable therefor).  Except with respect to the Surviving Post-Closing Covenants and Fraud, no other remedy shall be asserted or sought by Buyer, and Buyer shall cause its Affiliates not to assert or seek any other remedy, against Sellers or any of their respective Affiliates under any contract, misrepresentation, tort, strict liability, or statutory or regulatory Law or theory or otherwise, all such remedies being hereby knowingly and expressly waived and relinquished to the fullest extent permitted under applicable Law. Buyer and Sellers acknowledge and agree, on their own behalf and on behalf of their Affiliates that the agreements contained in this Section 9.01 are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 9.01, none of the Parties would enter into this Agreement.

ARTICLE 10

TERMINATION
SECTION 10.01    Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written agreement of Sellers and Buyer;
(b)    by either Sellers or Buyer, if the Closing shall not have been consummated on or before March 31, 2026, which such date may be extended for sixty (60) days by mutual written agreement of Sellers and Buyer (such date the “End Date”); provided, however, if all of the conditions to Closing, other than the conditions set forth in Section 8.01(a) or Section 8.01(b) shall have been satisfied or shall be capable of being satisfied at the End Date (or if all of the conditions to the closing of the B&S Sale Transaction and/or the Fruit Sale Transaction, other than the conditions to such transaction that correspond to Section 8.01(a) or Section 8.01(b), shall have been satisfied or shall be capable of being satisfied at the End Date), either Sellers or Buyer may, by written notice to the other Party, extend the End Date for two (2) additional thirty (30)-day periods (each, a “Renewal Period”) and such date, as so extended to the end of the first or second Renewal Period, as the case may be, shall be deemed the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to a Party whose breach of any of its representations, warranties, covenants or agreements contained herein has been the primary cause of the failure of the Closing to occur on or before the End Date;
(c)    by Sellers, if Sellers are not then in material breach of their obligations under this Agreement and Buyer breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (i) would prevent the satisfaction of a condition set forth in Section 8.01 or Section 8.02, (ii) cannot be, or has not been, cured within ten (10) days following delivery of written notice to Buyer of such breach or failure to perform and (iii) has not been waived by Sellers;
(d)    by Buyer, if Buyer is not then in material breach of its obligations under this Agreement and Sellers breach or fail to perform any of their representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (i) would prevent the satisfaction of a condition set forth in Section 8.01 or Section 8.03, (ii) cannot be, or has not been, cured within ten (10) days following delivery of written notice to Sellers of such breach or failure to perform and (iii) has not been waived by Buyer;
(e)    by either Buyer or Sellers, (i) if the Bankruptcy Court enters an Order dismissing, or converting into cases under Chapter 7 of the Bankruptcy Code, any of the cases commenced by Sellers under Chapter 11 of the Bankruptcy Code and comprising part of the Chapter 11 Cases, (ii) if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of Sellers is appointed in the Chapter 11 Cases or (iii) an Order or dismissal, conversion or appointment is entered with respect to the Chapter 11 Cases prior to the Closing Date for any reason and not reversed or vacated within fourteen (14) days after entry thereof;
(f)    by Buyer or Sellers, if any Governmental Authority issues any Order permanently enjoining or otherwise permanently prohibiting the transactions contemplated by this Agreement and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(f) shall not be available to a Party that failed to use its reasonable best efforts to contest, resolve or lift such Order; provided, further, that the right to terminate this Agreement under this Section 10.01(f) shall not be available to any Party if such Order was primarily caused by (i) such Party’s material breach of any provision of this Agreement or (ii) such Party’s failure to comply in any material respect with its obligations hereunder;
(g)    in the event that the Buyer is not chosen at the Auction to be the Successful Bidder or the Back-Up Bidder, this Agreement shall terminate automatically;
(h)    by either Buyer or Sellers, if an Order of the Bankruptcy Court is entered denying approval of the Sale Order and such Order shall have become a Final Order; or
(i)    by Sellers if Sellers determine, in good faith and after consultation with their advisors, that the continued performance under this Agreement or any Transaction Document would be inconsistent with their fiduciary obligations under applicable Law.
The Party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other Party in accordance with Section 11.01. For the avoidance of doubt, each condition permitting termination of this Agreement set forth in this Section 10.01 shall be considered separate and distinct from each other such condition and, if more than one termination condition set forth in this Section 10.01 is applicable, the Party exercising any such termination right shall have the right to choose the termination condition pursuant to which this Agreement is to be terminated.
SECTION 10.02    Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, (a) this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 7.01(a), this Section 10.02, Section 10.03 and Article 11, which shall survive such termination of this Agreement and (b) no Party (nor any stockholder, director, officer, employee, agent, consultant or representative of any such Party) shall thereafter have any Liability hereunder, except as provided in Section 10.03 (including relating to the forfeiture of the Deposit and the payment of any other Termination Payments); provided that nothing in this Section 10.02 shall be deemed to release any Party from any Liability (i) for any Willful Breach by such Party of this Agreement occurring prior to its termination and (ii) that may otherwise be provided in, or contemplated by, the provisions of Section 7.01(a).
SECTION 10.03    Deposit.
(a)    If Sellers validly terminate this Agreement pursuant to Section 10.01(c), or this Agreement is otherwise terminated when Sellers could have terminated this Agreement pursuant to Section 10.01(c) (taking into consideration the applicable cure period set forth therein), then the Deposit shall be forfeited to Sellers in accordance with the terms of the Escrow Agreement. The Parties acknowledge and hereby agree that the release of the Deposit to Sellers if, as and when required to be paid in accordance with this Section 10.03(a), shall not constitute a penalty but will be liquidated damages, and that such Deposit is a reasonable amount to compensate Sellers in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone during the pendency of this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Closing, which amount would otherwise be impossible to calculate with precision. Such forfeiting of the Deposit plus any Enforcement Costs, as applicable, shall be Sellers’ sole and exclusive remedy for termination pursuant to Section 10.01(c) of this Agreement or termination when Sellers could have terminated this Agreement pursuant to Section 10.01(c).
(b)    If this Agreement is terminated other than in a manner described in Section 10.01(c) or when Sellers could have terminated this Agreement pursuant to Section 10.01(c) (taking into consideration the applicable cure period set forth therein), the Deposit and any Escrow Earnings (as defined in the Escrow Agreement) shall be delivered to the Buyer, and Sellers shall reasonably cooperate with Buyer in obtaining the release of the Deposit and Escrow Earnings, including by delivering joint written instructions with Buyer to the Escrow Agent to instruct the Escrow Agent to release the Deposit and any Escrow Earnings (as defined in the Escrow Agreement) to Buyer, as directed by Buyer.
(c)    If Buyer objects to the release of the Deposit and in order to obtain a release of the Deposit (and all interest accrued or accruing thereon), Sellers either commence an Action or defend against an Action that results in a release of all or a portion of the Deposit to Sellers, then Buyer shall pay or cause to be paid to Sellers (or its designee) all reasonable and out-of-pocket costs and expenses (including reasonable attorneys’ fees and the reasonable fees and expenses of any experts and/or consultants engaged by Sellers) of Sellers in connection with such Action, together with interest on the amount of the Deposit from the date such Deposit should have been released to Sellers until the date that the Deposit is actually released to Sellers at a per annum rate based on the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date such payment was required to be made, plus 5.0% (such costs and expenses, collectively with such interest, “Enforcement Costs” together with the release of the Deposit, the “Termination Payments”).  Any amount payable by or on behalf of Buyer pursuant to this Section 10.03(b) shall be paid by Buyer by wire transfer of immediately available funds.  Notwithstanding the foregoing or anything else herein to the contrary, prior to the termination of this Agreement, Sellers shall be entitled to seek specific performance of Buyers’ obligations hereunder in accordance with Section 11.08 while simultaneously seeking payment of the Termination Payments as an alternative remedy in the applicable Action.  In the event that Sellers seek the release of the Deposit as an alternative remedy in an Action as described in the preceding sentence and ultimately obtain a judgment against Buyer for the Termination Payments, then all reasonable and out-of-pocket costs and expenses (including reasonable attorneys’ fees and the reasonable fees and expenses of any experts and/or consultants engaged by Sellers) of Sellers incurred as a result of or in connection with such Action (including all such costs, fees and expenses related solely to the specific performance part of such Action) shall constitute Enforcement Costs hereunder and shall be paid by Buyer to Sellers simultaneously with release of the Deposit to Sellers.
SECTION 10.04    Costs and Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

ARTICLE 11

MISCELLANEOUS
SECTION 11.01    Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be delivered to the addresses set forth below (or pursuant to such other address(es) as may be designated in writing by the Party to receive such notice):
if to Buyer or Guarantor:
Del Monte Fresh Produce Company
241 Sevilla Avenue
Coral Gables, Florida 33144
Attention:    Mohammed Abbas, Email MAbbas@FreshDelmonte.com
Effie Silva, Email: ESilva@FreshDelmonte.com

with a copy, which shall not constitute notice, to:
Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10017
Attention:    Oscar Pinkas, Leo Muchnik, Kara MacCullough
Email:    pinkaso@gtlaw.com;
    muchnikl@gtlaw.com; and
    macculloughk@gtlaw.com
if to Sellers, to:
Del Monte Foods Holdings Limited
205 North Wiget Lane
Walnut Creek, California 94598

Attention:    William R. Sawyers
Email:        William.Sawyers@delmonte.com
with a copy, which shall not constitute notice, to:
Herbert Smith Freehills Kramer (US) LLP
1177 Avenue of the Americas
New York, New York 10036
Attention:    Shari Krouner, Colin Bumby, Adam Rogoff, Rachael Ringer and Eleni Zanias
Email:        Shari.Krouner@hsfkramer.com;
        Colin.Bumby@hsfkramer.com;
        Adam. Rogoff@ hsfkramer.com;
        Racheal.Ringer@ hsfkramer.com; and
        Eleni.Zanias@hsfkramer.com
All such notices, requests and other communications shall be deemed received (a) if delivered prior to 5:00 p.m. New York time on a day which is a Business Day, then on such date of delivery if delivered personally, or, if delivered by email (unless the sender receives a “bounceback” or other failure to deliver message notification), and if personally delivered, or, if delivered by email (unless the sender receives a “bounceback” or other failure to deliver message notification), after 5:00 p.m. New York time, then on the next succeeding Business Day, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.
SECTION 11.02    Amendments and Waivers.
(a)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of Buyer and Seller Parent (on behalf of itself and each Seller) or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided that any waiver asserted against any Seller shall be valid if given by Seller Parent on behalf of such Seller. For clarity, Bankruptcy Court approval shall not be required for any amendment to this Agreement.
(b)    No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
SECTION 11.03    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that subject to Buyer’s right to designate a Buyer Designee as set forth in Section 2.01, Buyer, on the one hand, may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Seller Parent, and each

Seller, on the other hand, may not assign, delegate or otherwise transfer any of their respective rights or obligations under this Agreement without the prior written consent of Buyer. Any attempted assignment in violation of this Section 11.03 shall be null and void, ab initio. Notwithstanding anything herein to the contrary, (a) in no event shall the designation of a Buyer Designee result in incremental Taxes that would be borne by or otherwise reduce any amounts available to Sellers and (b) Buyer shall provide Sellers with a reasonable advance notice prior to the designation of a Buyer Designee and shall cooperate in good faith with Sellers in connection therewith.
SECTION 11.04    Governing Law. This Agreement, and all disputes, claims and causes of action (whether in contract or tort) arising out of, relating to or in connection with this Agreement, or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, including with respect to the application of the State of Delaware’s statute of limitations to any such disputes, claims or causes of action, without regard to the conflicts of law rules of such State.
SECTION 11.05    Jurisdiction. The Parties agree that, during the period from the date hereof until the date on which the Chapter 11 Cases are closed or dismissed (the “Bankruptcy Period”), any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Bankruptcy Court. The Parties further agree that, following the Bankruptcy Period, any Action with respect to this Agreement or the transactions contemplated hereby shall be brought against any of the Parties exclusively in either the United States District Court for the District of Delaware or any state court of the State of Delaware located in such district, and each of the Parties hereby irrevocably consents to the jurisdiction of such court and the Bankruptcy Court (and of the appropriate appellate courts therefrom) in any such Action (including any Proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action (including any Proceeding) in such courts or that any such Action (including any Proceeding) which is brought in such courts has been brought in an inconvenient forum. Process in any such Action (including any Proceeding) may be served on any party anywhere in the world, whether within or without the jurisdiction of the Bankruptcy Court, the United States District Court for the District of Delaware or any state court of the State of Delaware. Without limiting the foregoing, each Party agrees that service of process on such Party in the manner as provided in Section 11.01 for notices shall be deemed effective service of process on such Party.
SECTION 11.06    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSES OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS

SECTION 11.06 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
SECTION 11.07    Counterparts; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of a .pdf version (or other electronic means) of one or more signatures to this Agreement shall be deemed adequate delivery for purposes of this Agreement. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. Except as otherwise expressly stated or referred to herein, and except for (a) the Released Parties under Section 7.16, (b) the Non-Recourse Parties under Section 11.13, and (c) the rights of the Retained Counsel under Section 11.14, no other provision of this Agreement is intended to confer upon any Person other than the Parties any rights, benefits, Proceedings or remedies hereunder.
SECTION 11.08    Specific Performance. It is understood and agreed by the Parties that money damages (even if available) would not be a sufficient remedy for any breach of this Agreement by Sellers or Buyer and as a consequence thereof, Sellers and Buyer shall each be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach in addition to any other remedy to which such Party may be entitled in Law or in equity, including an Order of the Bankruptcy Court or other court of competent jurisdiction requiring Buyer or Sellers, as may be applicable, to comply promptly with any of their obligations hereunder. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to show proof of actual damages or provide any bond or other security in connection with such Order.
SECTION 11.09    Entire Agreement. This Agreement and the other Transaction Documents (together with the Schedules and Exhibits hereto and thereto) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to such subject matter. No Party to this Agreement shall be liable or bound to any other Party in any manner by any representations, warranties, covenants or agreements relating to such subject matter except as specifically set forth herein and therein. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.
SECTION 11.10    No Strict Construction. Buyer, on the one hand, and Sellers, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer, on the one hand, and Sellers, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction or any legal decision construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.
SECTION 11.11    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transaction contemplated hereby be consummated as originally contemplated to the fullest extent possible.
SECTION 11.12    Disclosure Schedules. The representations and warranties of Sellers set forth in this Agreement are made and given subject to the disclosures in the Disclosure Schedules. Inclusion of information in the Disclosure Schedules will not be construed as an admission that such information is material to the business, operations of condition (financial or otherwise) of Sellers or their respective businesses, in whole or in part, or as an admission of Liability or obligation of Sellers to any Person. The sections of the Disclosure Schedules have been organized for purposes of convenience in numbered sections corresponding to the sections in this Agreement; provided, however, that any disclosure in any section of the Disclosure Schedules will apply to and will be deemed to be disclosed with respect to any other representation and warranty, so long as the applicability of such disclosure is reasonably apparent on its face. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party or other Person shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedules is or is not material for purposes of this Agreement. Nothing in this Agreement (including the Disclosure Schedules) shall be deemed an admission by either Party or any of its Affiliates, in any Proceedings, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or Law. The Disclosure Schedules and the information and disclosures contained therein are intended only to modify the representations or warranties of Sellers contained in this Agreement. Where the terms of a contract or document have been summarized or described in the Disclosure Schedules, such summary or description does not purport to be a complete statement of the material terms of such contract or document, and all such summaries and descriptions are qualified in their entirety by reference to the contract or document being summarized or described to the extent such contract or other document has been made available to Buyer prior to the date hereof.
SECTION 11.13    No Recourse. Notwithstanding anything in this Agreement or in any other Transaction Document, the Parties hereby acknowledge and agree on their own behalf and on behalf of their respective Affiliates that, except to the extent a Person is a named party to this Agreement, no Person, including any current, former or future director, officer, employee, incorporator, member, manager, director, partner, investor, shareholder, agent, Representative, or Affiliate of any Party (collectively, the “Non-Recourse Parties”), shall have any liability to the other Parties, and each Party shall have no recourse against, any Non-Recourse Party or any other Person other than the other Parties in connection with any liability, claim or cause of action arising out of, or in relation to, this Agreement or the transactions contemplated hereby (other than as set forth in another Transaction Document), whether pursuant to any attempt to pierce the corporate veil, any claims for fraud, negligence or misconduct or any other claims otherwise available or asserted at law or in equity.
SECTION 11.14    Provision Respecting Legal Representation.
(a)    Each of the Parties agrees, on its own behalf and on behalf of its equityholders, managers, directors, members, partners, shareholders, officers, employees and Affiliates, that Herbert Smith Freehills Kramer (US) LLP (“Retained Counsel”) may serve as counsel to Sellers and each of their respective current, former and future equityholders, managers, directors, members, shareholders, partners and Affiliates (individually and collectively, the “Seller Group”) in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Retained Counsel (or any successor) may serve as counsel to the Seller Group, any member thereof or any current, former or future Affiliate or Representative of any member of the Seller Group in connection with any Action or obligation arising out of or relating to this Agreement, the other Transaction Documents or transactions contemplated hereby notwithstanding such prior representation of Sellers and their respective Affiliates, as applicable, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of the Parties shall cause any Affiliate thereof to consent to and waive any conflict of interest arising from such representation. Each of the Parties hereby irrevocably acknowledges and agrees that (a) all communications prior to the Closing between any member of the Seller Group, on the one hand, and their external legal counsel, including Retained Counsel, on the other hand, made in connection with the negotiation, preparation, execution, and delivery of, or the performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Document, any of transactions contemplated hereby or any matter relating to any of the foregoing are privileged communications between the Seller Group and such counsel (collectively, the “Privileged Communications”) and are the property of the Seller Group, (b) the attorney-client privilege and the expectation of client confidence belongs to the Seller Group and shall be controlled solely by the Seller Parent and shall not pass to or be claimed by Buyer or any of its Affiliates, and (c) from and after the Closing, none of Buyer or any of its Affiliates, or any Representative or Person purporting to act on behalf of or through Buyer or any of its Affiliates, will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through any other means. As to any such Privileged Communications prior to the Closing Date, Buyer, together with any of its Affiliates, Representatives, successors or assigns, further agree that no such Person may use or rely on any of the Privileged Communications in any Action against or involving any of the Parties or their respective Affiliates or Representatives after the Closing. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any of its Affiliates and a third party other than a Party to this Agreement, any member of the Seller Group or any of their respective Affiliates or Representatives after the Closing, Buyer may assert the attorney-client privilege to prevent disclosure of confidential communications by Retained Counsel to such third party; provided, however, that Buyer may not waive such privilege without the prior written consent of the Seller Parent.
(b)    The Parties further agree that Retained Counsel and its partners and employees are intended third-party beneficiaries of this Section 11.14.
SECTION 11.15    Damages Limitation. The Parties expressly acknowledge and agree that no Party hereto shall have any liability under any provision of this Agreement for any special, incidental, consequential, exemplary or punitive damages (other than (a) special, incidental or consequential damages to the extent reasonably foreseeable or awarded to a third party or (b) any punitive damages to the extent awarded to a third party) relating to the breach or alleged breach of this Agreement.
SECTION 11.16    Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred by any Seller to secure performance of Buyer’s obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, such Seller will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith.
SECTION 11.17    Disclaimer
(a)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 (AS MODIFIED BY THE DISCLOSURE SCHEDULES), EACH OF SELLERS HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ANY AFFILIATES OR REPRESENTATIVES THEREOF (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY SELLER OR ANY AFFILIATE THEREOF OR ANY OF THEIR RESPECTIVE MANAGERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, CONSULTANTS, OR OTHER REPRESENTATIVES). EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3 (AS MODIFIED BY THE DISCLOSURE SCHEDULES), NONE OF SELLERS OR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES TO BUYER, ANY AFFILIATE THEREOF OR ANY OTHER PERSON REGARDING ANY SELLER OR ANY OF ITS AFFILIATES, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS, OR ANY MATTER RELATING TO ANY OF THEM, INCLUDING THEIR RESPECTIVE BUSINESS, AFFAIRS, ASSETS, LIABILITIES, FINANCIAL CONDITION OR RESULTS OF OPERATIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3 (AS MODIFIED BY THE DISCLOSURE SCHEDULES), NONE OF SELLERS OR ANY OF THEIR AFFILIATES, OR ANY OTHER PERSON OR ENTITY ON BEHALF OF SELLERS OR ANY OF THEIR AFFILIATES, HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES OR BUDGETS MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE

REPRESENTATIVES OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF SELLERS OR ANY OF THEIR AFFILIATES OR OF THE BUSINESS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING ANY OF THE FOREGOING), WHETHER OR NOT INCLUDED IN ANY MANAGEMENT PRESENTATION OR IN ANY OTHER INFORMATION MADE AVAILABLE TO BUYER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED.
(b)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 4, BUYER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO ANY SELLER OR ANY AFFILIATES OR REPRESENTATIVES THEREOF. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 4, NEITHER BUYER NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES TO ANY SELLER, ANY AFFILIATE THEREOF OR ANY OTHER PERSON REGARDING BUYER OR ANY OF ITS AFFILIATES, INCLUDING ITS BUSINESS, AFFAIRS, ASSETS, LIABILITIES, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.
(c)    NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.17 SHALL (X) IMPAIR OR AFFECT IN ANY WAY A PARTY’S ABILITY TO RELY ON THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (AS THEY MAY BE MODIFIED BY THE DISCLOSURE SCHEDULES) OR (Y) SERVE TO LIMIT OR REDUCE IN ANY MANNER (I) THE SCOPE OF ANY OF THE EXPRESS REPRESENTATIONS AND WARRANTIES OF ANY PARTY HEREUNDER MADE IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR (II) FRAUD (AS DEFINED IN THIS AGREEMENT).
SECTION 11.18    Guarantee.
(a)    Guarantor hereby absolutely, unconditionally and irrevocably guarantees Buyer’s obligations, liabilities and performance under this Agreement and/or the other Transaction Documents whether now existing or arising after the Closing (the “Guaranteed Obligations”) in the event that Buyer does not satisfy any of the Guaranteed Obligations. This guarantee is valid and in full force and effect and constitutes the valid and binding obligation of Guarantor, enforceable in accordance with its terms. This guarantee is an irrevocable guarantee of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement and/or the other Transaction Documents (except to the extent such extension or modification affects Buyer’s obligations hereunder and then only to such extent) or any assumption without the consent of Seller Parent of any such Guaranteed Obligation by any other party. The obligations of Guarantor hereunder shall not be affected by or contingent upon (i) the liquidation or dissolution of, or the merger or consolidation of Buyer with or into any Person or any sale or transfer by Buyer of all or any part of its property or assets,

(ii) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Buyer, (iii) any modification, alteration, amendment or addition of or to this Agreement and/or the other Transaction Documents (except to the extent such modification, alteration amendment or addition affects Buyer’s obligations hereunder and then only to such extent), (iv) any disability or any other defense of Buyer, Guarantor or any other Person (with or without notice) which might otherwise constitute a legal or equitable discharge of a surety or guarantor in its capacity as a guarantor hereunder, (v) the accuracy of any of the representations and warranties of Buyer under this Agreement and/or any of the Transaction Documents, (vi) any neglect, delay, omission, failure or refusal of Buyer to take or prosecute any Action in connection with this Agreement and/or the other Transaction Documents, or (vii) any other circumstance relating to the Guarantor’s obligations hereunder that might otherwise constitute a legal or equitable discharge of or defense to the Guarantor not available to Buyer. In connection with the foregoing, Guarantor waives all defenses and discharges it may have or otherwise be entitled to as a guarantor or surety and further waives presentment for payment or performance, notice of nonpayment or nonperformance, demand, diligence or protest. Guarantor shall remain liable on the Guaranteed Obligations until the performance or payment, as the case may be, of the Guaranteed Obligations in accordance with the terms thereof. Guarantor’s guarantee and responsibility shall not be discharged, released, diminished, or impaired in whole or in part by any setoff, counterclaim, defense, act or occurrence which Guarantor may have against Buyer as a result of or arising out of the Agreement or other Transaction Documents or any other transaction. Guarantor hereby agrees to be bound by this Agreement for the purposes set forth herein. The obligations of Guarantor hereunder are independent of the Guaranteed Obligations, and a separate Action may be brought and prosecuted against Guarantor regardless of whether any Action is brought against Buyer or whether Buyer is joined in any such Action.
(b)    Guarantor hereby presents and warrants to each Seller as of the date hereof and as of the Closing as follows: (i) Guarantor has all power and authority to execute, deliver and perform its obligations created by this guarantee; (ii) this Agreement has been duly and validly executed and delivered by Guarantor and constitutes a valid and legally binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms; (iii) all consents, approvals, authorizations of, or filings with, any Governmental Authority necessary for the due execution, deliverance and performance by Guarantor of this Agreement have been obtained or made; (iv) the execution, delivery and performance by Guarantor of this Agreement does not and will not violate any applicable Law or any material contractual restriction binding on Guarantor or its assets; (v) Guarantor has funds sufficient to satisfy all of its obligations hereunder; (vi) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has requisite power and authority to own, lease and operate its properties and conduct its business as currently conducted, except in the case of good standing, where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Guarantor’s ability to satisfy all of its obligations hereunder; (vii) no broker, finder, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Guarantor; and (viii) Guarantor has received, or will receive, direct or indirect benefit from the making of this guarantee.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLER PARENT DEL MONTE FOODS HOLDINGS LIMITED By: /s/ Greg Longstreet Name: Greg Longstreet Title: President

OTHER SELLERS

DEL MONTE FOODS HOLDINGS II, INC. By: /s/ Greg Longstreet Name: Greg Longstreet Title: Executive Vice President

DEL MONTE FOODS HOLDINGS, INC. By: /s/ Greg Longstreet Name: Greg Longstreet Title: Executive Vice President

DEL MONTE FOODS, INC. By: /s/ Greg Longstreet Name: Greg Longstreet Title: President and Chief Executive Officer

DM INTERMEDIATE CORPORATION By: /s/ Greg Longstreet Name: Greg Longstreet Title: President and Chief Executive Officer

DM INTERMEDIATE II CORPORATION By: /s/ Greg Longstreet Name: Greg Longstreet Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

DEL MONTE FOODS CORPORATION II INC. By: /s/ Greg Longstreet Name: Greg Longstreet Title: President and Chief Executive Officer

HI CONTINENTAL CORPORATION By: /s/ Greg Longstreet Name: Greg Longstreet Title: President and Chief Executive Officer

S&W FINE FOODS, INC. By: /s/ Greg Longstreet Name: Greg Longstreet Title: President and Chief Executive Officer

CONTADINA FOODS, INC. By: /s/ Greg Longstreet Name: Greg Longstreet Title: President and Chief Executive Officer

COLLEGE INN FOODS By: /s/ Greg Longstreet Name: Greg Longstreet Title: President and Chief Executive Officer

GREEN THUMB FOODS By: /s/ Greg Longstreet Name: Greg Longstreet Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

KITCHEN BASICS, INC. By: /s/ Greg Longstreet Name: Greg Longstreet Title: President

SAGER CREEK FOODS, INC. By: /s/ Greg Longstreet Name: Greg Longstreet Title: President and Chief Executive Officer

JOYBA, INC. By: /s/ Greg Longstreet Name: Greg Longstreet Title: President

DEL MONTE MEXICO HOLDINGS LLC By: /s/ Greg Longstreet Name: Greg Longstreet Title: President

DEL MONTE VENTURES, LLC By: /s/ Greg Longstreet Name: Greg Longstreet Title: President and Chief Executive Officer

DEL MONTE CHILLED FRUIT SNACKS, LLC By: /s/ Greg Longstreet Name: Greg Longstreet Title: Authorized Signatory
[Signature Page to Asset Purchase Agreement]

BUYER DEL MONTE FRESH PRODUCE COMPANY By: /s/ Mohamad Abbas Name: Mohamad Abbas Title: EVP Chief Operating Officer

GUARANTOR FRESH DEL MONTE PRODUCE INC. By: /s/ Mohamad Abbas Name: Mohamad Abbas Title: EVP Chief Operating Officer

[Signature Page to Asset Purchase Agreement]